UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
Endo International plc
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies

	(2)	Aggregate number of securities to which transaction applies

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

	(4)	Proposed maximum aggregate value of transaction

	(5)	Total fee paid

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid

	(2)	Form, Schedule or Registration Statement No.

	(3)	Filing Party

	(4)	Date Filed

2021	Notice of the 2021 Annual General Meeting of Shareholders and Proxy Statement

June 10, 2021 at 8:00 a.m., Irish time

Endo International plc

First Floor ● Minerva House ● Simmonscourt Road ● Ballsbridge ● Dublin 4 ● Ireland

endo.com

www.endo.com

Our Vision

Helping everyone we serve live their best life

Our Mission

Our Strategic Priorities

Expand & Enhance Our Portfolio

Reinvent How We Work

Be a Force For Good

We are committed to the adoption of more sustainable practices that positively impact our stakeholders, including the promotion of diversity & inclusion in all we do

Our Values

Collaboration

Drive

Empathy

Innovation

Integrity & Quality

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

Dear Fellow Shareholders,

It is our pleasure to announce the Endo International plc (Endo) 2021 Annual General Meeting of Shareholders. The attached Notice of the Annual General Meeting and Proxy Statement serve as your guide to the business to be conducted and provide additional details regarding the meeting.

2020 was a remarkable year for all of us. Despite the challenges associated with the COVID-19 pandemic, 2020 was a year of progress for Endo. We delivered solid financial performance, led by our Sterile Injectables segment and increased VASOSTRICT® utilization, executed a smooth CEO succession and embarked on the next phase of our transformation journey. As an initial step, we introduced a meaningful new vision—to help everyone we serve live their best life. Our vision is simple in words yet highly aspirational in ambition and powerful in meaning. At its core, this vision guides our team to deliver on our new mission of developing and delivering life-enhancing products through focused execution.

In addition to our new vision and mission, we established three strategic priorities to help define our evolution as a company. Our first strategic priority is “Expand & Enhance Our Portfolio,” which reflects our focus on investing to build a more differentiated and durable product portfolio. Our second priority is “Reinvent How We Work,” which represents our commitment to transform our business by accelerating new ways of working to promote innovation and improve productivity. “Be a Force for Good” is our third priority and it expresses our commitment to transform our culture and adopt more sustainable practices to positively impact our stakeholders, including through the promotion of diversity, equity, and inclusion. These three strategic priorities guide our actions as a company and we are proud of what we achieved in 2020.

Expand & Enhance Our Portfolio

As part of our commitment to expanding and enhancing our product portfolio, we are making strategic investments designed to create long-term value. In 2020, we developed and implemented a comprehensive plan aimed at maximizing the long-term value of XIAFLEX® through incremental investment for our on-market indications and potential new indications. We have a strong belief in the ability of XIAFLEX® to satisfy the unmet need that exists for nonsurgical options to treat Peyronie’s disease and Dupuytren’s contracture and we are investing to increase patient awareness, physician education and training. Additionally, we initiated development programs related to potential new XIAFLEX® indications for the treatment of plantar fibromatosis and adhesive capsulitis and funded pre-clinical work on several other potential indications.

In July, we received U.S. Food and Drug Administration (FDA) approval for Qwo® (collagenase clostridium histolyticum-aaes), the first injectable for the treatment of moderate to severe cellulite in the buttocks of adult women. During 2020, we put in place a U.S. Aesthetics commercial team and the capabilities that enabled us to launch QWO® in March 2021. We are excited to have launched QWO® and to have the opportunity to build a new medical aesthetics category with the first and only FDA-approved injectable for the treatment of cellulite. As we enter the medical aesthetics market, we are initially targeting a select set of medical aesthetics practices with our clinician training and onboarding programs. As the launch progresses, we will expand to additional practices. Through our investments to promote QWO® to medical aesthetics clinicians and consumers, we believe that QWO® will be welcomed as an innovative solution.

Given our strong belief in the long-term growth potential for both XIAFLEX® and QWO®, we acquired BioSpecifics Technologies Corp. in December 2020. This acquisition immediately enhanced the profitability of XIAFLEX® and QWO® and gave us additional opportunities for future XIAFLEX® and QWO® indications.

We also progressed the evolution of our sterile injectable product pipeline and capabilities to support the introduction of more complex products, focusing on ready-to-use and other more differentiated opportunities. In 2020, we launched 11 products across our Sterile Injectables and Generic Pharmaceuticals segments and plan to launch approximately 10 products across those segments in 2021.

Reinvent How We Work

In early 2020, guided by our commitments to the safety of our team members and our communities, as well as our commitment to continue reliably supplying critical medicines, Endo implemented a comprehensive response to COVID-19. For the safety of our team members, we implemented alternative working practices, including work from home requirements for appropriate team members and enhanced safety measures at our manufacturing facilities. We also transitioned our sales force to a virtual engagement model to continue supporting healthcare professionals, patient care and access to medicines. With the burden of COVID-19 on hospitals, the continued supply of our critical medicines was essential. To meet the demand for those products, we prioritized certain operations and we are proud that all of our manufacturing sites and related distribution channels remained operational throughout the year.

We believe many of our new ways of working will lead to permanent changes and will result in Endo being a more flexible, efficient and effective company. Despite the challenges presented by COVID-19, we also delivered on our key multi-year invest-

ment initiatives, including the completion of our migration to a single global Enterprise Resource Planning system and continued progress on our manufacturing site in Indore, India.

In early November, we announced a set of business transformation initiatives designed to enhance our organizational effectiveness, increase the efficiency and competitiveness of our Generic Pharmaceuticals segment and generate significant cost savings that will be reinvested into our core areas of growth. This was a necessary but very difficult decision because it impacts many of our Endo team members. We deeply appreciate all that our impacted team members have done for our company and continue to do through this period of transition.

These actions are designed to advance our business in 2021 and beyond.

Be a Force for Good

In order to fulfill our vision and mission, we must adopt more sustainable business practices to address the needs of the many stakeholders counting on us each day, including our customers, patients, team members, shareholders and the broader communities in which we live and work. As we saw racial and other societal issues come to the forefront of our news and collective consciousness, we committed to enhancing our workplace, embracing our team members’ distinct perspectives and working to embed diversity, equity and inclusion (DE&I) into how we run our business.

As part of our commitment to “Be a Force for Good,” we issued Endo’s inaugural Environmental, Social and Governance (ESG) report in 2020. Our ESG report summarized our efforts across four areas: Our Business Practices, Our Team, Our Customers and Our World, using metrics from the Sustainability Accounting Standards Board (SASB). We are pleased with the progress we are making in all areas of our ESG strategy, particularly with respect to embedding DE&I into the way we work. We hired a Global Head of DE&I, established a Leadership Council and improved the diversity of our Board and senior leadership. While we still have a great deal more to accomplish, these initial steps placed us on a path toward a more sustainable business that can deliver on its purpose to help everyone live their best life well into the future. Additionally, in recognition of the growing importance of developing and maintaining a robust ESG strategy, the Board formalized its oversight of the Company’s overall ESG program through the Nominating, Governance & Corporate Responsibility Committee, with the Compliance Committee, the Compensation & Human Capital Committee and the Audit & Finance Committee each having responsibility for individual aspects of ESG.

Lastly, part of being a force for good also means doing our part in times of need by offering what we can in terms of our resources and capabilities. The partnership we established in 2020 with Novavax to help bring their COVID-19 vaccine forward to support the fight against the pandemic exemplifies our commitment to live up to this responsibility.

Board Oversight, Refreshment & Succession

Our Board is committed to having the right mix of perspectives, skills and expertise to address the Company’s current and anticipated opportunities and challenges. Our Board members have drawn on their leadership experiences and areas of expertise to regularly engage with management, providing guidance on corporate strategy and implementation in areas such as product development, capital allocation, operating results, litigation and human capital management. Additionally, given Endo’s ongoing transformation, the Board added two directors since last year’s Annual General Meeting and implemented a board succession process.

We are pleased to welcome M. Christine Smith, Ph.D. and Jennifer Chao to the Board. Dr. Smith, Senior Managing Director at Accenture, has a life sciences industry background as well as significant human capital, strategy development, leadership and data and analytics expertise. Ms. Chao is the founder of CoreStrategies Management, LLC and brings financial expertise and knowledge of the biotech and life sciences industries.

Paul Campanelli, who has served as Chairman of the Board since 2019, and who previously served as President and Chief Executive Officer from 2016 to 2020, has made the decision to retire from the Board upon the expiration of his current term at the 2021 Annual General Meeting. At the Annual General Meeting, Mark Barberio will become Chairman of the Board. Additionally, Roger Kimmel, who has served as Senior Independent Director since 2019 and served as Chairman of the Board from 2014 to 2019, has also made the decision to retire from the Board upon the expiration of his current term. On behalf of the Board, we would like to thank Paul and Roger for their long-term leadership and dedication to Endo.

Final Reflections

While 2020 tested us personally and professionally, Endo persevered, delivered solid financial performance and, importantly, continued to advance on our transformation journey. We want to thank Endo’s more than 3,300 global team members for the dedication they demonstrate every day to our patients and customers, our communities and each other. It is because of their strong and unwavering commitment to serve others that we continue to drive forward and transform Endo.

And finally, we want to express our appreciation for your commitment to, and investment in, Endo. As fellow shareholders, we believe we have significant opportunities to create sustainable value over the long-term, and we are personally excited about the future of Endo. Thank you for putting your trust in us.

Blaise Coleman President and Chief Executive Officer and Director	Mark G. Barberio Chairman of the Board-Elect

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

TO BE HELD ON JUNE 10, 2021

8:00 a.m., Irish time

First Floor, Minerva House,

Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Notice is hereby given that the 2021 Annual General Meeting of Shareholders (the Annual Meeting) of Endo International plc, an Irish public limited company, will be held on June 10, 2021 at 8:00 a.m., Irish time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Unless otherwise indicated or required by the context, references throughout this Proxy Statement to “Endo,” the “Company,” “we,” “our” or “us” refer to Endo International plc and its subsidiaries.

The purposes of the meeting are:

(1)	To elect, by separate resolutions, eight members to our Board of Directors to serve until the next Annual General Meeting of Shareholders;

(2)	To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay);

(3)	To renew the Board’s existing authority to issue shares under Irish law;

(4)	To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law;

(5)

To approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021 and to authorize the Board of Directors, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration; and

(6)	To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals 1, 2, 3 and 5 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the Annual Meeting. Proposal 4 is a special resolution requiring the approval of not less than 75% of the votes cast at the Annual Meeting. All proposals are more fully described in this Proxy Statement.

The Company’s Irish statutory financial statements for the fiscal year ended December 31, 2020, including the reports of the directors and auditors thereon, will be presented and considered at the Annual Meeting. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual Meeting. The Annual Meeting will also include a review of the Company’s affairs.

Only shareholders of record at the close of business on April 12, 2021 (the record date) are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

This year, we have elected to continue to furnish proxy materials to our shareholders electronically so that we can provide our shareholders with the information they need while saving on printing and delivery costs and reducing the environmental impact of our annual meetings.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by promptly completing and returning your proxy by internet, by mail or by telephone so that, whether or not you intend to vote in person by ballot at the Annual Meeting, your shares can be voted. Returning your proxy will not limit your rights to attend or vote at the Annual Meeting.

If you are a shareholder who is entitled to attend the Annual Meeting and vote, then you are entitled to appoint a proxy or proxies to attend and vote on your behalf. A proxy is not required to be a shareholder in the Company. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please specify the name(s) and address(es) of such person(s) in the proxy card.

Special Precautions Due to COVID-19 Concerns:

In light of public health concerns related to COVID-19, the Company would like to emphasize that we consider the health of our shareholders, employees and other attendees a top priority. We are monitoring guidance issued by the Irish Health Service Executive (HSE), the Irish government, the U.S. Centers for Disease Control and Prevention and the World Health Organization, and we have implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19.

Based on the latest available public health guidance, we expect that the Annual Meeting will proceed under very constrained circumstances given current restrictions on public gatherings.

Shareholders’ input at the Annual Meeting is valued. Shareholders are strongly encouraged, however, to vote their shares by proxy as the preferred means of fully and safely exercising their rights. Personal attendance at the Annual Meeting may present a health risk to shareholders and others. Shareholders who are experiencing any COVID-19 symptoms or anyone who has been in contact with any person experiencing any COVID-19 symptoms should not attend the Annual Meeting in person.

The Company may take additional procedures or impose additional restrictions on attending the Annual Meeting in person, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.

In the event that a change of venue becomes necessary due to public health recommendations regarding the containment of COVID-19, which may include the closure of or restrictions on access to the meeting venue, we will promptly communicate this to shareholders by an announcement in a press release posted on the investor relations page of https://investor.endo.com/ and in a filing with the U.S. Securities and Exchange Commission. We advise shareholders to monitor the page regularly, as circumstances may change on short notice. We recommend that shareholders keep up-to-date with the latest public health guidance regarding travel, self-isolation and health and safety precautions.

By Order of the Board of Directors,

Matthew J. Maletta

Executive Vice President,

Chief Legal Officer and

Company Secretary

Dublin, Ireland

April 29, 2021

Endo International plc

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number—534814

Directors: Paul Victor Campanelli (USA), Mark Gilbert Barberio (USA), Jennifer M. Chao (USA), Blaise Coleman (USA),

Shane Martin Cooke (Ireland), Nancy June Hutson (USA), Michael Hyatt (USA), Roger Hartley Kimmel (USA),

William Patrick Montague (USA), Mary Christine Smith (USA).

Proxy Statement for 2021 Annual General Meeting of Shareholders

Proxy Statement for 2021 Annual General Meeting of Shareholders

General Information

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo International plc (the Board), an Irish public limited company, of proxies to be voted at the Annual Meeting to be held on June 10, 2021, beginning at 8:00 a.m., Irish time. The Annual Meeting will be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are furnishing the Proxy Statement for Annual Meeting, 2020 Annual Report on Form 10-K and 2020 Irish Statutory Financial Statements (collectively, the proxy materials) by providing access to these materials electronically on the internet. As such, we are not mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. We will provide printed copies upon request at no charge.

We are mailing a Notice of Meeting and Internet Availability of Proxy Materials (Notice of Internet Availability) to our shareholders on or about April 29, 2021 and expect to provide access to the 2020 Irish Statutory Financial Statements on or about May 7, 2021. The Notice of Internet Availability is being mailed in lieu of the printed proxy materials and contains instructions for our shareholders on how they may: (i) access and review our proxy materials on the internet; (ii) submit their proxy; and (iii) request printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing proxy materials electronically enables us to save on printing and delivery costs and reduces the environmental impact of our annual meetings. A request made to receive proxy materials in printed form will remain in effect until such time as the shareholder elects to terminate it.

Unless otherwise indicated or required by the context, references in this proxy statement to “Endo,” the “Company,” “we,” “our” or “us” refer to Endo International plc and its subsidiaries.

Annual General Meeting Admission

Shareholders must present a form of personal identification in order to be admitted to the Annual Meeting. For information about the location of the Annual Meeting, visit www.endo.com/about-us/locations.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

In light of public health concerns related to COVID-19 and protocols recommended or required by governmental authorities, the Company may impose additional restrictions on your ability to attend the Annual Meeting in person, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.

Shareholders Entitled to Vote

Holders of ordinary shares at the close of business on April 12, 2021 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 233,305,326 issued and outstanding ordinary shares of Endo entitled to vote.

Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy indicates the number of votes you have.

How to Vote if You Are a Shareholder of Record

Your vote is important. Shareholders of record may vote by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot as described below.

The Company encourages shareholders to vote by internet, by mail or by telephone, rather than attend the Annual Meeting in person in light of the public health concerns related to COVID-19. Please refer to “Special Precautions Due to COVID-19 Concerns” in the Notice of Annual General Meeting of Shareholders above for more information.

How to Vote

If you are a shareholder of record, you may vote by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot. If you receive a paper copy of the proxy materials, which will include a proxy card, you may vote by mail by simply completing your proxy card, dating and signing it and returning it in the postage-paid envelope provided.

For additional instructions on how shareholders of record may vote using any of the methods set forth above, please visit www.proxyvote.com, enter the control number found on the Notice of Internet Availability (or, if you request to receive a paper copy of the proxy materials, the proxy card) and follow the steps outlined on the secure website.

Deadline for Voting by Internet, by Mail or by Telephone

Internet and telephone votes must be received by 11:59 PM U.S. Eastern Time on June 9, 2021. If you are a shareholder of record and choose to vote by mail, your properly completed proxy card should be received by 8:00 a.m., Irish time on June 8, 2021.

Additional Information on Voting at the Annual Meeting

Voting by internet, by mail or by telephone will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted in accordance with your instructions at the Annual Meeting. If you execute your proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted as described below under the section entitled “General Information on Voting and Required Vote.”

Additional Information for Beneficial Owners of Shares Held Through a Bank or Brokerage Firm

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

Electronic Access to Investor Information

Endo’s Proxy Statement and other investor information are available on the Company’s website at www.endo.com, under “Investors/Media.” You can also access the Investor page of our website by scanning the QR code to the right with your smartphone.

General Information on Voting and Required Vote

You are entitled to cast one vote for each ordinary share of Endo you own on the record date. Provided that a quorum is present, a majority of the votes cast at the Annual Meeting will be required in order for:

▪	each of the nominees to be elected as a director;
▪	the compensation of the named executive officers to be approved, on a non-binding advisory basis;
▪	the Board’s existing authority to issue shares to be renewed; and
▪

the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2021 to be approved and the Board, acting through the Audit & Finance Committee, to be authorized to determine the independent registered public accounting firm’s remuneration.

In addition, renewal of the Board’s existing authority to opt-out of statutory pre-emption rights will require the approval of not less than 75% of the votes cast at the Annual Meeting.

The presence of the holders of a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum. Abstentions will not be considered votes cast at the Annual Meeting. The practical effect of this is that abstentions are not voted in respect of these proposals. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have the discretionary authority to vote the shares) will be considered present for the Annual Meeting for purposes of determining a quorum and will not have any effect on the outcome of voting on the proposals.

All ordinary shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you execute the proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted as follows:

(1)	FOR each of the nominees for election as director;
(2)	FOR the approval, on an advisory basis, of the compensation to be paid to the named executive officers;
(3)	FOR the renewal of the Board’s existing authority to issue shares;
(4)	FOR the renewal of the Board’s existing authority to opt-out of statutory pre-emption rights; and
(5)

FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 and the authorization of the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date the Company began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

How You Can Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

▪	sending written notice of revocation to the Company Secretary;
▪	timely delivering a valid, later-dated proxy; or
▪

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

List of Shareholders

Subject to any restrictions that the Company may be required to implement as a result of public health concerns related to COVID-19, the names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., Irish time, at our registered office at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Cost of Proxy Solicitation

The Company will pay any costs incurred associated with preparing, printing and mailing this Proxy Statement and soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained D.F. King & Co., Inc. to assist in soliciting proxies. We will pay D.F. King & Co., Inc. a base fee of approximately $15,000 plus reasonable out-of-pocket expenses for these services.

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2020, including the reports of the directors and auditors thereon, will be presented and considered at the Annual Meeting. There is no requirement under Irish law that such financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s 2020 Irish Statutory Financial Statements are expected to become available on or about May 7, 2021 at www.proxyvote.com.

Proposal 1: Election of Directors

The Board of Directors

As set forth in the Company’s Memorandum and Articles of Association (the Articles of Association) and unless otherwise determined by the Company by ordinary resolution, the number of directors of the Company shall be not less than five nor more than twelve, the exact number of which shall be fixed from time to time by resolution of the Board. The number of directors on the Board is currently fixed at ten and the number of nominees to be elected at the Annual Meeting is eight. Endo’s current directors are Paul V. Campanelli, Mark G. Barberio, Jennifer M. Chao, Blaise Coleman, Shane M. Cooke, Nancy J. Hutson, Ph.D., Michael Hyatt, Roger H. Kimmel, William P. Montague and M. Christine Smith, Ph.D. Messrs. Campanelli and Kimmel are retiring from the Board and will not stand for re-election at the Annual Meeting. Neither of Messrs. Campanelli nor Kimmel have any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Directors may be elected by shareholders or, in the case of a vacancy on the Board or a newly created directorship resulting from any increase in the authorized number of directors, may be appointed by a majority of the directors then in office, subject to certain limitations. Directors generally serve until the following Annual General Meeting of Shareholders (at which time they shall retire from office unless re-elected by ordinary resolution) or until death, resignation or removal, if earlier. All of the current directors were elected at the last Annual General Meeting of Shareholders except for Ms. Chao and Dr. Smith, who were appointed to the Board effective February 17, 2021 and July 29, 2020, respectively.

Non-employee directors generally receive compensation for their services as determined by the Board, as further described in the section entitled “Compensation of Non-Employee Directors.” However, Mr. Campanelli, who is currently a non-management director of the Company, received compensation in 2020 pursuant to a Letter Agreement entered into and approved by the Compensation & Human Capital Committee in December 2019, and was not eligible to receive non-employee board compensation and/or fees for services as a board member, or for serving as Chairman of the Board, until after his retirement as an employee of the Company on December 31, 2020.

Under the terms of the Articles of Association, directors need not be shareholders of the Company or residents of Ireland. However, pursuant to the Common Stock Ownership Guidelines (the Ownership Guidelines) approved by the Board, each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least three times his or her current annual cash retainer to be generally achieved within five years of joining the Board, as further described in the section below entitled “Common Stock Ownership Guidelines.”

The Board annually determines the independence of directors based on a review by the Board and the Nominating, Governance & Corporate Responsibility Committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the listing standards of the Nasdaq Stock Market (Nasdaq). These standards are available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance.”

All members of the Audit & Finance, Compensation & Human Capital and Nominating, Governance & Corporate Responsibility Committees must meet applicable Nasdaq independence requirements.

The Board has affirmatively determined that, except for Messrs. Campanelli and Coleman, all of its current members and all of the nominees listed below are independent under the Nasdaq listing rules. Mr. Campanelli is not independent due to his former role as Chief Executive Officer and President of the Company and Mr. Coleman is not independent due to his current role as President and Chief Executive Officer of the Company.

In determining director independence, the Board considered relationships between Endo and companies affiliated with directors. In determining Mr. Cooke’s independence, the Board considered his relationship with Alkermes plc (Alkermes), which has a 2002 license agreement with one of the Company’s subsidiaries with respect to Megace ES® in the ordinary course of their respective businesses. Mr. Cooke was President of Alkermes until March 2018, when he was appointed to the board of directors of Alkermes. The total amount of royalty and related payments made by the Company to Alkermes in 2020 was approximately $0.1 million. The Board also considered Mr. Cooke’s relationship with UDG Healthcare plc (UDG), where he has served as a director since February 2019. The Company’s subsidiaries and UDG are parties to agreements, entered into in the ordinary course of their respective businesses, whereby UDG provides certain services to the Company relating primarily to the packaging, by UDG’s Sharp division, of certain of the Company’s pharmaceutical products. The total amount of payments made to UDG by the Company in 2020 was approximately $9.9 million. The Board has determined that these relationships are not material and do not impair Mr. Cooke’s independence. In determining Mr. Barberio’s independence, the Board considered his role as Chairman of Life Storage, Inc. During 2020, the Company paid approximately $12,547 to Life Storage, Inc. in the ordinary course of business. The Board has determined that this relationship is not material and does not impair Mr. Barberio’s independence.

On an annual basis and upon the nomination of any new director, the Nominating, Governance & Corporate Responsibility Committee and the Board review directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The Nominating, Governance & Corporate Responsibility Committee has determined that, except for Messrs. Campanelli and Coleman, all of the directors currently serving are independent and that the members of the Audit & Finance, Compensation & Human Capital and Nominating, Governance & Corporate Responsibility Committees also meet the applicable independence tests of the Nasdaq listing rules. Specifically, the Nominating, Governance & Corporate Responsibility Committee and the Board have determined that, during the last three years, none of the current directors, except for Messrs. Campanelli and Coleman, has had any material relationship with the Company that would compromise their independence. The Nominating, Governance & Corporate Responsibility Committee recommended this determination to the Board and explained the basis for its recommendation, and this determination was adopted by the full Board.

As of the date of this Proxy Statement, the Company is not aware of any material legal proceedings to which any director or executive officer of the Company, or any associate thereof, is a party that are adverse to the Company or any of its subsidiaries.

Nominees

There are eight nominees for election as directors of the Company to serve until the 2022 Annual General Meeting of Shareholders (or until death, resignation or removal, if earlier). All of the nominees are currently serving as directors of the Company. All of the nominees were elected at the last Annual General Meeting of Shareholders except for Ms. Chao and Dr. Smith, who were appointed to the Board effective February 17, 2021 and July 29, 2020, respectively.

The members of our Board represent a wide range of experience and perspectives important to enhancing the Board’s effectiveness in fulfilling its oversight role. Below we highlight the composition of our director nominees.

Diversity	Independence

Tenure	Age

The proposed nominees for election as directors have confirmed that they are each willing to serve as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee may be designated by the present Board to fill the vacancy.

The Board believes that each of the Company’s directors is qualified to serve as a member of the Board and each contributes to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Nominating, Governance & Corporate Responsibility Committee seeks candidates with certain qualities that it believes are important, including experience, skills, expertise, personal and professional integrity, character, business judg-

Set forth below are summaries of the background, business experience and principal occupation of each of the Company’s current director nominees:

ment, time availability in light of other commitments, dedication, independence, those criteria and qualifications described in each director’s biography below and such other relevant factors that the Nominating, Governance & Corporate Responsibility Committee considers appropriate in the context of the needs of the Board. Based on its belief that it is important for nominees for the Board to represent diverse viewpoints and backgrounds, the Nominating, Governance & Corporate Responsibility Committee also considers diversity such as race, ethnicity and gender when selecting candidates. Our current directors are highly experienced and have diverse backgrounds and skills as well as extensive track records of success in what we believe are highly relevant positions, including experience and knowledge overseeing and counseling management on, among other things, complex product liability litigation and regulatory compliance matters. The Board believes that each director’s service as chair, vice chair, chief executive officer, chief financial officer and/or senior executive of significant companies has provided each director with skills that are important to serving on our Board.

MARK G. BARBERIO, 58, was appointed to the Board of Directors in February 2020 and is a member of Endo’s Audit & Finance Committee and Nominating, Governance & Corporate Responsibility Committee. At the Annual Meeting, Mr. Barberio will begin serving as independent, non-executive Chairman and will also become a member of the Compensation & Human Capital Committee and the Compliance Committee. Mr. Barberio has been a Principal of Markapital, LLC since 2013. Prior to then, Mr. Barberio held numerous leadership roles at Mark IV, LLC (now Dayco, LLC), most recently having served as a director from 2011 to 2013, Co-Chief Executive Officer from 2009 to 2013 and Chief Financial Officer from 2004 to 2013. Mr. Barberio currently serves as a director of Gibraltar Industries, Inc. since June 2018 and Life Storage, Inc. since January 2015, where he has been Non-Executive Chairman since May 2018. Previously, Mr. Barberio served as a director of Paragon Offshore Limited from July 2017 to April 2018 and Exide Technologies from April 2015 to October 2020. He is also a member of the Rochester Institute of Technology Board of Trustees, 100 Club of Buffalo—serving the needs of first responders, Buffalo Angels LLC, WNY Venture Association and Rochester Angel Network and is a member of the National Association of Corporate Directors. He earned an M.B.A. from State University of New York at Buffalo and a B.S. in Business-Accounting from Rochester Institute of Technology. Mr. Barberio’s qualifications to serve on the Board of Endo include, among others, his significant knowledge in strategy development, finance, operational oversight, real estate, capital markets and investor relations stemming from his extensive executive- and board-level experience as chief executive officer, chief financial officer and chairman of the board.

JENNIFER M. CHAO, 51, was appointed to the Board of Directors in February 2021 and is a member of Endo’s Audit & Finance Committee and Compliance Committee. Prior to joining Endo, Ms. Chao served as Chairman of the Board of BioSpecifics Technologies Corp. (BioSpecifics) from October 2019 until its acquisition by Endo in December 2020, and also served as Chair of BioSpecifics’ Compensation Committee and as a member of the Audit Committee, Strategy Committee, Intellectual Property Committee and Nominating and Corporate Governance Committee from 2015 to 2020. Ms. Chao is the founder of CoreStrategies Management, LLC, a strategic consulting firm providing transformational corporate and financial strategies to biotech/life science companies for maximizing core valuation. From 2004 to 2008, Ms. Chao was a Managing Director and Senior Lead Biotechnology Securities Analyst at Deutsche Bank, covering large- and small- to mid-cap biotechnology companies. Prior to this, Ms. Chao was a Managing Director and Senior Lead Biotechnology Analyst at RBC Capital Markets and a Senior Analyst in Biotechnology at Leerink Swann & Co. Ms. Chao was a research fellow at Massachusetts General Hospital/Harvard Medical School as a recipient of the BioMedical Research Career Award and received her B.A. in Politics and Greek Classics from New York University. Ms. Chao’s qualifications to serve on the Board of Endo include, among others, her knowledge of the biotech and life sciences industries, significant board-level experience at a publicly traded company and financial expertise and experience.

BLAISE COLEMAN, 47, was appointed President, Chief Executive Officer and a member of the Board of Directors, effective March 2020. He previously served as Executive Vice President and Chief Financial Officer since December 2016. He joined Endo in January 2015 as Vice President of Corporate Financial Planning & Analysis, and was then promoted to Senior Vice President, Global Finance Operations in November 2015. Prior to joining Endo, Mr. Coleman held a number of finance leadership roles with AstraZeneca, most recently as the Chief Financial Officer of the AstraZeneca/Bristol-Myers Squibb US Diabetes Alliance. Prior to that, he was the Head of Finance for the AstraZeneca Global Medicines Development organization based in Mölndal, Sweden. Mr. Coleman joined AstraZeneca in 2007 as Senior Director Commercial Finance for the US Cardiovascular Business. He joined AstraZeneca from Centocor, a wholly-owned subsidiary of Johnson & Johnson, where he held positions in both the Licenses & Acquisitions and Commercial Finance organizations. Mr. Coleman’s move to Centocor in early 2003 followed 7 years’ experience with the global public accounting firm, PricewaterhouseCoopers LLP. Mr. Coleman is a Certified Public Accountant; he holds a Bachelor of Science degree in accounting from Widener University and an M.B.A. from the Fuqua School of Business at Duke University. Mr. Coleman’s qualifications to serve on the Board of Endo include, among others, his executive leadership experience at pharmaceutical companies, extensive background in finance, business and strategic planning and in-depth knowledge of the Company, its businesses and management.

SHANE M. COOKE, 58, has been a member of the Board of Directors since July 2014 and is Chair of Endo’s Audit & Finance Committee and is a member of Endo’s Compliance Committee. In March 2018, Mr. Cooke retired from Alkermes plc (Alkermes), most recently having served as its President since 2011, when Elan Drug Technologies (EDT) merged with Alkermes. Mr. Cooke was appointed to the board of directors of Alkermes in March 2018. From 2007 until 2011, he was head of EDT and Executive Vice President of Elan and concurrently served as Chief Financial Officer of Elan Corporation from 2001 to 2011. Mr. Cooke was appointed director of Elan in 2005. Prior to joining Elan, he was Chief Executive and a founder of Pembroke Capital Limited. Mr. Cooke also previously held a number of senior positions in finance in the banking and aviation industries. He currently serves on the boards of directors of Alkermes, Prothena Corporation plc and is Chairman of UDG Healthcare plc, which operates through its two divisions: Ashfield and Sharp. Mr. Cooke is a chartered accountant and a graduate of University College Dublin, Ireland. Mr. Cooke’s qualifications to serve on the Board of Endo include, among others, his extensive knowledge of the pharmaceutical industry, significant executive- and board-level experience at a publicly traded company and financial expertise and experience, including service as a chief financial officer of a public company.

NANCY J. HUTSON, Ph.D., 71, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chair of Endo’s Compliance Committee and a member of Endo’s Nominating, Governance & Corporate Responsibility Committee. Dr. Hutson retired from Pfizer, Inc. (Pfizer) in 2006 after spending 25 years in various research and leadership positions, most recently serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer’s pharmaceutical R&D site, known as Groton/New London Laboratories. At Pfizer, she led 4,500 colleagues (primarily scientists) and managed a budget in excess of $1 billion. She is currently a director of BioCryst Pharmaceuticals, Inc., Clearside Biomedical, Inc. and PhaseBio Pharmaceuticals, Inc. Dr. Huston previously served as Director of Cubist Pharmaceuticals until 2015 and Inspire Pharmaceuticals, Inc. until 2011. From 2009 until February 2014, Dr. Hutson was a director of Endo Health Solutions Inc. Dr. Hutson owns and operates Standing Stones Farm in Ledyard, CT. Dr. Hutson holds a Bachelor of Arts degree from Illinois Wesleyan University and a Ph.D. degree from Vanderbilt University. Dr. Hutson’s qualifications to serve on the Board of Endo include, among others, her in-depth knowledge and understanding of the complex research, drug development and business issues facing pharmaceutical companies.

MICHAEL HYATT, 75, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chair of Endo’s Nominating, Governance & Corporate Responsibility Committee and a member of Endo’s Compensation & Human Capital Committee. Mr. Hyatt is currently a Senior Advisor to Irving Place Capital. Until 2008, Mr. Hyatt was a Senior Managing Director of Bear Stearns & Co., Inc. Mr. Hyatt previously served as a Director of Schiff Nutrition International until 2012. From 2000 until February 2014, Mr. Hyatt was a director of Endo Health Solutions Inc. Mr. Hyatt holds a Bachelor of Arts degree from Syracuse University and a J.D. degree, from Emory University School of Law. Mr. Hyatt’s qualifications to serve on the Board of Endo include, among others, his leadership experience in the banking industries, in-depth knowledge of the Company and experience as a board member of a publicly traded company.

WILLIAM P. MONTAGUE, 74, has been a member of the Board of Directors since the Company’s inception in February 2014 and is Chair of Endo’s Compensation & Human Capital Committee and a member of Endo’s Audit & Finance Committee. Mr. Montague served as Chief Executive Officer of Mark IV Industries, Inc. from 2004 until his retirement in 2008 and as Director from 1996 until 2008. He joined Mark IV Industries in 1972 as Treasurer/Controller, serving as Vice President of Finance from 1974 to 1986, then Executive Vice President and Chief Financial Officer from 1986 to 1996 and then as President from 1996 to 2004. Mr. Montague has also served as a director of Gibraltar Industries, Inc. since 1993, and has served as Chairman of Gibraltar’s Board of Directors since June 2015. From 2013 until 2014, Mr. Montague served as a director of Allied Motion Technologies Inc. From 2009 until February 2014, Mr. Montague was a director of Endo Health Solutions Inc. Mr. Montague is a Certified Public Accountant; he holds a Bachelor of Science degree in accounting and an M.B.A. from Wilkes University. Mr. Montague’s qualifications to serve on the Board of Endo include, among others, his significant executive and leadership experience at manufacturing companies, including service as chief executive officer and membership on the board of directors of such companies, and financial expertise and experience, including service as a company’s chief financial officer.

M. CHRISTINE SMITH, Ph.D., 56, was appointed to the Board of Directors in July 2020 and is a member of Endo’s Compensation & Human Capital Committee and Nominating, Governance & Corporate Responsibility Committee. Since November 2020, Dr. Smith has served as Senior Managing Director at Accenture. From 2017 to 2020, she served as the Global Vice President for Inclusion and Diversity at Apple. In 2017, prior to joining Apple, Dr. Smith served as interim head of human resources at Grail, a start-up cancer detection company, where she was responsible for creating the human resources function and accelerating talent acquisition and growth. From 2001 to 2017, Dr. Smith held various leadership roles within Deloitte, including Regional Managing Partner and head of the human capital and life sciences practices. Between 2010 and 2017, she was a member of Deloitte’s executive leadership team, responsible for defining and implementing the firm’s strategy and business, operations and international expansion plans for both industry sectors through a period of accelerated growth and expansion within the BRIC countries and the EMEA region. Dr. Smith holds a Bachelor of Arts from Loyola College in Baltimore, a Masters in Social Work from Rutgers University and a Doctorate from New York University. Dr. Smith’s qualifications to serve on the Endo Board of Directors include, among others, her extensive knowledge of the life sciences industry and significant strategy development, leadership, data and analytics, and mergers and acquisitions experience.

Vote Required

Each nominee for director receiving a majority of the votes cast at the Annual Meeting will be elected.

The Board of Directors recommends a vote FOR the election of each of these nominees for election as director.

Corporate Governance

Corporate Governance Highlights

Director Nominees

▪ Seven of eight director nominees are independent, including the Chairman elect.

▪ All committee members, including the Chair of each committee, are independent.

▪ Nominees are diverse in gender, ethnicity, experience and skills.

Board Refreshment

▪ Mr. Barberio was appointed to the Board in February 2020.

▪ Mr. Coleman was appointed to the Board in March 2020.

▪ Dr. Smith was appointed to the Board in July 2020.

▪ Ms. Chao was appointed to the Board in February 2021.

Board Leadership Structure	▪ Separate Chairman and Chief Executive Officer roles. ▪ New non-executive Chairman will be appointed at the Annual Meeting.

Corporate Responsibility

▪ ESG is embedded into the Company’s corporate strategy.

▪ Commitment to diversity, equity and inclusion.

▪ Robust enterprise risk management program.

▪ Board oversight of Corporate Responsibility through its committees.

Compensation	▪ Pay-for-performance philosophy designed to provide incentives that advance the interests of shareholders. ▪ Clawback provision for both cash awards and equity awards.

Shareholder Engagement

▪ Direct engagement with shareholders, including targeted outreach initiatives.

▪ Members of management and certain directors participate in shareholder outreach.

▪ Input solicited on ESG strategy, executive compensation and other topics of importance to shareholders.

Shareholder Rights

▪ Directors must stand for re-election on an annual basis.

▪ Directors elected by majority voting with a director resignation policy.

▪ Shareholders have the ability to call special meetings (10% ownership threshold).

Board Leadership Structure

The Board generally believes that the role of Chairman and the role of Chief Executive Officer should be separate and that the Chairman should not be part of the Company’s management. In addition to the general duties and responsibilities of a director, in accordance with the Articles of Association and our corporate governance guidelines, the Chairman is responsible for setting Board meeting agendas, dates and locations, presiding over Board and shareholder meetings, presiding over executive sessions of the Board (if independent), meeting regularly with the Chief Executive Officer between Board meetings and facilitating full and candid communication among directors and between the Board and the Chief Executive Officer. Mr. Campanelli, who currently serves as Chairman, will be retiring at the Annual Meeting. Mr. Barberio will begin serving as independent, non-executive Chairman at the Annual Meeting. Mr. Coleman serves as President and Chief Executive Officer and is also a director.

The Board recognizes that under certain circumstances, it may be in the best interest of the Company if the roles of the Chairman and Chief Executive Officer are held by the same person or someone who otherwise may not be deemed “independent.” When the Chairman is not “independent,” the Board will appoint a Senior Independent Director. The position of Senior Independent Director was created by the Board in April 2018 following the recommendation of the Nominating, Governance & Corporate Responsibility Committee to support the Chairman, to provide management and shareholders with additional means of access to the Board and to align the Company’s board leadership structure with those of other Irish-domiciled companies. In addition to the general duties and responsibilities of a director, in accordance with our corporate governance guidelines, the Senior Independent Director is responsible for fulfilling the Chairman’s duties, as described above, in the event that the Chairman is unavailable or unable to fulfill the Chairman’s duties, including presiding over executive sessions of the Board, together with assisting the Chairman and the chair of the Nominating, Governance & Corporate Responsibility Committee with board evaluation, acting as a liaison with specified industry groups designated by the Board or the Chief Executive Officer at their direction, supporting the Chairman and providing management and shareholders with additional means of access to the Board and acting as an intermediary for other directors, if necessary or appropriate. Mr. Kimmel currently serves as Senior Independent Director. Upon Mr. Kimmel’s retirement at the Annual Meeting, there will be no Senior Independent Director because Mr. Barberio will be an independent Chairman.

Our Board currently has four standing committees. Each committee has an independent committee chair and each committee consists solely of independent directors. The Board establishes other committees from time to time as it deems necessary or appropriate.

Our Board consists of directors with significant leadership, organizational and strategic skills. All of our directors have served as chair, vice chair, chief executive officer, chief financial officer and/or senior executive of significant companies. Our directors have demonstrated leadership in large enterprises, many with relevant industry experience, and are well-versed in board processes and corporate governance. We believe that having directors with such significant leadership skills benefits our company and our shareholders.

Each director may suggest items for inclusion on the agenda and may, at any Board meeting, raise subjects that are not on the agenda for that meeting. As required by our corporate governance guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees regularly meet without members of management present.

As part of an annual self-evaluation process, the Board evaluates the Board’s leadership structure. The Board believes that having a President and Chief Executive Officer with oversight of company operations, a non-executive Chairman with the option of having a Senior Independent Director and independent committee chairs and committee members is an appropriate leadership structure for Endo.

Board Refreshment and Director Succession Process

The Board has implemented a director succession process focused primarily on the composition of the Board and its committees, upcoming director retirements, succession planning for committee chairs, increasing Board diversity and recruiting strategies for adding new directors. This process has resulted in the addition of three new independent directors since the start of 2020. Mr. Barberio was appointed to the Board in February 2020; Dr. Smith was appointed to the Board in July 2020; and Ms. Chao was appointed to the Board in February 2021. Their appointments were informed by the Board’s annual evaluation process which helps determine an appropriate balance of skills, diversity, experience and tenure. To support effective Board refreshment and in keeping with the Company’s continued transformation, the Nominating, Governance & Corporate Responsibility Committee and the full Board consider a diverse pool of qualified director candidates on an ongoing basis.

Board Orientation and Director Education

Upon joining the Board, each independent director undergoes a comprehensive orientation process to help the new director quickly begin to contribute to board deliberations. The orientation process includes meeting with the Company’s senior leadership to learn about the Company’s overall strategy, key business issues, risks and opportunities. In addition to new director orientation, our directors participate in continuing education to maintain the skills necessary to perform their duties and responsibilities and to keep abreast of industry trends, regulatory developments and corporate governance practices. These include periodic presentations from outside advisors and consultants at board meetings, regular discussions with members of management, membership in the National Association of Corporate Directors (NACD) and the opportunity to attend external board education programs.

Board Responsibilities

The Board is responsible for overseeing and advising management with respect to the long-term interests of the Company and its shareholders. The Board’s responsibilities include, among others, the following:

▪	overseeing management’s conduct of our business;
▪	reviewing and overseeing the Company’s risk management efforts;
▪	determining the compensation of our President and Chief Executive Officer and other senior executives, including our named executive officers (NEOs);
▪	planning for CEO succession;
▪	reviewing the Company’s human capital management efforts, including broad oversight of compensation programs, DE&I initiatives, succession planning and leadership development;
▪	reviewing the Company’s Corporate Responsibility program, including environmental, social and governance initiatives;
▪	reviewing and approving our major financial objectives, strategic priorities and operating plans;
▪	reviewing and evaluating the Company’s financial reporting processes; and
▪	reviewing regulatory, compliance, quality and legal matters and management’s implementation of the Company’s compliance program.

To address these responsibilities, the Board and its committees meet on at least quarterly basis with members of management, including at regularly scheduled Board and committee meetings, and participate in recurring informational calls and other ad hoc discussions with management that generally occur at least quarterly. Additional information is included throughout the remainder of this section and under the heading “Board Meetings, Attendance and Committees of the Board of Directors” below.

Risk Oversight

On a regular basis, members of management responsible for monitoring and managing risks across the Company’s various functions make reports to the Audit & Finance Committee. The Audit & Finance Committee, in turn, reports to the full Board of Directors. While the Audit & Finance Committee has primary responsibility for overseeing risk management, the full Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with management as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its respective areas of responsibility.

The Board believes that one of its most important responsibilities is to oversee how the Company’s Senior Executive Team, which includes our current NEOs and other senior leaders, manages the various risks the Company faces and has delegated primary responsibility for overseeing the Company’s Enterprise Risk Management (ERM) program to the Audit & Finance Committee. It is management’s responsibility to manage risk and bring the most material risks the Company faces to the attention of the Audit & Finance Committee and the Board. The Company’s head of internal audit, who reports functionally to the Audit & Finance Committee, facilitates the ERM program under the sponsorship of our Senior Executive Team. Enterprise risks are identified and prioritized by management, and each material risk is discussed with and overseen by a Board committee or the full Board based on the nature of the risk area and the committee’s charter. The committee or full Board agendas include discussions of individual risk areas throughout the year. Additionally, the Audit & Finance Committee agendas include periodic updates on the ERM program.

The Audit & Finance Committee regularly reviews, in consultation with third party advisors as appropriate, risks and risk management activities relating to liquidity, debt, financial, accounting, legal, tax, compliance, information technology security and other matters. The Compensation & Human Capital Committee considers risks related to succession planning and the attraction and retention of talent as well as risks relating to the design of compensation programs and arrangements, succession planning and leadership development. The Compensation & Human Capital Committee also reviews compensation and benefit plans affecting Endo’s executive officers and other employees. The Compliance Committee considers risks related to regulatory, compliance, quality and legal matters and reviews management’s implementation of the Company’s compliance program. The full Board considers strategic risks and opportunities and regularly receives reports from its committees regarding risk oversight in their respective areas of responsibility.

Information Security

As part of its role in in risk oversight, the Audit & Finance Committee reviews the Company’s program for managing information security risks, including data privacy and data protection. The Audit & Finance Committee is briefed by the Company’s senior leadership multiple times a year on information security matters. The Company is aligned with the National Institute of Standards and Technology (NIST) Cybersecurity Framework to manage information security risks and assess the maturity of the information security program. As part of the Company’s information security training program, employees participate in various cyber awareness activities including formal training exercises, simulated phishing events, town hall discussions and annual cybersecurity awareness month events. The Company maintains an updated information security policy and incident response plan. Tabletop exercises are performed to simulate ransomware and other disruptive events. The Company maintains insurance coverage for information security risk.

Corporate Responsibility

The Company’s Corporate Responsibility initiatives, including environmental, social and governance (ESG) matters, are incorporated into the Company’s corporate strategy. The Company issued its inaugural ESG report in 2020 summarizing the Company’s efforts using metrics from the Sustainability Accounting Standards Board (SASB). The Board has oversight over Endo’s Corporate Responsibility initiatives and management provides regular updates to the Board regarding the Company’s progress. The Nominating, Governance & Corporate Responsibility Committee has oversight of the Company’s overall Corporate Responsibility program while other committees have oversight of certain individual aspects of the program. For example, the Compensation & Human Capital Committee reviews progress on the Company’s commitment to diversity, equity and inclusion. The Compliance Committee has oversight of ethics and compliance related matters. The Audit & Finance Committee, as explained above, has oversight of enterprise risk management.

Code of Conduct

The Board maintains a Code of Conduct that applies to the Company’s directors, executive officers (including its President and Chief Executive Officer and Executive Vice President and Chief Financial Officer) and other employees (Endo Code). The Board also maintains a Code of Conduct for the Board of Directors (Director Code). These Codes are posted on the Company’s website at www.endo.com. The Endo Code is available under “Our Responsibility—Corporate Compliance,” and the Director Code is available under “Investors/Media—Corporate Governance.” Any waiver of either code for a director or executive officer of the Company, as applicable, may be made only by the Board or a committee of the Board. Such waivers and any amendments to either code will be disclosed on the Company’s website if required by law or stock exchange rules. The Board reviews the Endo Code and the Director Code on an annual basis.

Recovery of Compensation

The Compensation & Human Capital Committee maintains a compensation recovery (clawback) policy relating to recoupment of cash and equity-based incentive awards (collectively, Covered Awards) granted to NEOs and other senior management employees at the vice president level and above (collectively, Covered Employees). Under the policy, if the Company issues a material restatement of its reported financial results caused by the Covered Employee’s fraud or intentional misconduct, as determined by the Compensation & Human Capital Committee, then the Compensation & Human Capital Committee will direct the Company to use reasonable efforts to seek recovery of all Covered Awards that were paid or granted for performance during the restated fiscal year or years. In addition, the Compensation & Human Capital Committee has the ability to recoup certain Covered Awards granted to Covered Employees for material misconduct or gross negligence resulting in a material violation of the Company’s policies or applicable laws, as determined by a court of competent jurisdiction in a final, non-appealable judgment, which causes material financial harm to the Company. In the event that the Compensation & Human

Capital Committee invokes this policy to recover any Covered Awards, the Company will disclose such recoupment as required by law or regulation or if the applicable misconduct has otherwise become public knowledge.

Insider Trading Policy

The Board maintains an Insider Trading Policy, which applies to all personnel, including non-employee directors and officers, arising from our legal and ethical responsibilities as a public company. Among other restrictions, the Insider Trading Policy contains hedging restrictions prohibiting non-employee directors, the Company’s executive officers and all other employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s shares, including puts, calls or other derivative transactions. Non-employee directors, the Company’s executive officers and all other employees are also restricted from engaging in short sales related to the Company’s ordinary shares and pledging the Company’s shares as collateral for a loan, including holding shares in a margin account.

Company Policy on Parachute Payments

The Board maintains a policy that provides that the Company will not enter into any future employment agreements that include “golden parachute” excise tax gross-ups with respect to payments contingent upon a change in control. An excess parachute payment is generally a change in control payment in excess of one times the average of the officer’s taxable W-2 income for the five years prior to the change in control (base amount), and generally only results if the change in control payment exceeds 2.99 times the base amount. Excess parachute payments, including any excise tax gross-up payments, are non-deductible to the Company under Section 280G of the Internal Revenue Code (the Code). Accordingly, the Company does not have any employment agreements with change in control excise tax gross up provisions.

Common Stock Ownership Guidelines

The Board maintains Ownership Guidelines both for non-employee directors and for executive officers and senior management of the Company. The Board believes that non-employee directors and senior management should have a significant equity position in the Company and that the Ownership Guidelines serve to further the Board’s interest in encouraging a longer-term focus in managing the Company. The Board also believes that the Ownership Guidelines align the interests of the Company’s directors and senior management with the interests of shareholders and further promote Endo’s commitment to sound corporate governance. The Ownership Guidelines are posted on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance.” The current Ownership Guidelines provide that each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least three times his or her current annual cash retainer to be generally achieved within five years of joining the Board. All non-employee directors and NEOs subject to the Ownership Guidelines are in compliance with the recommended guidelines.

Review and Approval of Transactions with Related Persons

The Board maintains written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or beneficial owners of greater than five percent of the Company’s outstanding ordinary shares). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Such transactions are subject to review and approval by the Audit & Finance Committee.

Robert Campanelli is Vice President, Strategic Projects at Par Pharmaceutical, Inc., an indirect subsidiary of the Company. Mr. Campanelli joined Par Pharmaceutical Inc. in 2003 as a senior product manager and has worked in ascending areas of responsibility since that time. He is the brother of Paul Campanelli, the current Chairman of Endo’s Board. Robert Campanelli’s 2020 compensation, calculated in accordance with the rules applicable to the Summary Compensation Table, totaled $434,150, of which $262,423 was salary and $171,727 was annual and other bonuses. In addition, Robert Campanelli is eligible to participate in the retirement plans, insurance programs, health benefits and other similar employee welfare benefit arrangements available to other employees of comparable level and on substantially similar terms and conditions.

Shareholder Interaction

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders may contact any member or all members of the Board, including the Chairman, any Board committee or the chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Company Secretary” to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

All communications received as set forth in the preceding paragraph will be opened by the office of our Company Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Board or any group or committee of directors, the Company Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Shareholder Engagement

Endo’s Board believes it is important to directly engage with shareholders, including through targeted outreach initiatives, as a means of soliciting shareholder views on environmental, social, corporate governance, executive compensation and other important topics in order to assist our Board with items requiring a broader shareholder perspective. Certain directors and members of our management team have engaged with our shareholders, as well as with third party advisory firms, to discuss key issues on a variety of topics. As an example, the Company has reached out to shareholders with combined ownership levels of more than 70% of Endo’s ordinary shares outstanding in each of the past three years. Together with the shareholder advisory vote on executive compensation (the say-on-pay vote), these conversations have provided the Board with insights into evolving shareholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. Members of Endo’s Board, including independent directors, plan to continue efforts to engage with and maintain an open dialogue with shareholders.

After implementing key changes in response to shareholder feedback received in 2018, the Company’s 2019 shareholder engagement process resulted in the following feedback:

▪	A high degree of support for the Company’s responsiveness to shareholder concerns raised in 2018 and agreement with the resulting changes implemented by the Compensation & Human Capital Committee;
▪	Continued support for the Company’s strategy, performance and management, as well as Endo’s executive compensation policies, plan designs and metrics used;
▪

Significant shareholder focus on Endo motivating top talent with an emphasis on encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies; and

▪	Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels.

The feedback received from shareholders relating to encouraging management continuity as well as the Company’s share utilization limitations are material concerns shared by the Board. For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to a number of external factors outside of the employees’ control, including unfavorable media coverage, political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors have on Endo’s share price creates significant continuity risk and share usage concerns for the Company that have required immediate attention. To illustrate this point, the chart below summarizes the estimated lost value opportunities for NEO LTI awards issued from 2016 to 2020, based on a November 4, 2020 share price of $4.83, which is the date the 2020 continuity compensation arrangements were approved:

The actions implemented by the Compensation & Human Capital Committee as a result of this feedback were intended to directly address these concerns. First, continuity compensation arrangements were authorized by the Compensation & Human Capital Committee in 2019 and 2020 to increase realizable earnings for Endo’s most critical talent in an effort to help bridge the significant gap between current pay and competitive norms. As discussed with our shareholders, NEO target levels for Total Direct Compensation (TDC), including base salary, cash incentive compensation (IC) and long-term incentive compensation (LTI), were less than the 25th percentile of Endo’s Pay Comparator Companies (as defined below in the CD&A). While the inclusion of continuity compensation increased target TDC levels, current NEO target TDC levels, inclusive of 2020 continuity compensation, remained below the 25th percentile of Endo’s Pay Comparator Companies. To illustrate this point, the chart below depicts the relative positioning of Mr. Coleman’s 2020 target TDC levels, with and without the inclusion of the continuity compensation arrangement extended in 2020 and vesting in 2021, versus median target CEO TDC levels reported by Endo’s Pay Comparator Companies in 2020:

Note: Base salary represents the annual rate of base salary. Since Mr. Coleman’s LTI is determined at the sole discretion of the Compensation & Human Capital Committee, “Expected Target” amounts of LTI reflect actual expected values of LTI issued in 2020. Except for amounts reported for Mr. Coleman, amounts reflect median overall pay levels for these companies, and totals may not equal the sum of the individual Base Salary, IC and LTI components.

In addition, the use of cash-based long-term incentives in 2020 was also authorized to address shareholder concerns regarding share usage and dilution resulting from Endo’s reduced share price, but also to serve as a separate mechanism to allow for predictable realizable value opportunities for all LTI-eligible employees. Both actions were required to maintain management continuity and increase the level of motivation for Endo employees, which in turn are key to driving the success of the business on an ongoing basis.

Following the implementation of these changes, the Company’s 2020 shareholder engagement process, which involved reaching out to holders with combined ownership levels of more than 70% of Endo’s ordinary shares outstanding as well as third party advisory firms, resulted in feedback that was highly consistent with the feedback received in 2019. The following summarizes the shareholder feedback received in 2020, as well as the actions taken by the Compensation & Human Capital Committee:

2020 Shareholder Feedback	Prior Approach	Implemented Changes

Understood the purpose and supported the use of continuity compensation in 2019 and 2020 in response to earlier shareholder feedback

Prefer Endo return to a conventional executive compensation program design that better aligns NEO pay levels with competitive market levels

Reliance on standard executive compensation structure which significantly lagged competitive market levels for all current NEOs (current NEO target TDC levels below the 25th percentile of Endo’s Pay Comparator Companies)

Augmented pay with continuity compensation arrangements scheduled to vest in 2021 (current NEO target TDC levels, inclusive of 2020 continuity compensation, remained below the 25th percentile of Endo’s Pay Comparator Companies)

Initial compensation adjustments applied in 2021, with a second phase of adjustments to be applied in 2022, to return to a conventional executive compensation structure that is aligned with competitive pay levels

No further continuity compensation arrangements authorized by the Compensation & Human Capital Committee for NEOs (after receiving shareholder feedback following the issuance of 2020 continuity compensation arrangements scheduled to vest in 2021)

Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels	For the 2020 annual grant, equity limited to the Company’s Senior Executive Team (in the form of PSUs), with LTC awards granted to employees participating in the LTI Program

For the 2021 annual grant, the Company’s Senior Executive Team received LTI in the form of 50% PSUs, 25% RSUs and 25% LTC awards, with all other employees participating in the LTI Program receiving 25% RSUs and 75% LTC awards

The actions taken by the Compensation & Human Capital Committee allowed the Company to defer a request for additional shares until 2022, in an effort to further reduce current overhang levels

As summarized above, while shareholders understood the purpose and supported Endo’s use of continuity compensation to address immediate shareholder concerns during this critical transitional period, many indicated they would prefer Endo return to a conventional executive compensation program design that better aligns NEO pay levels with competitive market levels. In an effort to implement a sustainable approach, the Compensation & Human Capital Committee, in agreement with the feedback received from shareholders following the issuance of the 2020 continuity compensation arrangements, has commenced the phase out of continuity compensation arrangements and has applied initial adjustments to current NEO pay levels in 2021. A second phase of adjustments will be applied in 2022, ending continuity payments and reverting to conventional compensation arrangements to better align Endo executive pay with median pay levels exhibited by Endo’s Pay Comparator Companies. Please reference the “Individual Compensation Determination” section for approved salary actions.

Based on the actions taken in 2021, and in prior years as noted in the CD&A, the Compensation & Human Capital Committee believes the changes implemented have consistently addressed the feedback received through the course of our shareholder engagement discussions and serve to strengthen our ability to motivate top talent and encourage management continuity of our NEOs who are critical to the planning and execution of Endo’s strategy and the creation of long-term shareholder value. These shareholder discussions have provided the Board with insights into evolving shareholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. The Compensation & Human Capital Committee will continue to consider shareholder feedback and the results of future say-on-pay votes when making executive compensation decisions and policies. Such votes are conducted annually at least until the Company solicits the next shareholder advisory vote on the frequency of such votes, which is scheduled to occur no later than June 2023.

The shareholder engagement process and resulting changes implemented as a result of the feedback received in 2019 and 2020 are discussed further under the heading “Say-on-Pay and Shareholder Engagement Feedback” within the CD&A section.

Board Meetings, Attendance and Committees of the Board of Directors

Between January 1, 2020 and December 31, 2020, the Board as a whole met six times and acted by written consent on three occasions. All members of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which they served in 2020 (that were held during the respective periods in which they served on the Board and related committees). The Board’s committees also routinely engage with members of management outside of these scheduled meetings, including through participation in recurring informational calls and other ad hoc discussions. The Company does not have a policy on director attendance at Annual Meetings. Mr. Cooke attended the 2020 Annual General Meeting of Shareholders (the 2020 Annual Meeting).

Board Committees

The Board has four standing committees. Each committee operates pursuant to a written charter adopted by the Board describing the nature and scope of responsibilities of each committee. This year, through a special committee review process, we revised the charters and names of our committees to formalize their oversight of certain areas of focus:

▪

The Audit Committee has been renamed the Audit & Finance Committee and the committee charter has been updated to reflect the committee’s oversight of the Company’s financing practices and capital structure.

▪

The Compensation Committee has been renamed the Compensation & Human Capital Committee and the committee charter has been updated to reflect the committee’s oversight of the Company’s human capital initiatives including diversity, equity and inclusion.

▪

The Nominating and Governance Committee has been renamed the Nominating, Governance & Corporate Responsibility Committee and the committee charter has been updated to reflect the committee’s oversight of the Company’s overall ESG initiatives.

▪

The Compliance Committee’s charter has been updated to align the charter with the Company’s standard operating procedure for investigations and to reflect the committee’s oversight of interactions with healthcare professionals.

The Board has determined that the chair and all members of each committee are “independent” in accordance with the criteria established by the SEC and Nasdaq.

Audit & Finance Committee

The Audit & Finance Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. In addition, the Audit & Finance Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm, the accounting practices of the Company and the Company’s internal controls and legal compliance functions. As explained above, the Audit & Finance Committee also has oversight of the Company’s ERM program and its information security program. The Audit & Finance Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance.”

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of, and expressing an opinion on, the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal controls over financial reporting.

Between January 1, 2020 and December 31, 2020, the Audit & Finance Committee met four times and held periodic meetings separately with management, the Company’s internal auditors and the independent registered public accounting firm. The Audit & Finance Committee also routinely engaged with members of management outside of these scheduled meetings, including through participation in recurring informational calls and other ad hoc discussions.

Compensation & Human Capital Committee

The Compensation & Human Capital Committee of the Board determines the salary and incentive compensation of our President and Chief Executive Officer, reviews and approves the compensation levels of certain other senior executives of the Company, including the NEOs, and provides broad guidance regarding the remuneration and incentive compensation of the other employees of the Company. The Compensation & Human Capital Committee also reviews all the recommendations of the Company’s management for awards granted under the Endo International plc Amended and Restated 2015 Stock Incentive Plan and acts on such recommendations, as appropriate, in the committee’s judgment. The Compensation & Human Capital Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance.”

The primary function of the Compensation & Human Capital Committee is to set and review the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation & Human Capital Committee confirms that total compensation paid to the NEOs, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and those other individuals included in the Summary Compensation Table, is competitive and performance-based. Responsibilities of the Compensation & Human Capital Committee include, but are not limited to:

▪	setting and reviewing, at least annually, the goals and objectives of the Company’s executive compensation plans;
▪

annually evaluating the performances of the Company’s NEOs (and certain other employees) in light of those goals and objectives and determining and/or approving their compensation levels based on such evaluations;

▪

establishing or reviewing performance-based and LTI plans for the NEOs (and certain other employees), as well as reviewing and approving other supplemental benefits and perquisites for such NEOs (and certain other employees);

▪

interpreting, implementing, administering, reviewing and approving all other aspects of remuneration to the Company’s NEOs (and certain other employees), including their employment agreements, severance arrangements and change in control agreements or provisions;

▪

developing, approving, administering and recommending to the Board and the Company’s shareholders for their approval (to the extent such approval is required by any applicable law, regulation or Nasdaq rule) all stock option and other stock incentive plans of the Company and all related policies and programs;

▪

approving individual recommendations and granting any shares, stock options, cash-based awards or other equity-based awards under all long-term stock incentive plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

▪	reviewing and approving the Company’s management succession plan for senior management; and
▪	reviewing and approving compensation policies for the Company’s non-employee directors.

Endo management provides reviews and recommendations of the Company’s executive compensation programs, policies and governance for the Compensation & Human Capital Committee’s consideration and review. Management responsibilities in this regard include, but are not limited to:

▪	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;
▪	recommending changes, if necessary, to achieve all program objectives; and
▪	recommending pay levels, payout and/or awards for NEOs and certain other employees other than the President and Chief Executive Officer.

The Compensation & Human Capital Committee can exercise its discretion in modifying any recommended adjustments or awards to the NEOs.

As explained above, the Compensation & Human Capital Committee also has oversight of the Company’s human capital initiatives, including the Company’s commitment to diversity, equity and inclusion.

Between January 1, 2020 and December 31, 2020, the Compensation & Human Capital Committee met four times. The Compensation & Human Capital Committee also routinely engaged with members of management outside of these scheduled meetings, including through participation in recurring informational calls and other ad hoc discussions.

Use of Compensation Consultants. The Compensation & Human Capital Committee retains Korn Ferry as its consultant to provide objective, independent analysis, advice and recommendations with regard to executive and employee compensation including, but not limited to, competitive market data, compensation analysis and recommendations related to our President and Chief Executive Officer, Board and our other senior executives. Korn Ferry served as the independent executive compensation consultant to the Compensation & Human Capital Committee for the Company’s entire 2020 fiscal year. The consultant reports to the Chair of the Compensation & Human Capital Committee and has direct access to the other members of the Compensation & Human Capital Committee. The Compensation & Human Capital Committee also authorizes the consultant to interact with management in certain respects in order to prepare for meetings with, and respond to requests from, the Compensation & Human Capital Committee. The Compensation & Human Capital Committee may retain other consultants and advisors from time to time.

A representative of Korn Ferry attends meetings of the Compensation & Human Capital Committee, is available to participate in executive sessions and communicates directly with the Compensation & Human Capital Committee.

In determining the independence and lack of any conflict of interest regarding Korn Ferry and Korn Ferry’s lead advisor to the Compensation & Human Capital Committee, the Compensation & Human Capital Committee considered, among other things, the following factors:

▪

the amount of Korn Ferry’s fees for executive compensation consulting services, noting in particular that such fees are nominal when considered in the context of Korn Ferry International and Korn Ferry’s total revenues for the period;

▪	Korn Ferry’s policies and procedures concerning conflicts of interest (copies of which were made available to the Compensation & Human Capital Committee);
▪

that there are no conflicts of interest resulting from other business or personal relationships between Korn Ferry’s lead advisor to the Compensation & Human Capital Committee and any members of the Compensation & Human Capital Committee or the Company’s executive team;

▪

the lead Korn Ferry advisor who provides executive compensation consulting services to the Company does not directly own any shares of the Company, and has agreed not to purchase any such shares so long as Korn Ferry and the lead advisor are engaged to provide executive compensation advisory services to the Compensation & Human Capital Committee; and

▪	any other factors relevant to the independence of Korn Ferry.

In addition, Korn Ferry’s Policy on Avoiding Conflicts of Interest confirms that Korn Ferry’s compensation consultants will continue to provide clients with independent, unbiased advice. Endo’s Board determined that the policy sufficiently allows Korn Ferry Compensation Committee consultants to maintain independence.

In 2020, Korn Ferry assisted the Compensation & Human Capital Committee with, among other things, (i) performing a review of the Company’s executive and Board compensation programs, including competitive market analyses, assessment of poten-

tial risks associated with compensation arrangements, policies and plans and considerations related to Endo’s President and Chief Executive Officer and other senior executives, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation and the different forms of non-cash compensation, (iii) identifying appropriate Pay Comparator Companies for purposes of benchmarking the Company’s executive compensation in the industry sectors in which Endo competes for talent and (iv) providing competitive market information and an overview of critical issues and trends affecting the executive compensation landscape.

Compensation Committee Interlocks and Insider Participation. As of the date of this Proxy Statement and during 2020, (i) none of the members of the Compensation & Human Capital Committee were or have been officers or employees of the Company or had or have had any relationship requiring disclosure under Item 404(a) of Regulation S-K and (ii) none of the executive officers of the Company served or have served on the compensation committee or board of any company that employed any member of the Company’s Compensation & Human Capital Committee or Board.

Nominating, Governance & Corporate Responsibility Committee

The Nominating, Governance & Corporate Responsibility Committee of the Board, which consists of independent directors, identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating, Governance & Corporate Responsibility Committee also oversees the Company’s Corporate Responsibility program, including its ESG initiatives, as well as the Company’s drug pricing policy. The Nominating, Governance & Corporate Responsibility Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance.”

The Nominating, Governance & Corporate Responsibility Committee believes that diversity is an important factor in determining the composition of the Board, and the Committee considers it in making nominee recommendations. The Nominating, Governance & Corporate Responsibility Committee considers a broad array of qualifications and attributes including: experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence and such other relevant factors that the Nominating, Governance & Corporate Responsibility Committee considers appropriate in the context of the needs of the Board. Based on its belief that it is important for nominees for the Board to represent diverse viewpoints and backgrounds, the Nominating, Governance & Corporate Responsibility Committee also considers diversity such as race, ethnicity and gender when selecting candidates.

The Nominating, Governance & Corporate Responsibility Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating, Governance & Corporate Responsibility Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating, Governance & Corporate Responsibility Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating, Governance & Corporate Responsibility Committee, a shareholder must submit the recommendation in writing and must include the following information:

▪	Shareholder Information: name of the shareholder and evidence of share ownership in the Company, including the quantity owned and the length of time of ownership.
▪

Candidate Information: name of the candidate, his or her resume or a listing of qualifications to be a director of the Company and his or her consent to be named as a director if selected by the Nominating, Governance & Corporate Responsibility Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Company Secretary at Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

The Nominating, Governance & Corporate Responsibility Committee will also, from time to time, engage national search firms that specialize in identifying and evaluating director candidates.

Once a person has been identified by the Nominating, Governance & Corporate Responsibility Committee as a potential candidate, the Nominating, Governance & Corporate Responsibility Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating, Governance & Corporate Responsibility Committee determines that the candidate warrants further consideration, the Chair or a member of the Nominating, Governance & Corporate Responsibility Committee utilizes a recognized search firm to review the candidate’s qualifications and background. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating, Governance & Corporate Responsibility Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating, Governance & Corporate Responsibility Committee might be considering, and conducts one or more interviews with the candidate. Generally, Nominating, Governance & Corporate Responsibility Committee members may conduct additional due diligence on the candidate. The Nominating, Governance & Corporate Responsibility Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although the number of shares held by the recommending shareholder and the length of time that such shares have been held may be taken into consideration.

The Nominating, Governance & Corporate Responsibility Committee has established procedures under which any director who is not elected shall tender his or her resignation to the Board.

Between January 1, 2020 and December 31, 2020, the Nominating, Governance & Corporate Responsibility Committee met four times. The Nominating, Governance & Corporate Responsibility Committee also routinely engaged with members of management outside of these scheduled meetings, including through participation in recurring informational calls and other ad hoc discussions.

Compliance Committee

The Compliance Committee focuses on assisting the Board by providing oversight of regulatory, compliance, quality and legal matters and reviewing management’s implementation of the Company’s compliance program. The Compliance Committee’s areas of oversight include product safety and quality, anti-bribery and corruption and interactions with healthcare professionals and government officials. The Compliance Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance.”

Between January 1, 2020 and December 31, 2020, the Compliance Committee met four times. The Compliance Committee also routinely engaged with members of management outside of these scheduled meetings, including through participation in recurring informational calls and other ad hoc discussions.

Composition of Committees of the Board of Directors

The following table shows the directors who currently serve on and/or chair each of the current committees.

Name	Audit & Finance Committee	Compensation & Human Capital Committee	Nominating, Governance & Corporate Responsibility Committee	Compliance Committee
Paul V. Campanelli	—	—	—	—
Mark G. Barberio	Member	—	Member	—
Jennifer M. Chao	Member	—	—	Member
Blaise Coleman	—	—	—	—
Shane M. Cooke	Chair	—	—	Member
Nancy J. Hutson, Ph.D.	—	—	Member	Chair
Michael Hyatt	—	Member	Chair	—
Roger H. Kimmel	—	Member	Member	Member
William P. Montague	Member	Chair	—	—
M. Christine Smith, Ph.D.	—	Member	Member	—

With respect to the Audit & Finance Committee, the Board has determined that Messrs. Barberio, Cooke and Montague and Ms. Chao are “audit committee financial experts” as defined by the SEC regulations.

Security Ownership of Certain Beneficial Owners and Management

The following table, together with the corresponding footnotes, sets forth, as of April 12, 2021, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act), known by Endo to be the “beneficial owner” of more than 5% of the Company’s outstanding ordinary shares. The table also sets forth, as of April 12, 2021, the number of ordinary shares beneficially owned by each of the Company’s current directors and NEOs, and by all current directors and executive officers of the Company as a group. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership.”

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned (#)(1)	Percentage of Class (%)(1)

Directors and Named Executive Officers:
Paul V. Campanelli (2)	3,615,784	1.5%
Mark G. Barberio (2)	13,266	*
Jennifer M. Chao (2)	—	*
Blaise Coleman (2)	653,601	*
Shane M. Cooke (2)	77,030	*
Nancy J. Hutson, Ph.D. (2)	91,219	*
Michael Hyatt (3)	330,639	*
Roger H. Kimmel (4)	216,575	*
William P. Montague (2)	97,104	*
M. Christine Smith, Ph.D. (2)	5,655	*
Mark Bradley (2)	147,790	*
Matthew J. Maletta (2)	670,534	*
Patrick Barry (2)	250,199	*
George Apostol, M.D. (2)	15,271	*
All current directors and executive officers of the Company as a group (14 persons)	6,184,667	2.7%

Other Shareholders:
BlackRock, Inc. (5)	36,714,699	15.7%
The Vanguard Group, Inc. (6)	25,337,239	10.9%
Renaissance Technologies LLC (7)	19,599,225	8.4%
Paulson & Co., Inc. (8)	18,327,012	7.9%

*	The percentage represents less than 1%.

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act. The term includes ownership of shares as to which a person, directly or indirectly, has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 12, 2021 that such person has the right to acquire within 60 days after April 12, 2021. The amounts in this table do not reflect future grants. Beneficial ownership for the directors and NEOs included in the table above is summarized as follows:

Name	Ordinary Shares (a)	Restricted Stock Units That Will Be Vested within 60 Days	Options to Purchase Ordinary Shares That Will Be Exercisable within 60 Days
Paul V. Campanelli	1,607,550	—	2,008,234
Mark G. Barberio	13,266	—	—
Jennifer M. Chao	—	—	—
Blaise Coleman	293,472	—	360,129
Shane M. Cooke	77,030	—	—
Nancy J. Hutson, Ph.D.	91,219	—	—
Michael Hyatt	330,639	—	—
Roger H. Kimmel	216,575	—	—
William P. Montague	97,104	—	—
M. Christine Smith, Ph.D.	5,655	—	—
Mark Bradley	71,204	—	76,586
Matthew J. Maletta	287,903	—	382,631
Patrick Barry	132,660	—	117,539
George Apostol, M.D.	—	15,271	—

(a)

The ordinary share amounts for Mr. Kimmel include 80,000 shares held in trusts for which he has shared voting power and shared dispositive power. The ordinary share amounts for Mr. Montague include 10,000 shares held by a limited liability company for which he has shared voting power and shared dispositive power. Excluding these amounts, the owners listed above have sole voting power and sole dispositive power with respect to their ordinary shares.

(2)	The business address for this person is c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.
(3)	The business address for Mr. Hyatt is c/o Irving Place Capital, 745 Fifth Avenue, 7th Floor, New York, New York 10151.
(4)	The business address for Mr. Kimmel is c/o Rothschild & Co. US Inc., 1251 Avenue of the Americas, New York, New York 10020.
(5)

The business address for this entity is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole power to (i) vote 36,413,300 ordinary shares and (ii) dispose 36,714,699 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on January 25, 2021 by BlackRock, Inc.

(6)

The business address for this entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole power to (i) vote 0 ordinary shares and (ii) dispose 24,768,695 ordinary shares and shared power to (i) vote 364,697 ordinary shares and (ii) dispose 568,544 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc.

(7)

The business address for this entity is 800 Third Avenue, New York, New York 10022. Renaissance Technologies LLC has sole power to (i) vote 19,599,225 ordinary shares and (ii) dispose 19,599,225 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 11, 2021 by Renaissance Technologies LLC.

(8)

The business address for this entity is 1133 Avenue of the Americas, New York, NY 10036. Paulson & Co, Inc. has sole power to (i) vote 18,327,012 ordinary shares and (ii) dispose 18,327,012 ordinary shares. This ownership information is based on a Schedule 13G filed with the SEC on February 16, 2021 by Paulson & Co, Inc.

Compensation of Non-Employee Directors

The Compensation & Human Capital Committee annually reviews compensation for each non-employee director against pay levels among Endo’s Pay Comparator Companies and makes adjustments, as appropriate. The Company offers a compensation package that is intended to align with competitive pay levels exhibited by Endo’s Pay Comparator Companies. This compensation package is designed to award a meaningful portion of compensation in the form of equity to further align the interests of non-employee directors with the interests of Endo shareholders while managing shareholder dilution levels. Except as described below under the heading “Non-Employee Director Compensation Table,” directors who are employees of the Company generally receive no additional compensation for their services as directors or as members of Board committees. Details on the compensation arrangements for Endo’s non-employee directors are summarized below under the headings “Annual Cash Retainer” and “Annual Equity Retainer.”

In February 2021, the Compensation & Human Capital Committee approved changes to the compensation of non-employee directors to align with median pay levels exhibited by Endo’s Pay Comparator Companies. The changes approved by the Compensation & Human Capital Committee for the 2021 compensation cycle are summarized below:

▪	Adjusting the annual Board cash and equity retainer fees from $175,000 each to a cash retainer of $150,000 and equity retainer of $300,000
▪	Increasing the annual committee chair retainers for the Compliance Committee and Nominating, Governance & Corporate Responsibility Committee from $20,000 to $25,000 each

The compensation cycle for non-employee directors runs from January 1st through December 31st of each year, with the annual payment date scheduled for the first trading day following the Annual General Meeting of Shareholders. The compensation package for non-employee directors, including the changes implemented in 2021, is further described below.

Annual Cash Retainer

Non-employee directors are entitled to receive an annual cash retainer based on their service on the Board, as well as for their roles on certain committees of the Board. The amounts that non-employee directors were entitled to receive in June 2020 and will be entitled to receive in June 2021, which reflect the changes to the director pay program noted above, are set forth in the following schedule:

Purpose	Paid in June 2020	To Be Paid in June 2021
For membership on the Board of Directors	$175,000	$150,000
For serving as the Chairman of the Board of Directors	$150,000	$150,000
For serving as Senior Independent Director	$60,000	$60,000
For serving as Chair of the Audit & Finance Committee	$25,000	$25,000
For serving as Chair of the Compensation & Human Capital Committee	$25,000	$25,000
For serving as Chair of the Compliance Committee	$20,000	$25,000
For serving as Chair of the Nominating, Governance & Corporate Responsibility Committee	$20,000	$25,000
For membership on any of the Board’s committees (on a committee-by-committee basis)	$15,000	$15,000

Paul V. Campanelli, who is a non-management director of the Company, received compensation in 2020 pursuant to a Letter Agreement entered into and approved by the Compensation & Human Capital Committee in December 2019, and was not eligible to receive non-employee board compensation and/or fees for services as a board member, or for serving as Chairman of the Board, until after his retirement as an employee of the Company on December 31, 2020.

Meeting Fees

Non-employee directors are entitled to receive a fee of $5,000 cash per trip to Ireland on Company business, other than for attending regularly scheduled meetings in Ireland.

Annual Equity Retainer

Effective with the 2021 compensation cycle, each non-employee director is entitled to receive an annual award of fully-vested ordinary shares having a grant date value equal to $300,000, which is increased from the grant date value of annual awards granted during the 2020 compensation cycle of $175,000. The number of ordinary shares actually awarded to each non-employee director is calculated using a determined grant date fair market value (as determined in the sole discretion of the Compensation & Human Capital Committee, but in no event shall the determined grant date fair market value be less than the closing price as of the date of the grant). Establishing the closing price as of the date of the annual grant as a base metric limits additional shares being issued beyond the number of shares that would have been issued based on the closing price on the date of grant. In acknowledgment of the Company’s share utilization priorities and applicable plan limits, all or a portion of the annual equity retainer may be issued in the form of cash, subject to the Compensation & Human Capital Committee’s discretion. Consistent with past practices, the annual stock award grant date for non-employee directors is on the first trading day after the Company’s Annual General Meeting of Shareholders, with the annual stock award for the 2021 compensation cycle scheduled for grant on June 11, 2021. Pursuant to the Directors Stock Election Plan (described below), non-employee directors may also elect to receive their cash retainer fees in the form of Endo ordinary shares.

Directors Stock Election Plan

Under the Directors Stock Election Plan, non-employee directors may elect to have some or all of their cash retainer fees delivered in the form of Endo ordinary shares. The amount of shares will be determined by dividing the portion of cash fees elected to be received as shares by the grant date fair market value (as described above) on the day the payment would have otherwise been paid in cash.

Additional Arrangements

The Company provides Irish tax return preparation services for certain non-employee directors and pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Insurance and Indemnification

The Company has retained directors and officers indemnification insurance coverage. This insurance covers non-employee directors and officers individually.

Non-Employee Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors paid during 2020 and includes any individual who received compensation as a non-employee director of the Company at any time during 2020. Other than as described below, directors who were compensated as employees of the Company at any time during 2020 received no additional compensation for their service as directors or as members of Board committees. During the 2020 compensation cycle, Mr. Campanelli received certain compensation and benefits in respect of his combined service as Chairman of the Board and as an employee through December 31, 2020 supporting an orderly succession plan and transitional process, the amounts of which are reported in the Summary Compensation Table. For a complete understanding of the following table, please read the footnotes and the narrative disclosures that follow the table.

Name	Director Since	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
Mark G. Barberio	February 2020	$292,500	$87,500	$—	$380,000
Shane M. Cooke	July 2014	$317,500	$87,500	$—	$405,000
Nancy J. Hutson, Ph.D.	February 2014	$312,500	$87,500	$—	$400,000
Michael Hyatt	February 2014	$312,500	$87,500	$—	$400,000
Roger H. Kimmel	February 2014	$375,000	$87,500	$—	$462,500
William P. Montague	February 2014	$317,500	$87,500	$—	$405,000
M. Christine Smith, Ph.D.	July 2020	$124,672	$37,295	$—	$161,967

(1)

The amounts in this column represent all fees earned by and paid in cash to each non-employee director during the 2020 compensation cycle (prorated in the case of Dr. Smith who was appointed to the Board effective July 29, 2020).

(2)

As noted above, all or a portion of the annual equity retainer is permitted to be issued in the form of cash, subject to the Compensation & Human Capital Committee’s discretion. In acknowledgment of the Company’s share utilization priorities, based on Compensation & Human Capital Committee discretion, 2020 annual equity retainer amounts of $74,590 for Dr. Smith and $175,000 for each of the other non-employee directors included in the table above were issued in the form of 50% cash and 50% fully-vested ordinary shares. The amounts issued in the form of cash are included in the “Fees Earned or Paid in Cash” column of the table above.

(3)

The amounts in this column represent the grant date fair values of the annual equity retainer amounts awarded in fully-vested ordinary shares to each non-employee director during the 2020 compensation cycle (prorated in the case of Dr. Smith who was appointed to the Board effective July 29, 2020). Grant date fair values are determined in accordance with Accounting Standard Codification Topic 718—Stock Compensation (ASC 718). Refer to the “Share-Based Compensation” footnote in our audited financial statements included in the Endo International plc 2020 Annual Report on Form 10-K for the assumptions we used in valuing and expensing stock awards in accordance with ASC 718. The grant date fair values of the stock awards granted in 2020, computed in accordance with ASC 718, were as follows:

Name	Grant Date	Fair Value on Grant Date of Stock Awards ($)
Mark G. Barberio	June 12, 2020	$87,500
Shane M. Cooke	June 12, 2020	$87,500
Nancy J. Hutson, Ph.D.	June 12, 2020	$87,500
Michael Hyatt	June 12, 2020	$87,500
Roger H. Kimmel	June 12, 2020	$87,500
William P. Montague	June 12, 2020	$87,500
M. Christine Smith, Ph.D.	July 29, 2020	$37,295

(4)

The following table summarizes the aggregate number of stock awards, which consisted solely of restricted stock units (RSUs), that were outstanding at December 31, 2020 for each non-employee director serving on the Board on such date. There were no option awards outstanding for any of the non-employee directors serving on the Board at December 31, 2020:

Name	Restricted Stock Units Outstanding at Fiscal Year End (#)	Value at Fiscal Year End ($)(a)
Nancy J. Hutson, Ph.D.	6,515	$46,778
Roger H. Kimmel	15,074	$108,231
William P. Montague	23,108	$165,915

(a)	Based upon the closing price on December 31, 2020 of $7.18.

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers (Say-on-Pay)

We are seeking an advisory vote to approve our executive compensation for 2020. At our 2017 Annual General Meeting of Shareholders, a majority of shareholders voted to have a say-on-pay vote each year. As a result, on August 1, 2017, the Compensation & Human Capital Committee resolved that Endo will conduct an advisory vote on executive compensation annually at least until the next shareholder advisory vote on the frequency of such votes, which is scheduled to occur no later than June 2023.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we regularly seek a non-binding advisory vote from our shareholders to approve the compensation of our NEOs as disclosed in the CD&A and in the other tabular and narrative executive compensation disclosures in this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

Although the say-on-pay vote is advisory and is not binding on our Board, our Compensation & Human Capital Committee will take into consideration the outcome of the vote when making future executive compensation decisions. At the 2020 Annual Meeting, approximately 66.2% of the votes cast favored our say-on-pay proposal.

After implementing key changes in response to shareholder feedback received in 2018, the Company’s 2019 shareholder engagement process resulted in the following feedback:

▪	A high degree of support for the Company’s responsiveness to shareholder concerns raised in 2018 and agreement with the resulting changes implemented by the Compensation & Human Capital Committee;
▪	Continued support for the Company’s strategy, performance and management, as well as Endo’s executive compensation policies, plan designs and metrics used;
▪

Significant shareholder focus on Endo motivating top talent with an emphasis on encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies; and

▪	Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels.

The feedback received from shareholders relating to encouraging management continuity as well as the Company’s share utilization limitations are material concerns shared by the Board. For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to a number of external factors outside of the employees’ control, including unfavorable media coverage, political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors have on Endo’s share price creates significant continuity risk and share usage concerns for the Company that have required immediate attention. To illustrate this point, the chart below summarizes the estimated lost value opportunities for NEO LTI awards issued from 2016 to 2020, based on a November 4, 2020 share price of $4.83, which is the date the 2020 continuity compensation arrangements were approved:

The actions implemented by the Compensation & Human Capital Committee as a result of this feedback were intended to directly address these concerns. First, continuity compensation arrangements were authorized by the Compensation & Human Capital Committee in 2019 and 2020 to increase realizable earnings for Endo’s most critical talent in an effort to help bridge the significant gap between current pay and competitive norms. As discussed with our shareholders, NEO target levels for TDC, including base salary, IC and LTI, were less than the 25th percentile of Endo’s Pay Comparator Companies. While the inclusion of continuity compensation increased target TDC levels, current NEO target TDC levels, inclusive of 2020 continuity compensation, remained below the 25th percentile of Endo’s Pay Comparator Companies. To illustrate this point, the chart below depicts the relative positioning of Mr. Coleman’s 2020 target TDC levels, with and without the inclusion of the continuity compensation arrangement extended in 2020 and vesting in 2021, versus median target CEO TDC levels reported by Endo’s Pay Comparator Companies in 2020:

Note: Base salary represents the annual rate of base salary. Since Mr. Coleman’s LTI is determined at the sole discretion of the Compensation & Human Capital Committee, “Expected Target” amounts of LTI reflect actual expected values of LTI issued in 2020. Except for amounts reported for Mr. Coleman, amounts reflect median overall pay levels for these companies, and totals may not equal the sum of the individual Base Salary, IC and LTI components.

In addition, the use of cash-based long-term incentives in 2020 was also authorized to address shareholder concerns regarding share usage and dilution resulting from Endo’s reduced share price, but also to serve as a separate mechanism to allow for predictable realizable value opportunities for all LTI-eligible employees. Both actions were required to maintain management continuity and increase the level of motivation for Endo employees, which in turn are key to driving the success of the business on an ongoing basis.

Following the implementation of these changes, the Company’s 2020 shareholder engagement process, which involved reaching out to holders with combined ownership levels of more than 70% of Endo’s ordinary shares outstanding as well as third party advisory firms, resulted in feedback that was highly consistent with the feedback received in 2019. The following summarizes the shareholder feedback received in 2020, as well as the actions taken by the Compensation & Human Capital Committee:

2020 Shareholder Feedback	Prior Approach	Implemented Changes

Understood the purpose and supported the use of continuity compensation in 2019 and 2020 in response to earlier shareholder feedback

Prefer Endo return to a conventional executive compensation program design that better aligns NEO pay levels with competitive market levels

Reliance on standard executive compensation structure which significantly lagged competitive market levels for all current NEOs (current NEO target TDC levels below the 25th percentile of Endo’s Pay Comparator Companies)

Augmented pay with continuity compensation arrangements scheduled to vest in 2021 (current NEO target TDC levels, inclusive of 2020 continuity compensation, remained below the 25th percentile of Endo’s Pay Comparator Companies)

Initial compensation adjustments applied in 2021, with a second phase of adjustments to be applied in 2022, to return to a conventional executive compensation structure that is aligned with competitive pay levels

No further continuity compensation arrangements authorized by the Compensation & Human Capital Committee for NEOs (after receiving shareholder feedback following the issuance of 2020 continuity compensation arrangements scheduled to vest in 2021)

Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels	For the 2020 annual grant, equity limited to the Company’s Senior Executive Team (in the form of PSUs), with LTC awards granted to employees participating in the LTI Program

For the 2021 annual grant, the Company’s Senior Executive Team received LTI in the form of 50% PSUs, 25% RSUs and 25% LTC awards, with all other employees participating in the LTI Program receiving 25% RSUs and 75% LTC awards

The actions taken by the Compensation & Human Capital Committee allowed the Company to defer a request for additional shares until 2022, in an effort to further reduce current overhang levels

As summarized above, while shareholders understood the purpose and supported Endo’s use of continuity compensation to address immediate shareholder concerns during this critical transitional period, many indicated they would prefer Endo return to a conventional executive compensation program design that better aligns NEO pay levels with competitive market levels. In an effort to implement a sustainable approach, the Compensation & Human Capital Committee, in agreement with the feedback received from shareholders following the issuance of the 2020 continuity compensation arrangements, has commenced the phase out of continuity compensation arrangements and has applied initial adjustments to current NEO pay levels in 2021. A second phase of adjustments will be applied in 2022, ending continuity payments and reverting to conventional compensation arrangements to better align Endo executive pay with median pay levels exhibited by Endo’s Pay Comparator Companies. Please reference the “Individual Compensation Determination” section for approved salary actions.

Based on the actions taken in 2021, and in prior years as noted in the CD&A, the Compensation & Human Capital Committee believes the changes implemented have consistently addressed the feedback received through the course of our shareholder engagement discussions and serve to strengthen our ability to motivate top talent and encourage management continuity of our NEOs who are critical to the planning and execution of Endo’s strategy and the creation of long-term shareholder value. These shareholder discussions have provided the Board with insights into evolving shareholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. The Compensation & Human Capital Committee will continue to consider shareholder feedback and the results of future say-on-pay votes when making executive compensation decisions and policies. Such votes are conducted annually at least until the Company solicits the next shareholder advisory vote on the frequency of such votes, which is scheduled to occur no later than June 2023.

The shareholder engagement process and resulting changes implemented as a result of the feedback received in 2019 and 2020 are discussed further under the heading “Say-on-Pay and Shareholder Engagement Feedback” within the CD&A section.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve, on an advisory basis, the compensation of Endo’s named executive officers.

The Compensation & Human Capital Committee and the Board of Directors recommend a vote FOR the approval, on an advisory basis, of the compensation of Endo’s named executive officers as described in CD&A and in the other tabular and narrative executive compensation disclosures in this Proxy Statement.

Compensation & Human Capital Committee Report

The Compensation & Human Capital Committee reviewed and discussed with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” In reliance on this review and discussion, the Compensation & Human Capital Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Endo International plc Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the Compensation & Human Capital Committee of the Company’s Board of Directors.

Members of the Compensation & Human Capital Committee:

William P. Montague (Chair)

Michael Hyatt (Member)

Roger H. Kimmel (Member)

Compensation Discussion and Analysis

Executive Summary
A Message from Endo’s Chair of the Compensation & Human Capital Committee

Dear Shareholders:

This year’s proxy statement highlights decisions made by the Compensation & Human Capital Committee in the context of Endo’s solid financial and operating performance in 2020, as well as feedback received during the 2020 shareholder engagement process relating to our executive compensation program.

Throughout 2020, Mr. Coleman and the Senior Executive Team have successfully executed against the Company’s strategic plan developed under Mr. Coleman’s leadership following his appointment in March 2020. This plan included a set of key priorities that articulated a clear vision to be a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of high-quality, life-enhancing therapies. The strategic priorities set forth by Mr. Coleman include expanding and enhancing our portfolio to build a more differentiated and durable product portfolio; reinventing how we work to better serve our customers, promote innovation and improve productivity; and being a force for good by embracing and adopting sustainable practices that benefit all of our stakeholders. Mr. Coleman and the Senior Executive Team are confident that continuing to execute on Endo’s strategic priorities will enable the Company to deliver sustainable value over the long-term.

Despite the challenges faced in 2020, the Company made significant progress in advancing its strategic priorities, delivering solid financial performance, rapidly responding to the COVID-19 pandemic and advancing ESG-related actions. In 2020, the Company exceeded its financial targets and objectives related to Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations (each as defined below). In addition, Endo advanced key strategic, operating and compliance priorities, and delivered on a number of strategically significant initiatives to drive sustainable performance, including:

▪   receiving FDA approval of QWO®,

▪   advancing the Company’s adhesive capsulitis and plantar fibromatosis development programs,

▪   completing the BioSpecifics acquisition,

▪   implementing the COVID-19 response plan,

▪   designing and initiating the previously announced transformational strategic actions to improve operational efficiency,

▪   executing a fill-finish manufacturing services agreement with Novavax for its COVID-19 vaccine candidate,

▪   advancing Endo’s multi-year environmental, social and governance initiatives,

▪   designing and implementing Endo’s diversity, equity and inclusion strategy, and

▪   successfully executing the Company’s 2020 debt refinancing activities.

Consistent with Endo’s pay-for-performance philosophy, awards issued under our performance-based incentive programs were reflective of our management team’s accomplishments in 2020.

Endo’s progress in 2020 was also reflected in the Company’s relative Total Shareholder Return (TSR) performance. As further described in the CD&A, Endo’s 2020 TSR was up 53.1%, ranking Endo above the third quartile relative to the organizations included in Endo’s Pay Comparator Companies peer group (85th percentile), the Company’s custom index of thirty-six pharmaceutical companies (88th percentile) and the Glass Lewis peer group (86th percentile), and above the 50th percentile for the peer group used by ISS (62nd percentile). We believe 2020’s relative TSR performance reflected the Company’s progress in implementing its strategic priorities, as well as its 2020 financial and operating performance, further demonstrating Endo’s progress in achieving its fundamental goal of delivering value to our shareholders.

The Compensation & Human Capital Committee continued to assess and evaluate the Company’s executive compensation program in 2020, considering the results of the most recent say-on-pay vote that yielded 66.2% support during the 2020 Annual Meeting. The Compensation & Human Capital Committee considered this result disappointing and continued engagement efforts with shareholders and third party advisory firms to understand and address shareholder concerns. Throughout the course of the Company’s shareholder engagement discussions, the Compensation & Human Capital Committee received a high degree of support for the Company’s strategy, operating performance and management team, as well as support for the Company’s responsiveness to shareholder concerns. Shareholders also continued to focus on the importance of Endo motivating top talent with an emphasis on encouraging management continuity, and supported the Company’s use of continuity compensation to help bridge the significant gap between current pay and competitive norms. In discussing the Compensation & Human Capital Committee’s decisions with our shareholders, we highlighted that Endo NEO target TDC levels were less than the 25th percentile of Endo’s Pay Comparator Companies, and that current NEO target TDC levels, inclusive of 2020 continuity compensation, remained below the 25th percentile of Endo’s Pay Comparator Companies. Shareholders also expressed support for Endo’s proactive management of shareholder dilution levels, and requested that the Company continue to maintain this as a priority.

Our shareholders, in addition to third party advisory firms, also provided constructive feedback. While shareholders understood the purpose and supported Endo’s use of continuity compensation to address immediate shareholder concerns during this critical transitional period, many indicated they would prefer Endo return to a conventional executive compensation program design that better aligns NEO pay levels with competitive market levels. In an effort to implement a sustainable approach, the Compensation & Human Capital Committee, in agreement with the feedback received from shareholders following the issuance of the 2020 continuity compensation arrangements, has commenced the phase out of continuity compensation arrangements and has applied initial adjustments to current NEO pay levels in 2021. A second phase of adjustments will be applied in 2022, ending continuity payments and reverting to conventional compensation arrangements to better align Endo executive pay with median pay levels exhibited by Endo’s Pay Comparator Companies. The Compensation & Human Capital Committee values these discussions and is looking forward to continued engagement with shareholders in 2021.

The Board is pleased with the Company’s financial and operating performance in 2020 and is confident in the Senior Executive Team’s ability to continue to execute on Endo’s stated strategic priorities. With strength in each of its core businesses, Endo is well positioned in 2021 and beyond as it embarks upon the next phase of the Company’s transformational plan and the enhancement of shareholder value.

Sincerely,

William P. Montague

Chair of the Compensation & Human Capital Committee

Executive Summary (continued)

Vision
Helping everyone we serve live their best life.
Mission
We develop and deliver life-enhancing products through focused execution.

2020 Strategic Priority Highlights

• Received FDA approval of QWO® (the first and only FDA approved injectable treatment for cellulite) and completed launch readiness preparations

• Advanced key development programs, including the Company’s adhesive capsulitis and plantar fibromatosis programs

• Completed the BioSpecifics acquisition, enhancing profitability of XIAFLEX® and QWO®, and providing additional opportunities for future indications

• Executed Endo’s COVID-19 response plan

• Initiated the previously announced transformational strategic actions, with a focus on simplifying the organization and improving operational efficiency

• Executed a fill-finish manufacturing services agreement with Novavax on its COVID-19 vaccine candidate

• Advanced Endo’s multi-year ESG initiatives

• Designed and implemented Endo’s DE&I strategy

• Successfully executed the Company’s 2020 debt refinancing activities

2020 Financial Highlights

(as a Percent of Annual Cash Incentive Compensation Target)

Note: Refer to the section below entitled “2020 Consolidated Financial Results” for discussion of Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations.

Executive Summary (continued)
CEO Performance & Compensation Determination Summary Blaise Coleman President and Chief Executive Officer

Performance. The Compensation & Human Capital Committee’s (referred to in this “Compensation Discussion and Analysis” section as the Committee) assessment of Mr. Coleman’s performance was based on the successful development and advancement of Endo’s strategic priorities, the Company’s solid financial results (including Endo outperforming its 2020 annual IC financial targets and objectives) and the achievement of operating performance objectives. These achievements were considered in the context of Mr. Coleman’s successful execution against the strategy established following his appointment in March 2020 and the progress made in executing Company priorities built on:

▪   Expand & Enhance Our Portfolio: investing to build a more differentiated and durable portfolio that benefits our customers and creates sustainable long-term value,

▪   Reinvent How We Work: embracing the future by accelerating new ways of working to better serve our customers, promote innovation and improve productivity, and

▪   Be a Force For Good: remaining committed to the adoption of more sustainable practices that positively impact our stakeholders, including the promotion of diversity and inclusion.

Despite significant external headwinds facing Endo and other specialty pharmaceutical companies, Endo’s 2020 TSR was up 53.1%, representing the net appreciation in Endo’s share price in 2020, ranking Endo above the third quartile relative to the organizations included in Endo’s Pay Comparator Companies peer group (85th percentile), the Company’s custom index of thirty-six pharmaceutical companies (88th percentile) and the Glass Lewis peer group (86th percentile), and above the 50th percentile for the peer group used by ISS (62nd percentile). Under Mr. Coleman’s leadership, the Company remained focused on advancing its 2020 priorities and strategic growth objectives, as evidenced by the Company’s financial and operational performance. In summary, the Committee considered the following key factors and achievements as they relate to Mr. Coleman’s performance in 2020 (refer to the section below entitled “2020 Consolidated Financial Results” for discussion of Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations):

Compensation Determination Summary. Consistent with Endo’s pay-for-performance philosophy, the Committee’s 2021 compensation determination for Mr. Coleman aligns with his various achievements throughout 2020. In recognition of Mr. Coleman’s individual performance and contributions in 2020 and the Company’s performance against the 2020 scorecard objectives, Mr. Coleman was awarded an annual cash performance-based bonus equal to approximately 190.8% of his annual IC target. In consideration of Mr. Coleman’s outstanding performance in 2020 in the capacity of President and Chief Executive Officer, the Committee also approved an LTI award with an expected target value based on Endo’s closing share price at the time of grant equal to $9,500,000. Consistent with Endo’s other NEOs, Mr. Coleman received 50% of his award in the form of performance share units (PSUs), 25% in the form of RSUs and the remaining 25% in the form of long-term cash (LTC) awards to manage share pool utilization levels in 2021. The performance-based equity consisted of PSUs with realizable value dependent upon the delivery of shareholder value and achievement of Adjusted Free Cash Flow (or FCF, as defined in Executive Compensation Program—Long-Term Incentive Compensation—Performance Share Units) objectives over a cumulative three-year performance period. The combined use of PSUs, RSUs and LTC awards in 2021 supported the Company’s share pool management priorities, and also allowed for a consistent approach for all executive management employees aimed at allocating a significant portion of the award in the form of performance-based LTI.

Executive Summary (continued)

Please see the below chart, which compares the expected target value of Mr. Coleman’s compensation package for 2020 against the median target CEO TDC levels of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group.

Note: Base salary represents the annual rate of base salary. Since Mr. Coleman’s LTI is determined at the sole discretion of the Compensation & Human Capital Committee, “Expected Target” amounts of LTI reflect actual expected values of LTI issued in 2020. Except for amounts reported for Mr. Coleman, amounts reflect median overall pay levels for these companies, and totals may not equal the sum of the individual Base Salary, IC and LTI components. Compared to the peer group data above, which is based on the most recent proxy filings available at the time of Korn Ferry’s annual executive compensation review in October 2020, Mr. Coleman’s expected target TDC level, inclusive of 2020 continuity compensation not included in the chart above, is positioned below the 25th percentile of each of the comparator groups.

Please see the below chart, which compares the actual value authorized of Mr. Coleman’s compensation package for 2020 against the median actual CEO TDC levels of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group.

Note: Base salary represents the annual rate of base salary. Except for amounts reported for Mr. Coleman, amounts reflect median overall pay levels for these companies, and totals may not equal the sum of the individual Base Salary, IC and LTI components. Compared to the peer group data above, which is based on the most recent proxy filings available at the time of Korn Ferry’s annual executive compensation review in October 2020, Mr. Coleman’s actual TDC level, inclusive of 2020 continuity compensation not included in the chart above, is positioned as follows: below the 25th percentile of Endo’s Pay Comparator Companies, slightly above the median of the ISS Peer Group and below the median for the Glass Lewis Peer Group.

The Summary Compensation Table’s footnote (3) provides details regarding adjustments to LTI valuations under ASC 718 for accounting and proxy reporting purposes.

Executive Summary (continued)

Mr. Coleman’s 2021 target TDC levels and pay mix were considered in the context of competitive practices among CEOs of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group (2020 target TDC levels ranked below the 25th percentile compared to the Endo Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group). Based on Korn Ferry’s analysis of the competitiveness of Mr. Coleman’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Coleman’s performance and contributions in 2020, the Committee approved an increase to Mr. Coleman’s base salary of approximately 8.8%, effective February 22, 2021. To further align Mr. Coleman’s pay related to Endo’s Pay Comparator Companies, the Committee also approved an increase to Mr. Coleman’s 2021 performance-based annual cash incentive compensation target to 150%.

Notwithstanding the Committee’s decision to issue LTC awards to NEOs in 2021 in response to shareholder feedback to minimize share utilization and dilution levels during periods when Endo shares are trading at a significantly reduced share price, the changes to the 2021 CEO pay structure implemented by the Committee support the Company’s pay-for-performance compensation philosophy in that only 8% of the expected target value of TDC is fixed while 92% is variable and dependent upon performance. The changes to Mr. Coleman’s 2021 compensation arrangements also demonstrate the Committee’s commitment to implement a conventional executive compensation program structure rather than extending continuity compensation arrangements to Endo’s NEOs, acknowledging shareholder feedback received in late 2020.

Executive Compensation Program

Compensation Philosophy

Our executive compensation program’s focus emphasizes the importance of attracting, motivating and encouraging continuity of experienced and well-qualified executive officers through policies, programs and strategies that advance our critical business and human capital development objectives and promote the creation of shareholder value over the long-term. The Committee believes that the most effective executive compensation program is one that is based on a pay-for-performance philosophy and designed to provide incentives that advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Endo’s compensation philosophy is designed to support our business strategy by attracting highly-talented individuals and motivating them to perform at the highest professional level, while embracing the Company’s values, behaviors and Code of Conduct.

Pay-for-performance, alignment with shareholder interests and offering competitive pay are fundamental to Endo’s compensation philosophy.

▪	A significant portion of executive compensation is linked directly with Endo’s short- and long-term strategic, operating and compliance performance, without encouraging excessive risk;
▪

Endo’s executive pay programs incorporate significant amounts of variable incentive-based compensation that directly aligns with Endo’s financial, strategic, operating, compliance and share price performance objectives; and

▪

TDC is competitive within the Endo Pay Comparator Companies, enabling the Company to attract and motivate highly-talented individuals and key contributors to achieve high-level performance, while embracing the Company’s key values and behaviors.

Endo’s executive compensation package supports this philosophy by offering annual and long-term incentive compensation opportunities that are performance-based. Incentive-based cash compensation awarded is subject to the Company achieving its annual performance objectives and realizing value in long-term equity is largely dependent upon Endo’s financial performance and the delivery of shareholder value.

The three principal components of the Company’s executive compensation package include base salary, annual cash incentive compensation and equity-based LTI compensation. Notwithstanding the Committee’s decision to use long-term cash awards in lieu of equity to manage shareholder dilution levels in 2020, we believe that the majority of the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be variable and dependent upon performance.

In making decisions with respect to any element of an NEO’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual incentive compensation cash bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for NEOs, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of employment under a variety of circumstances. The Committee’s goal is to award compensation that is competitive to attract and retain highly-qualified leaders and motivate high business performance. The Committee believes that its compensation programs align executive and shareholder interests by effectively calibrating compensation payout levels with individual and Company performance.

Considerations

Competitive Considerations. In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee reviews the compensation practices at companies with which the Company competes for talent, including businesses engaged in activities similar to those of the Company. While we do not believe that it is appropriate to establish compensation levels based primarily on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful as a tool to assess the reasonableness and competitiveness of our compensation practices.

The Committee generally aligns target executive compensation at the median of compensation packages for executives in similar positions and with similar responsibilities and experience at similar companies of comparable size, with the opportunity for top quartile actual compensation based upon individual and Company performance. We recognize, however, that positions with similar titles are not always comparable in terms of responsibility to such positions at the Company. The Committee’s choice of this target percentile reflects the Company’s consideration for our shareholders’ interests in paying what is competitive to achieve our corporate goals.

We believe that, given our compensation philosophy and objectives, compensation targeted at the median of similarly-situated companies with the opportunity for top quartile total compensation based upon performance is generally sufficient to retain our current executive officers and to hire new executive officers when and as required. In setting compensation for the NEOs, the Committee considers comparative market data requested by the Committee from Korn Ferry, its compensation consultant. In gathering relevant competitive market compensation data, the Committee approved the use of a sample of companies with similar operations to Endo, which we refer to collectively as the “Pay Comparator Companies.”

The Committee believes that Endo competes with the Pay Comparator Companies for talent and for shareholder investment. In assessing the relevance of the Pay Comparator Companies, Korn Ferry evaluates the appropriateness based on several key criteria in an effort to identify comparator companies with the most appropriate business fit. These factors include company size (in terms of both revenue and market cap), industry/business sector, operating complexity, location, talent market, customer base and other relevant factors, recognizing that not all peer companies will match all criteria and not all criteria are of equal importance.

The Pay Comparator Companies typically have similar executive officer positions; however, the Committee does not attempt to set each compensation element for each executive within a particular range as it relates to the Pay Comparator Companies. Instead, the Committee uses Pay Comparator Companies market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, leadership, growth potential and secondary executive compensation survey sources specific to the pharmaceutical industry, among others.

Korn Ferry makes periodic recommendations to the Committee regarding the recalibration of the Pay Comparator Companies referenced. As a result of this annual review, Endo recalibrated the Pay Comparator Companies to include organizations that were relevant to Endo’s size and business composition. The consolidation of viable peer companies and loss of many similarly-sized competitor companies during the past few years has forced Endo to consider comparator companies that fall outside of the normal size parameters in order to include organizations relevant to Endo’s business. This includes companies both larger and smaller in size, in an effort to include a balanced and fair assessment of the range of competitive pay levels. Ultimately, Endo believes it is imperative that the comparator companies align with Endo’s customer base and market for key talent in order to establish a reasonable assessment of competitive pay levels for our NEOs.

The Committee-approved Pay Comparator Companies for 2020 are listed in the table below:

2020 Pay Comparator Companies
Alexion Pharmaceuticals Inc.	Incyte Corporation
Alkermes plc	Jazz Pharmaceuticals plc
Amneal Pharmaceuticals Inc.	Mallinckrodt plc
Bausch Health Companies Inc.	Perrigo Co. plc
Biogen Inc.	Regeneron Pharmaceuticals
BioMarin Pharmaceutical Inc.	United Therapeutics Corporation
Horizon Pharma plc	Vertex Pharmaceuticals Inc.

Pay Risk and Governance. The Committee regularly reviews industry compensation practices to align the Company’s compensation philosophy with the Company’s business strategy, while focusing on the enhancement of long-term shareholder value and management of risk. The summary below reflects the leading governance practices implemented and maintained by the Committee:

What We Do
Maintain a Compensation & Human Capital Committee composed entirely of independent directors
Engage with shareholders and third party advisory firms on governance and compensation matters
Retain an independent executive compensation consultant to the Committee
Conduct annual assessments of NEO pay positioning against Pay Comparator Companies
Complete independent annual reviews of risks associated with compensation arrangements, policies and practices
Implement an executive pay program that is highly concentrated on variable short- and long-term incentive compensation tied to individual and Company performance
Grant LTI awards that are generally subject to three-year vesting conditions
Grant NEO LTI awards comprised of a minimum of 50% PSUs, tied to FCF and relative TSR performance over a three-year cumulative performance period
Maintain ownership guidelines for executive management and non-employee directors
Maintain a compensation recovery (clawback) policy that applies to both cash- and equity-based incentives in situations involving material misconduct or gross negligence resulting in material financial harm to the Company

What We Don’t Do
Reward executives for excessive, inappropriate, or unnecessary risk-taking
Allow re-pricing of equity awards without shareholder approval
Allow cash buyouts of underwater options
Allow hedging and pledging of Company shares
Grant single-trigger vesting of LTI awards upon change in control
Enter into employment agreements with automatic renewal provisions (except as required by local law)
Allow change in control gross-up payments

On at least an annual basis, the Company conducts an assessment of the potential risks associated with the Company’s compensation arrangements, policies and practices. The assessment is conducted by Korn Ferry and then reviewed by the Committee. A key objective is to determine whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process includes:

▪	A comprehensive review of compensation programs with the highest potential for material adverse effect;
▪	Identification of key Company positions and business areas that could potentially carry a significant portion of the Company’s risk profile;
▪	Identification of compensation programs for the key Company positions and business areas; and
▪	An analysis of employee compensation plans with the highest potential for risk, pursuant to which we:
▪	Identify the features within the plans that could potentially encourage excessive or imprudent risk-taking;
▪	Identify business risks that these features could potentially encourage;
▪	Identify controls and plan features that mitigate the risks identified;
▪	Determine residual risk remaining after having identified mitigating controls and features; and
▪	Assess whether residual risk is reasonably likely to have a material adverse effect on the Company as a whole.

The Committee also reviews the Company’s compensation programs that allow for variable payouts. A key consideration is the establishment of an appropriate mix of performance metrics. The Committee also oversees the plans so that they reward both annual goal achievement and the long-term sustainable success of the Company. In addition, the reviews focus on plans where an employee might be able to influence payout factors and programs that involve our executives, with a focus on analyzing whether any of the performance targets encourage excessive risk-taking. During the assessment, several control and design features of the Company’s compensation program that are intended to mitigate the risk of excessive risk-taking are evaluated. Risk profiles are also evaluated on an ongoing basis by the Company’s management team as new program designs are considered.

Based on the process described above, it was concluded that the potential risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Endo. The Committee will continue to review the Company’s compensation programs at least annually to identify and address potential risks that may have a material adverse effect on the Company.

Say-on-Pay and Shareholder Engagement Feedback. In establishing 2021 compensation, the Committee considered the results of the most recent say-on-pay vote at the Company’s Annual Meeting held in June 2020, where approximately 66.2% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee also considered the results of its recent shareholder engagement efforts that were undertaken based on the Board’s belief that regularly engaging with shareholders as a means of soliciting their views on matters such as corporate governance, environmental and social initiatives, executive compensation and other important topics, is important in assisting the Board with items requiring a broader shareholder perspective.

Consistent with prior years, Mr. Montague, who serves as our Chair of the Committee, and certain members of our management team undertook efforts in 2020 to engage with shareholders with combined ownership levels of more than 70% of Endo’s ordinary shares outstanding as well as third party advisory firms. These conversations with shareholders demonstrate the Committee’s commitment to consider shareholder feedback, as evidenced by the key actions implemented by the Committee in recent years as noted below.

Actions implemented based on shareholder feedback received in 2018 include the following:

2018 Shareholder Feedback	Prior Approach	Implemented Changes

Placing more emphasis on per share metrics in the annual incentive program	Adjusted Diluted EPS = 30% of financial target weighting in 2018	Adjusted Diluted EPS = 35% of financial target weighting

Placing more emphasis on performance-based equity for NEOs	25% PSUs and 75% RSUs in 2018	50% PSUs and 50% RSUs

Increasing the length of equity performance periods	FCF over three 1-year periods & relative TSR over a 3-year period in 2018	FCF over a 3-year period & relative TSR over a 3-year period

Eliminating special or off-cycle LTI awards for NEOs	Special award of 50% Options and 50% RSUs approved by the Committee in 2017	No special or off-cycle LTI awards authorized by the Committee for NEOs (except for new hire and promotion situations)

Actions implemented based on shareholder feedback received in 2019 include the following:

2019 Shareholder Feedback	Prior Approach	Implemented Changes

Significant focus on motivating top talent with an emphasis on encouraging management continuity during a period of significant external headwinds	Reliance on standard executive compensation structure which significantly lagged competitive market levels (NEO target TDC levels below the 25th percentile of Endo’s Pay Comparator Companies)	Implementation of continuity compensation arrangements in 2019 and 2020 to augment below market pay levels for Endo’s NEOs (excluding Mr. Campanelli)

Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels	Company-wide reductions for all LTI awards in 2018 and 2019, negatively impacting the competitiveness of LTI compensation

For the 2020 annual grant, no company-wide reductions were applied; however, equity limited to the Company’s Senior Executive Team (in the form of PSUs), with LTC awards granted to all employees participating in the LTI Program

Actions implemented based on shareholder feedback received in 2020 include the following:

2020 Shareholder Feedback	Prior Approach	Implemented Changes

Understood the purpose and supported the use of continuity compensation in 2019 and 2020 in response to earlier shareholder feedback

Prefer Endo return to a conventional executive compensation program design that better aligns NEO pay levels with competitive market levels

Reliance on standard executive compensation structure which significantly lagged competitive market levels for all current NEOs (current NEO target TDC levels below the 25th percentile of Endo’s Pay Comparator Companies)

Augmented pay with continuity compensation arrangements scheduled to vest in 2021 (current NEO target TDC levels, inclusive of 2020 continuity compensation, remained below the 25th percentile of Endo’s Pay Comparator Companies)

Initial compensation adjustments applied in 2021, with a second phase of adjustments to be applied in 2022, to return to a conventional executive compensation structure that is aligned with competitive pay levels

No further continuity compensation arrangements authorized by the Compensation & Human Capital Committee for NEOs (after receiving shareholder feedback following the issuance of 2020 continuity compensation arrangements scheduled to vest in 2021)

Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels	For the 2020 annual grant, equity limited to the Company’s Senior Executive Team (in the form of PSUs), with LTC awards granted to employees participating in the LTI Program

For the 2021 annual grant, the Company’s Senior Executive Team received LTI in the form of 50% PSUs, 25% RSUs and 25% LTC awards, with all other employees participating in the LTI Program receiving 25% RSUs and 75% LTC awards

The actions taken by the Compensation & Human Capital Committee allowed the Company to defer a request for additional shares until 2022, in an effort to further reduce current overhang levels

As noted above, the Committee took immediate action in late 2019 and 2020 based on initial shareholder feedback received in 2019 to implement continuity compensation arrangements to address concerns regarding the Company’s ability to motivate top talent and encourage management continuity due to the significant gap between NEO target compensation and competitive norms, and during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies. In an effort to implement a sustainable approach, the Committee, in agreement with the feedback received from shareholders following the issuance of the 2020 continuity compensation arrangements, has commenced the phase out of continuity compensation arrangements and has applied initial adjustments to current NEO pay levels in 2021. A second phase of adjustments will be applied in 2022, ending continuity payments and reverting to conventional compensation arrangements to better align Endo executive pay with median pay levels exhibited by Endo’s Pay Comparator Companies. Please reference the “Individual Compensation Determination” section for approved salary actions.

Based on the actions taken in 2021, and in prior years as noted above, the Committee believes the changes implemented have consistently addressed the feedback received through the course of our shareholder engagement discussions and serve to strengthen our ability to motivate top talent and encourage management continuity of our NEOs who are critical to the planning and execution of Endo’s strategy and the creation of long-term shareholder value. These shareholder discussions have provided the Board with insights into evolving shareholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. The Committee will continue to consider shareholder feedback and the results of future say-on-pay votes when making executive compensation decisions and policies. Such votes are conducted annually at least until the Company solicits the next shareholder advisory vote on the frequency of such votes, which is scheduled to occur no later than June 2023.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance while taking into consideration market competitiveness. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain them. While the base salary component of our executive officer compensation program is primarily designed to provide the baseline level of compensation to executive officers, individual performance is also a key consideration when establishing appropriate base salary levels, further supporting the Company’s pay-for-performance philosophy.

Considerations. Salaries for the NEOs are initially determined by their employment agreements, which are described under “Employment and Change in Control Agreements; Severance Agreements” below. These salaries and the amount of any increases over these salaries are determined by the Committee based on a variety of factors, including:

▪

the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Pay Comparator Companies and secondary executive compensation survey sources specific to the pharmaceutical industry;

▪	the expertise and competencies of the individual executive;
▪	the competitiveness of the market for the executive’s services;

▪	internal review of the executive’s compensation, both individually and relative to other NEOs;
▪	the recommendations of the President and Chief Executive Officer (except in the case of the President and Chief Executive Officer’s own compensation); and
▪	individual performance of the NEO, which includes:
▪	achievement of individual annual goals and objectives, the risks and challenges involved and the impact of the results;
▪	performance of day-to-day responsibilities;
▪	increases in competencies and skill development;
▪	value of the NEO’s contribution to function and Company goal achievement; and
▪	behaviors aligned with Endo key values.

Base salaries are generally reviewed annually. In reviewing salaries, the Committee adjusts salaries from time to time to realign salaries with market levels, individual performance and incumbent experience. The Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual incentive compensation and long-term incentive targets, where such an adjustment would correct a compensation imbalance, as the Committee deems appropriate.

2020 Decisions Regarding Base Salary. In October 2020, as part of the Committee’s annual review of compensation, Korn Ferry provided the Committee with a market assessment of the competitive compensation for the Company’s executive officers. This assessment included reviewing the Pay Comparator Companies and secondary executive compensation survey sources specific to the pharmaceutical industry and:

▪	establishing a benchmark match for each of the positions;
▪	gathering and analyzing competitive compensation from relevant labor markets; and
▪	developing competitive market medians of compensation for the positions.

Based on the competitive market data referred to above, the Committee developed, with the assistance of Korn Ferry, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation and expected target value of long-term incentive compensation) and then compared each NEO’s current compensation to the market median for each data sample. The market data and the performance of each of Endo’s NEOs are reviewed each year, but there is no assurance that any of their individual compensation packages will be aligned with the market. Please reference the “Individual Compensation Determination” section for approved salary actions.

Performance-Based Annual Cash Incentive Compensation

Purpose. The compensation program provides for an annual cash incentive that directly reinforces the Company’s pay-for-performance approach. This incentive compensation program is a short-term performance-based incentive plan that rewards the achievement of annual goals and objectives, as well as longer-range strategic goals. Both the Company and individual performance goals, and the resulting payments, are pre-established and formulaic. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with shareholder value.

The Committee annually assesses each NEO’s achievement against the Company’s annual pre-established and formulaic objectives, which allow for a maximum bonus equal to 225% of the target bonus amount. The Committee then determines the level of realized performance based on quantifiable Company scorecard and individual performance objectives. The following illustrates the mechanics underlying the annual cash incentive calculation:

The respective annual cash incentive compensation target for each Current NEO, as defined in the “Compensation of Executive Officers” section below, related to 2020, paid in early 2021, is expressed in the chart below.

Annual incentive compensation targets for 2020, to be paid in early 2021, for our Former NEOs, as defined in the “Compensation of Executive Officers” section below, were 150%, 70% and 50% for Messrs. Campanelli, Coughlin and Ciarico, respectively, with their annual incentive compensation opportunities governed by the terms of: (i) in the case of Mr. Campanelli, the Letter Agreement that governs the terms and conditions of his compensation during the succession planning and transition period until his retirement as an employee on December 31, 2020 and (ii) in the case of the other Former NEOs, their respective separation agreements. Please reference the “Individual Compensation Determination” section for additional information.

Considerations. The annual cash incentive compensation program includes relative incentive levels based on each NEO’s specific position accountabilities and impact on overall Company strategic, operating and compliance performance, with target awards established as a percentage of base salary. Each NEO’s target annual incentive compensation bonus is initially established pursuant to his employment agreement, which is determined based on all factors that the Committee deems relevant, including (but not limited to) a review of Pay Comparator Company compensation. The annual incentive compensation metrics are aligned with the Company’s business strategy and the use of the Company scorecard objectives including Adjusted Revenue, Adjusted EBITDA Margin, Adjusted Diluted EPS from Continuing Operations and non-financial metrics, and are supported by practices among our Pay Comparator Companies. The Committee establishes annual incentive plan targets based upon the Company’s strategic and business plans and then aligns the compensation plan with the Company’s financial guidance for the year.

Discretion. Under the annual incentive compensation program, the Committee has discretion, in appropriate circumstances and subject to certain limitations, to pay annual incentive compensation at less than or in excess of target levels. For example, in determining the extent to which the pre-set performance goals are met for a given period, the Committee exercises its judgment in determining whether to reflect or exclude the impact of changes in accounting principles and unusual or infrequently occurring events reported in the Company’s public filings. Further, pursuant to each of our NEO’s employment agreements, target annual incentive compensation as a percentage of annual base salary may subsequently be increased at the discretion of the Committee. Please reference the “Individual Compensation Determination” section for approved target annual incentive compensation changes.

2020 Decisions Regarding Incentive Compensation. As a result of COVID-19, the Committee approved updated scorecard objectives in July 2020 to reflect the impact, planning and response to COVID-19 and to better align with the Company’s new priorities. While the scorecard objectives were updated, the Committee applied negative discretion and approved lower annual cash incentive compensation payout levels based on performance against the Company’s original 2020 scorecard. This decision reduced the overall Company payout factor from approximately 133.5%, as calculated under the updated 2020 scorecard, to 127.2% based on the original scorecard approved by the Committee in February 2020. The Committee recognized that the Company’s performance against the updated 2020 scorecard objectives was unexpectedly strong, and believed that the original goals were still appropriate. This decision demonstrated the Committee’s use of negative discretion under the appropriate circumstances and commitment to the Company’s pay-for-performance philosophy.

The following information summarizes the components of the Company’s annual incentive compensation program, based on the original scorecard approved by the Committee, which served as the basis for the actual award granted by the Committee for 2020. With respect to 2020, the annual award for each NEO was based on the achievement of scorecard objectives and NEO individual performance. The corporate scorecard and individual NEO performance objectives are aligned with the Company’s original priorities established as part of the 2020 strategic assessment process in February 2020. The performance goals associated with the corporate scorecard were weighted as follows (specific targets are discussed in the following section entitled “2020 Consolidated Financial Results”):

The above “scorecard” is structured so that objectives allow for a payout opportunity ranging from 0% to 225% of the target bonus opportunity (commensurate with performance). The Committee also has the discretion to withhold annual cash incentives that otherwise would be made to any employees, including the NEOs, if it determines that overall performance is below performance thresholds.

2020 Consolidated Financial Results. Our 2020 Adjusted Revenue was in line with 2019 as solid performance from our Sterile Injectables segment was offset by declines in our Branded Pharmaceuticals, Generic Pharmaceuticals and International Pharmaceuticals segments. Our 2020 Adjusted Revenue was significantly impacted by COVID-19, which resulted in increased sales volumes for certain critical care products, such as VASOSTRICT®, and decreased sales volumes for other products, including certain physician administered products such as XIAFLEX®. As expected and anticipated in our 2020 financial guidance, 2020 Adjusted Revenue also reflected declines due to competitive pressures in our Generic Pharmaceuticals and International Pharmaceuticals segments and the Established Products portfolio of our Branded Pharmaceuticals segment. The increases in Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations in 2020 as compared to 2019 were primarily driven by improved margins related to favorable changes in product mix. See also footnote (4) to the chart below for a discussion of factors impacting the comparability of 2020 and 2019 amounts for Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations.

Year-on-year reductions to Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations were considered along with other factors in determining our 2020 financial guidance and the associated annual cash incentive compensation program’s performance objectives approved by the Committee. Although lower than the 2019 results, the annual incentive compensation program’s performance objectives were intended to be challenging, yet aligned with the Company’s 2020 goals, taking into consideration the factors explained above.

Despite the significant challenges presented by COVID-19 in 2020, Endo outperformed its annual cash incentive compensation financial targets and objectives. On an adjusted basis, we achieved the following financial objective results in 2020 compared to prior year financial performance:

▪

Achieved $2.906 billion and $2.910 billion in Adjusted Revenue in 2020 and 2019, respectively, consisting of $2.903 billion and $2.914 billion, respectively, of revenue determined in accordance with U.S. generally accepted accounting principles (GAAP), adjusted as described below.

▪

Achieved 48.0% and 45.1% in Adjusted EBITDA Margin in 2020 and 2019, respectively, consisting of $0.184 billion of net income and $0.423 billion of net loss, respectively, determined in accordance with GAAP, adjusted as described below, divided by $2.906 billion and $2.910 billion, respectively, in Adjusted Revenue as described above.

▪

Achieved $2.83 and $2.37 in Adjusted Diluted EPS from Continuing Operations in 2020 and 2019, respectively. These amounts consist of $1.06 of diluted net income per share from continuing operations and $1.60 of diluted net loss per share from continuing operations, respectively, determined in accordance with GAAP, adjusted as described below.

▪	Fully adjusted amounts are summarized in the chart below (Adjusted Revenue amounts are reported in millions).

(1)

Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations are not prepared in accordance with GAAP. In calculating these amounts, each amount is adjusted from GAAP in order to keep participants from being advantaged or disadvantaged as a result of certain unplanned and unbudgeted events or changes throughout the performance period. These include adjustments: for unbudgeted acquisitions during the performance period to include deal model base case revenue and EPS commitments in the Company’s performance targets; for unbudgeted dispositions during the performance period; for unplanned material changes in share count during the performance period; and to neutralize foreign exchange impact versus budget during the performance period.

(2)

EBITDA represents net income (loss) before interest expense, net; income taxes; depreciation; and amortization, each prepared in accordance with GAAP. Adjusted EBITDA further adjusts EBITDA by adjusting for the items enumerated in note (1) above and by excluding other (income) expense, net; share-based compensation; certain upfront and milestone payments to partners; acquisition-related and integration items, including transaction costs and changes in the fair value of contingent consideration; cost reduction and integration-related initiatives such as separation benefits, continuity payments, other exit costs and certain costs associated with integrating an acquired company’s operations; asset impairment charges; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; certain legal costs (starting in 2020 as noted in footnote (4) below); debt modification costs; discontinued operations, net of tax; and certain other items. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

(3)

To arrive at Adjusted Diluted EPS from Continuing Operations, GAAP diluted net income or loss per share from continuing operations is adjusted for the items enumerated in note (1) above and for certain upfront and milestone payments to partners; acquisition-related and integration items, including transaction costs and changes in the fair value of contingent consideration; cost reduction and integration-related initiatives such as separation benefits, continuity payments, other exit costs and certain costs associated with integrating an acquired company’s operations; asset impairment charges; amortization of intangible assets; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; certain legal costs (starting in 2020 as noted in footnote (4) below); gains or losses from early termination of debt; debt modification costs; gains or losses from the sales of businesses and other assets; foreign currency gains or losses on intercompany financing arrangements; the tax effect of adjusted pre-tax income at applicable tax rates and other tax adjustments; and certain other items, including the impact of including dilutive securities if net income or loss per share from continuing operations moves from a net loss position to a net income position.

(4)

Effective January 1, 2020, the Company revised its definition of its adjusted financial metrics to exclude certain legal costs. The Company believes that such costs are not indicative of business performance and that excluding them more accurately reflects the Company’s results. As a result of this change, the Company’s 2019 Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations amounts presented above include opioid-related legal expenses, while such costs are excluded from the 2020 amounts presented above. Had the 2019 amounts been prepared on a consistent basis with the 2020 amounts, the Company’s 2019 Adjusted EBITDA Margin would have been higher by approximately 220 basis points and the Company’s 2019 Adjusted Diluted EPS from Continuing Operations would have been higher by approximately $0.28.

(5)

These amounts reflect the lower annual cash incentive compensation payout levels approved by the Committee, which are based on performance against the Company’s original 2020 scorecard. The Committee’s application of negative discretion reduced the overall Company payout factor from approximately 133.5%, as calculated under the updated 2020 scorecard, to 127.2% based on the original scorecard approved by the Committee in February 2020, which is further discussed above.

Overall Company Performance Against Objectives. In addition to the financial results above, other performance goals are established in alignment with the Company’s strategic, operating and compliance priorities. Further, the goals are developed to incentivize strong annual operating performance results, while positioning the Company for longer-term success and enhanced shareholder value. Performance goals are set to be challenging, while reasonably attainable given a concerted effort on the part of the Company’s NEOs and employees in consideration of conditions and trends. NEO compensation is closely aligned with the achievement of the 2020 financial objectives, as well as the Company’s strategic, operating and compliance priorities.

In addition to the financial challenges created by COVID-19 in 2020, the pandemic also significantly impacted the Company’s strategic, operating and compliance priorities. Over half of the operating and compliance priorities detailed in this section of the CD&A were negatively affected by the COVID-19 pandemic. The following objectives related to building our portfolio and capabilities for the future were the most significantly impacted by COVID-19:

▪	The achievement of our XIAFLEX® volume growth target objective was negatively affected by a high number of physician office closures and a decline in patient visits to doctors’ offices.
▪	The achievement of our generics and sterile injectables new product launch objectives was, in part, negatively impacted by delays experienced at the FDA related to the approval of new products.
▪

The achievement of our key R&D related objectives were negatively impacted by delays experienced in recruiting and enrolling subjects for certain clinical trials. In addition, certain company resources and manufacturing capacity dedicated to supporting FDA filings had to be reallocated to support the significant increase in production for certain critical medicines due to the surge in COVID-19 related hospitalizations during the year.

▪	Our 2020 QWO® manufacturing objectives were, in part, negatively impacted as a result of temporary delays experienced in the construction and qualification of new QWO® manufacturing capacity.

Throughout 2020, the Senior Executive Team focused their efforts on addressing these challenges and also executed multiple strategically significant activities in 2020. These initiatives, which were not part of the original annual scorecard, included the following:

▪

Implemented a comprehensive COVID-19 response plan with alternative working practices across every part of our organization, which we believe will continue to evolve and will lead to permanent changes in how we work,

▪	Completed the acquisition of BioSpecifics, which immediately enhanced the profitability of XIAFLEX® and QWO® and provides additional optionality for future XIAFLEX® and QWO® indications,
▪

Designed and launched a set of business transformation initiatives to enhance our organizational effectiveness, increase the competitiveness of our generics segment and generate significant cost savings that will be reinvested into our core growth areas,

▪	Executed a fill-finish manufacturing services agreement with Novavax for its COVID-19 vaccine candidate,
▪	Designed and implemented Endo’s DE&I strategy, and
▪	Completed the refinancing of nearly $3.0 billion of debt, which resulted in a meaningful extension of our debt maturities.

The Committee reviewed the Company’s achievement of the scorecard objectives set forth above for 2020, and made the following performance determination, which applies to each NEO (certain amounts may not recalculate due to rounding):

	Plan Weightings	Payout Percent (Target 100%)	Final Company Performance
Adjusted Revenue	24.5%	132.6%	32.5%
Adjusted EBITDA Margin	21.0%	150.0%	31.5%
Adjusted Diluted EPS from Continuing Operations	24.5%	150.0%	36.8%
Strategic/Operating/Compliance Priorities	30.0%	88.3%	26.5%

Total	100.0%		127.2%

Details behind the Company performance objectives, relative weighting and actual results from the 2020 Company performance scorecard are summarized in the table below (certain amounts may not recalculate due to rounding and select results have been generalized due to competitive considerations). Within this table, the objectives and results that were impacted by COVID-19 are highlighted in orange font.

Objective	2020 Results	Weighting	Achievement Level	Contribution (Weighting x Achievement)

FINANCIAL OBJECTIVES		70.0%	143.9%	100.7%

Meet or Exceed Adjusted Revenue (1) goal of $2.814 billion	Adjusted Revenue at 103.3% of annual IC target	24.5%	132.6%	32.5%

Meet or Exceed Adjusted EBITDA Margin (1) goal of 45.0%	Adjusted EBITDA Margin at 106.6% of annual IC target	21.0%	150.0%	31.5%

Meet or Exceed Adjusted Diluted EPS from Continuing Operations (1) goal of $2.18	Adjusted Diluted EPS from Continuing Operations at 129.8% of annual IC target	24.5%	150.0%	36.8%

STRATEGIC, OPERATING AND COMPLIANCE PRIORITIES		30.0%	88.3%	26.5%

Meet FDA and DEA requirements, including no warning letters received and no quality system failures that result in regulatory action, while improving other key metrics	Met all FDA & DEA objectives and improved other key metrics including decreased Field Alerts	2.0%	105.0%	2.1%

Execute Pathway to One SAP initiative, achieving critical project stage gates	Exceeded 2020 objectives	2.0%	150.0%	3.0%

Advance employee engagement initiatives with a continued focus on retaining high performing and high potential employees	Delivered on an extended number of engagement initiatives, and exceeded high-performing retention objectives	2.0%	125.0%	2.5%

Successfully meet 2020 Environmental, Social & Governance milestones on multi-year plan	All 2020 objectives achieved	2.0%	100.0%	2.0%

Achieve XIAFLEX® volume growth target objective	Partially achieved volume growth objective due to physician office closures and a decline in patient visits to doctors’ offices	4.0%	79.0%	3.2%

Achieve generics and sterile injectables new product launch objectives	Partially achieved launch objectives due to delays experienced at the FDA related to approval of new products	2.0%	45.8%	0.9%

Achieve key R&D program launch and FDA filing objectives	Successfully launched key R&D developmental programs achieving critical study milestones, and partially achieved FDA filing objectives due to delays experienced in recruiting and enrolling subjects for certain clinical trials and reallocation of resources / capacity in support of the production of certain critical medicines due to the surge in COVID-19 related hospitalizations during the year	2.0%	40.0%	0.8%

Achieve 2020 QWO® commercial and manufacturing objectives	Achieved 2020 QWO® commercial deliverables, with manufacturing objectives not met due to temporary delays in the construction and qualification of new QWO® manufacturing capacity due to COVID-19	4.0%	50.0%	2.0%

Advance manufacturing priorities, and Business Continuity objectives	All 2020 objectives achieved	2.0%	100.0%	2.0%

Achieve inventory write-off objective	Write-off objective not met	2.0%	—%	—%

Develop an enhanced enterprise inventory management process	Achieved 2020 objectives, designed to optimize working capital, while minimizing back orders	2.0%	100.0%	2.0%

Achieve total adjusted operating expense objective	Exceeded total adjusted operating expense objective	2.0%	150.0%	3.0%

Deliver on year-end 2020 Net Debt Leverage Ratio objectives	Exceeded year-end Net Debt Leverage Ratio objective	2.0%	150.0%	3.0%

(1)	Refer to the section above entitled “2020 Consolidated Financial Results” for discussion of Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations.

The Committee also considered each NEO’s individual performance and awarded the NEOs the 2020 annual cash IC bonus amounts set forth in the “Individual Compensation Determination” section. See also below under the heading “Employment and Change in Control Agreements; Severance Agreements” regarding how each NEO with an employment agreement is entitled to annual cash incentive compensation as a percentage of salary under certain circumstances.

Long-Term Incentive Compensation

Purpose. Notwithstanding the Committee’s decision to use long-term cash awards in lieu of equity to manage shareholder dilution levels in 2020 and 2021, the Company believes that the most effective means to encourage long-term performance by our NEOs is to create an ownership culture. This philosophy is implemented through the granting of the equity-based awards described below. The LTI Program described below is designed so that Company leaders hold a competitive stake in the Company’s financial future. The LTI Program provides a future reward structure so that employees who have an impact on the Company’s performance share in the results of that impact.

The Company generally establishes non-NEO eligibility criteria to align Company and industry practices, with participation in the LTI Program based on individual performance. LTI awards remain an important component of the Company’s compensation philosophy and are allocated most heavily to:

▪	Reward consistently high performing individuals who make significant contributions to the success of the Company;
▪	Reward individuals at various levels who have high impact relative to the expectations and objectives of their role; and
▪	Retain eligible individuals who have skills critical to the long-term success of the Company.

The LTI compensation program provides an annual grant that is directly aligned with Endo’s financial, strategic, operating, compliance and share price performance objectives. The objective of the program is to align compensation for NEOs over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of LTI compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the goals of the compensation program. Typically, LTI awards for NEOs are equity-based providing for the opportunity to award a combination of PSUs, RSUs and/or stock options.

The Company believes that targeted combinations of PSUs, RSUs and/or stock options closely equates the value of the benefit received by the recipient to the accounting expense of the benefit to the Company. The Company also believes that the resulting blend of PSUs, RSUs and/or stock options is supported by the pattern of equity-based awards that prevails in the Pay Comparator Companies and in the external market generally.

In 2020, select actions were taken by the Committee in support of the Company’s 2020 priorities, and in direct response to shareholder feedback. As part of the Committee’s continued efforts to manage share utilization and underlying dilution levels, the Committee limited the use of equity for the 2020 annual grant, exclusively granting equity to members of the Company’s Senior Executive Team in the form of PSUs. In connection with this decision, the Committee also authorized the use of cash-based LTC awards for all LTI recipients, including the Company’s NEOs. LTC awards are fixed cash-based long-term incentive awards that are scheduled to vest over a three-year period for NEOs. This decision allowed the Company to offer LTI recipients target long-term award values that are aligned with competitive practices, while also addressing shareholder feedback relating to encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies. In 2021, our efforts to manage share utilization and underlying dilution levels continued by issuing PSUs exclusively to the Company’s Senior Executive Team, and granting a combination of RSUs and LTC awards to LTI participants. These combined efforts allowed the Company to offer competitive LTI levels to all eligible participants, while remaining aligned with long-term shareholder interests. Annual LTI awards for all NEOs accounted for approximately 29.5% of the total expected target value issued to all eligible employees as part of the 2021 annual grant.

The annual LTI mix for the Company’s Senior Executive Team, including Mr. Coleman, is reflected in the chart below.

Considerations. In determining the annual LTI grants for the NEOs, the Committee considered market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies, TSR, share usage and shareholder dilution and, except in the case of the award to the President and Chief Executive Officer, the recommendations of the President and Chief Executive Officer. Further, performance is considered based on a collective group of factors focused on financial, strategic, operating and compliance, which drives the Company’s future success as a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies. At the end of the performance year, each NEO’s performance is assessed and then factored into the awarding of LTI compensation. Grant levels are determined based on overall performance relative, but not limited to, the following factors adopted by the Committee for all applicable NEO LTI assessments:

Factors
Development of a long-term vision for the Company and the successful execution of the overall business strategy	Strengthening the balance sheet by effectively managing capital and cash flow conversion
Focus on operational execution and the achievement of operating objectives and overall financial performance	Progress in the development and expansion of the Company’s product portfolio and pipeline
Success in forging the Company for long-term sustainable revenue and profitability growth	Advancement of the Company’s performance-oriented culture and efficient operating model
Achievement of quality and compliance objectives	Relative shareholder value creation and preservation

Based upon the achievement of Company goals and individual objectives, the Company’s President and Chief Executive Officer recommends an adjustment to each NEO’s annual LTI compensation target based upon performance related to key job accountabilities and annual performance objectives. The recommendation is then reviewed by the Committee, which has discretion to modify the final award. Regarding the award for the Company’s President and Chief Executive Officer, the Committee follows a similar process and has the ultimate discretion for determining the annual equity award.

The LTI compensation target for each Current NEOs excluding Mr. Coleman related to 2020 performance, granted in early 2021, is reflected in the chart below. Mr. Coleman’s LTI compensation is determined at the discretion of the Committee.

Pursuant to the Letter Agreement governing the terms and conditions of Mr. Campanelli’s compensation during the succession planning and transition period until his retirement as an employee on December 31, 2020, Mr. Campanelli will be compensated as a non-employee director in 2021 and was not eligible for an LTI award in his capacity as a Former NEO.

Discretion. Mr. Coleman’s employment agreement does not prescribe a specific LTI target but instead provides that his LTI compensation would be determined at the sole discretion of the Committee if the Company and executive achieve certain performance targets set by the Committee with respect to each year ending during Mr. Coleman’s employment term. All other NEOs are eligible to receive LTI compensation in an amount equal to a fixed percentage of their annual base salary for such year (or such lesser (including zero) or greater percent of the base salary for such year as is recommended to the Committee by the President and Chief Executive Officer and approved by the Committee). The Committee may use negative discretion to take into account factors outside of the pre-established performance objectives to reflect extraordinary business circumstances. Further, pursuant to each of our NEO’s employment agreements, target LTI as a percentage of annual base salary may subsequently be increased at the discretion of the Committee. Please reference the “Individual Compensation Determination” section for approved target LTI changes.

Performance Share Units. PSU awards are granted annually to the Company’s NEOs, based on a plan design that utilizes two discrete measures: FCF and relative TSR performance, both measured over cumulative three-year performance periods. This design takes into account earlier feedback received through the shareholder engagement process, and is designed to strengthen the program’s long-term performance-based orientation and reflect the creation and preservation of long-term shareholder value. The number of PSUs awarded to each executive continues to be based on a targeted percentage of the executive’s base salary, with the actual number of shares released at the end of the three-year period depending on how well the Company performed against the FCF and relative TSR targets set at the beginning of the performance period.

Under the current design, the 50% portion of the PSUs tied to FCF performance will not vest unless the Company’s cumulative three-year FCF performance reaches the minimum 90% of target threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s cumulative three-year FCF performance is at or above 110% of target. Award levels will be interpolated between the 0.5x and 2x payout multiples. The performance period for the 2020 awards measured against FCF performance began on January 1, 2020 and ends on December 31, 2022.

The 50% portion of the PSUs tied to relative TSR performance will be measured against the three-year TSR of a custom index of companies. The custom index utilized for the 2020 grant was initially comprised of a statistically meaningful group of 38 pharmaceutical companies, which include companies in the New York Stock Exchange ARCA Pharmaceutical Index, Endo’s Pay Comparator Companies and other specialty pharmaceutical companies. For purposes of determining the final relative TSR performance measurement, each company in the custom index will be included only if they are publicly-traded at both the beginning and end of the performance period. Under this design, the portion of the PSU award that is tied to relative TSR performance will not vest unless the three-year TSR results reach the 40th percentile minimum threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s percentile rankings is at or above the 90th percentile over the performance period. Further, a maximum of 1x of the award will vest if the Company’s TSR for the performance period is negative, with no payout made if results are below the 40th percentile. Award levels based on positive TSR results will be interpolated between the 1x and 2x payout multiples. The performance period for the 2020 awards measured against relative TSR performance began on March 6, 2020 and ends on March 6, 2023 and will be assessed at the end of the performance cycle.

For the 2021 PSU grant, the awards followed the same program design with no changes to the FCF and relative TSR performance schedules. However, the performance periods changed to coincide with the timing of the 2021 grants such that performance for the awards tied to FCF and relative TSR performance will be measured from January 1, 2021 through December 31, 2023 and from March 5, 2021 through March 5, 2024, respectively. In addition, the custom index used to measure relative TSR performance for the 2020 grant was updated to reflect the current list of 36 pharmaceutical companies. The performance schedules for the 2020 and 2021 PSUs are shown in the charts below:

“Per Share Price” means the average of the closing prices of the company’s ordinary shares for the applicable company during the thirty consecutive trading days ending on the day prior to the applicable measurement date.

“Adjusted Free Cash Flow” or “FCF” means Adjusted EBITDA (see additional discussion of Adjusted EBITDA above under “2020 Consolidated Financial Results”), adjusted for changes in net working capital and reduced by cash payments for capital expenditures. FCF and Adjusted EBITDA are not prepared in accordance with GAAP.

“Total Shareholder Return” or “TSR” means the appreciation of the Per Share Price during the performance period, plus any dividends paid on the applicable company’s ordinary shares during the performance period. The determination of the TSR attainment levels will be made by the Committee following an independent third-party confirmation of the results.

Restricted Stock Units. In addition to the PSUs described above, our NEOs are also typically granted time-based RSUs, which are the second element of our equity-based LTI compensation package. RSUs are valued based on the closing price of our ordinary shares on the Nasdaq on the date of grant, and each RSU represents the right to receive one ordinary share of the Company as of the date of vesting. RSUs granted to the NEOs vest ratably over three years.

Stock Options. Stock options represent the third element of our equity-based LTI compensation package, and are designed to reward NEOs only if our share price increases. When offered, the LTI Program calls for stock options to be granted with exercise prices of not less than the closing price of our shares as quoted on the Nasdaq on the date of grant and generally to vest ratably over four years. The Committee will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, share or extraordinary dividends, share splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. Stock option grants to NEOs have been awarded with a term of ten years, but were not issued as part of the 2020 or 2021 annual grant cycles.

Long-Term Cash. As described earlier, LTC awards are fixed cash-based long-term incentive awards offered in 2020 and 2021 as a means of managing share utilization and maintaining acceptable shareholder dilution levels, while offering LTI recipients target long-term award values that are aligned with competitive practices. LTC awards can only be settled in cash, and vest every six months over a three-year period for NEOs.

Vesting Due to Retirement Age. On the first day of the year in which an NEO reaches the minimum retirement age and service requirements, which is considered age 60 with five years of service or age 55 with ten years of service, PSUs, RSUs, stock options and LTC awards become eligible for continued vesting, following certain termination events, in accordance with the original vesting schedule. However, awards eligible for continued vesting as a result of reaching retirement age are not settled until after the end of the applicable performance or vesting period, if applicable.

Timing of Grants. Effective with the 2020 annual grant, the timing of the annual LTI award for employees has moved to a common grant date, which occurs approximately one week after the filing of the 10-K to better align the timing of the grant with the annual compensation planning and performance management processes. The number of PSUs, RSUs and/or stock options awarded will be based on a determined grant date fair market value (as determined in the sole discretion of the Committee, but in no event shall the determined grant date fair market value be less than the closing price as of the date of the grant). This is intended to grant the annual equity awards after the annual earnings release, while allowing for a sufficient amount of time between the filing of the Company’s 10-K and the date of Endo’s annual grant. Consistent with the Company’s customary practice, new hire and promotion grants may also be awarded to eligible employees.

2020 Decisions Regarding LTI Compensation. In 2020, the Committee awarded LTI compensation for NEOs pursuant to the program described above resulting in the awards identified in the Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table. For grants awarded in 2021 based on 2020 performance, the Committee reviewed the Company’s achievements as well as each NEO’s contributions and awarded the NEOs the LTI amounts set forth in the “Individual Compensation Determination” section.

Additional Compensation Components

The Company’s current practice is to limit use of perquisites. In 2020, other than as described below, the only perquisites offered to the NEOs were certain financial and legal services, executive physicals, term life and long-term disability insurance and, in the case of Mr. Campanelli who retired in 2020, retirement gifts. The Company currently offers two executive retirement programs including the 401(k) Restoration Plan and the Executive Deferred Compensation Plan, each of which is described below. Both plans were effective January 1, 2008, with the 401(k) Restoration Plan and the Executive Deferred Compensation Plan amended and restated in 2014 and 2018, respectively.

401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to provide eligible employees with the opportunity to defer a portion of their compensation on a tax-favored basis in parity with the tax benefit provided under the qualified 401(k) plan. The 401(k) Restoration Plan allows eligible employees whose compensation exceeds the Section 401(a)(17) amount in the Code (or other criteria set by the Committee), including NEOs, to defer eligible pay after such individual’s contribution to the Company’s existing qualified 401(k) plan has exceeded the maximum. The Company does not fund employer matching contributions in the 401(k) Restoration Plan.

The amount in any individual’s 401(k) Restoration Plan account will be paid to such individual at termination of employment or following the elected specified payment date. Actual 401(k) Restoration Plan participation will begin when an executive’s total cash compensation exceeds the Code earnings limit for the qualified 401(k) ($290,000 for 2021). Individuals who elect to defer their eligible pay under the 401(k) Restoration Plan will defer federal and state (to the extent allowed by state law) taxes until the account is paid to the individual.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan permits executives to elect to defer up to 100% of the following year’s LTI compensation that is granted in RSUs that settle in shares of our stock.

Deferral of the RSUs delays the imposition of federal and state (as allowed under state laws) taxes, which normally applies when the RSUs vest. The taxable event is delayed until the deferred RSUs are settled in shares. The RSUs may be deferred to a specified payment date on which the elected disbursement(s) under the participant’s account will commence. The value of the compensation an executive receives upon the share delivery is based on the value of the Company’s shares on the date the deferral is delivered to the executive, and the executive will be responsible for the federal and state taxes at that time.

The Executive Deferred Compensation Plan also allows an executive to defer up to 50% of his or her annual incentive compensation award. When an executive makes his or her irrevocable election to defer cash incentive compensation, he or she also elects a specified payment date in which the elected disbursement(s) under the participant’s account will commence.

Employment and Change in Control Agreements; Severance Agreements

The Company generally enters into a written employment agreement with each of the NEOs. The purpose of these agreements and the compensation and benefits provided for therein is to aid recruitment and to reinforce an ongoing commitment to shareholder value creation and preservation.

On April 24, 2019, the Company entered into an executive employment agreement with Mr. Campanelli, which was effective April 24, 2019 and had a term through September 23, 2022, to replace his prior agreement dated September 23, 2016, which had a three-year term.

On August 2, 2019, the Company entered into a new executive employment agreement with Mr. Ciarico in connection with his appointment to Executive Vice President and Chief Commercial Officer Sterile & Generics, which was effective August 2, 2019 and had a three-year term.

On December 9, 2019, the Company entered into an executive employment agreement with Mr. Coughlin, which was effective December 9, 2019 and had a term of three years, to replace his prior agreement, dated December 9, 2016, that expired pursuant to its terms.

On December 12, 2019, the Committee approved a Letter Agreement in connection with Mr. Campanelli’s announced retirement as Chief Executive Officer and President. The Letter Agreement governed the terms and conditions of Mr. Campanelli’s compensation during the succession planning period until a successor Chief Executive Officer was appointed, and subsequently as Chairman of the Board and strategic advisor to the Company supporting the transition period until Mr. Campanelli’s retirement as an employee on December 31, 2020.

On February 19, 2020, the Company entered into an executive employment agreement with Mr. Coleman in connection with his appointment to President and Chief Executive Officer, which was effective March 6, 2020 and has a term of three years, to replace his prior agreement, dated December 19, 2019.

On February 19, 2020, the Company entered into an executive employment agreement with Mr. Bradley in connection with his appointment to Executive Vice President and Chief Financial Officer, which was effective March 6, 2020 and has a term of three years, to replace his prior agreement, dated November 6, 2018.

On April 28, 2020, the Company entered into an executive employment agreement with Mr. Barry, which was effective April 26, 2020 and has a term of three years, to replace his prior agreement, dated April 26, 2017, that expired pursuant to its terms.

On November 4, 2020, the Company entered into an executive employment agreement with Mr. Maletta, which was effective February 13, 2021 and has a term of three years, to replace his prior agreement, dated February 13, 2018, that expired pursuant to its terms.

On November 4, 2020, the Committee approved Continuity Compensation arrangements for critical leadership positions in the Company, including the following named executive officers: Messrs. Coleman, Bradley, Maletta and Barry and Dr. Apostol. The arrangements are the result of actions taken by the Committee based on initial shareholder feedback received in 2019 to implement continuity compensation arrangements to address concerns regarding the Company’s ability to motivate top talent and encourage management continuity due to the significant gap between NEO target compensation and competitive norms, and during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies. The Continuity Compensation arrangements approved by the Committee in 2020 were equal to 1x the value of each NEO’s base salary level at the time of approval (a significant reduction in value from the arrangements implemented in 2019), and are scheduled to vest in 2021. As noted above, the Committee has commenced the phase out of continuity compensation arrangements and has applied initial adjustments to current NEO pay levels in 2021. A second phase of adjustments will be applied in 2022, ending continuity payments and reverting to conventional compensation arrangements to better align Endo executive pay with median pay levels exhibited by Endo’s Pay Comparator Companies.

On April 29, 2021, the Company entered into an executive employment agreement with Dr. Apostol, which was effective April 29, 2021, to replace his prior agreement, dated April 6, 2020, as amended May 6, 2020 and November 4, 2020, each of which are of no further force or effect.

The payments and benefits to be received by each Current NEO upon certain terminations of employment are governed by their various employment agreements and Continuity Compensation arrangements. These payments and benefits and the triggering events are further described in the “Compensation of Executive Officers” section below under the heading “Potential Payments Upon Termination or Change in Control.” Each Current NEO’s employment agreement contains post-termination restrictive covenants.

The Company also generally enters into a written separation agreement with each of the NEOs upon termination of employment. The purpose of these agreements is to provide the Company with certainty regarding its post-termination protections and obligations.

On November 19, 2020, the Company entered into a separation agreement with Mr. Coughlin in connection with his termination of employment on March 1, 2021.

On November 19, 2020, the Company entered into a separation agreement with Mr. Ciarico in connection with his termination of employment on December 1, 2020.

Individual Compensation Decisions and Rationale

Key Considerations

Under our compensation structure, the mix of base salary, annual cash incentive compensation and LTI compensation varies depending on each NEO’s level. Annual compensation determinations by the Committee are based on factors including the Company’s performance, individual performance and the competitiveness of each NEO’s pay as reported by the Committee’s consultant, Korn Ferry. Details associated with the Committee’s decisions are set forth in the “Individual Compensation Determination” section.

Other key factors considered by the Committee include NEO ownership levels against the Company’s Ownership Guidelines, as well as share utilization priorities and tax deductibility of compensation. These factors are discussed in further detail below.

Stock Ownership Guidelines for Executive and Senior Management. The current Ownership Guidelines for executive and senior management are as follows:

Executive and senior management are expected to achieve the Ownership Guidelines within five years of joining the Company. Executive and senior management are also expected to continuously own sufficient shares to meet the Ownership Guidelines once attained. Members of executive and senior management who subsequently get promoted to a higher level will have five years from the date of promotion to achieve their new ownership target. NEOs subject to the Ownership Guidelines are in compliance with the recommended guidelines, with Mr. Coleman’s current ownership level of 3.7x base salary based on eligible share ownership levels of 663,130 shares as of April 12, 2021), strengthening the alignment between management and shareholder interests. Because Mr. Coleman was promoted to the position of President and Chief Executive Officer on March 6, 2020, he will have until March 6, 2025 to achieve his new ownership target.

Share Utilization Priorities. The LTI pool is established annually based on the Company’s achievement of goals and objectives, and can vary from year to year. The share pool is also managed in a manner that focuses on optimizing share utilization, while remaining aligned with competitive eligibility and grant practices. Our efforts to proactively manage share utilization and dilution levels in 2020 are demonstrated by limiting the use of equity in 2020 and exclusively granting equity to members of the Company’s Senior Executive Team in the form of PSUs. In connection with this decision, the Committee also authorized the use of cash-based LTC awards for all LTI recipients, including the Company’s NEOs, allowing the Company to offer LTI target values that are in line with competitive practices. In 2021, our efforts to manage share utilization and underlying dilution levels continued by issuing PSUs exclusively to the Company’s Senior Executive Team, and granting a combination of RSUs and LTC awards to LTI participants. These combined efforts allowed the Company to offer competitive LTI levels to all eligible participants, while remaining aligned with long-term shareholder interests. Annual LTI awards for all NEOs accounted for approximately 29.5% of the total expected target value issued to all eligible employees as part of the 2021 annual grant.

Key dilution metrics such as adjusted burn rate and overhang are regularly evaluated against external benchmarks, but also considered in the context of the Company’s current business environment.

Tax Deductibility of Compensation. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the Tax Act) in December 2017, Section 162(m) of the Code precluded a public corporation from taking a tax deduction for certain compensation in excess of $1.0 million in any one year paid to its chief executive officer or any of its three other highest-paid executive officers (not including a company’s chief financial officer), unless certain specific and detailed criteria are satisfied. However, certain qualifying “performance-based” compensation (that is, compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which were approved by shareholders, such as our Amended and Restated 2015 Stock Incentive Plan) was not subject to the $1.0 million deduction limit.

With the passage of the Tax Act, only qualifying performance-based compensation paid pursuant to a binding written contract in effect on November 2, 2017 (and not modified in any material respect on or after November 2, 2017) as set forth under the Tax Act will be eligible for the deduction exception. The Tax Act also expanded the executive officers covered by Section 162(m) to include the chief financial officer position as well as any person who ever was a covered executive for any prior taxable year, beginning after December 31, 2016. As a result of these changes, starting in 2018, most compensation payable by us to any person who was an NEO of the Company since fiscal year 2016 is non-deductible, regardless of whether the compensation is performance-based.

Individual Compensation Determination

The following summarizes the compensation targets applicable in 2020 and the actual compensation awarded in 2021 by the Committee for the Current NEOs based on 2020 performance:

Name	Base Salary as of December 31, 2020	2020 Annual Incentive Compensation Target	2020 Annual Incentive Compensation Actual	2020 Long-Term Incentive Compensation Target	2020 Long-Term Incentive Compensation Actual (Expected Target Value)(1)
Blaise Coleman	$850,000	$850,000	$1,621,800	Committee Discretion	$9,500,000
Mark Bradley	$575,000	$316,250	$583,292	$1,437,500	$2,012,500
Matthew J. Maletta	$650,000	$390,000	$620,100	$1,950,000	$2,340,000
Patrick Barry	$550,000	$330,000	$587,664	$1,375,000	$1,925,000
George Apostol, M.D.(2)	$556,485	$278,242	$424,709	$834,727	$1,001,672

(1)

Award levels established at the time of grant are based on expected target value, which, in the case of the 2020 equity-based awards issued in 2021, is derived from Endo’s closing share price at the time of grant for PSUs and RSUs (see Summary Compensation Table’s footnote (3) for details regarding valuations under ASC 718 for the equity-based portion of LTI for accounting and proxy reporting purposes). As further described below, based on Mr. Coleman’s 2020 performance, the Committee approved an award for Mr. Coleman with an expected target value of $9,500,000 (comprised of 679,542 PSUs and 339,771 RSUs, with the remainder of the award granted in the form of LTC awards) during the annual grant cycle in 2021.

(2)

Dr. Apostol’s compensation is paid in euros and has been converted into U.S. dollars using the same conversion rate used for 2020 compensation in the Summary Compensation Table as further described below.

Each Current NEO’s target percentage and actual number of PSUs and RSUs granted in 2021, based on 2020 performance, were as follows:

Name	LTI Target % of Base Salary	PSUs Actually Granted	RSUs Actually Granted
Blaise Coleman	Committee Discretion	679,542	339,771
Mark Bradley	250%	143,955	71,977
Matthew J. Maletta	300%	167,381	83,690
Patrick Barry	250%	137,696	68,848
George Apostol, M.D.	150%	74,904	37,452

Blaise Coleman President and Chief Executive Officer

The information used to determine the compensation recommendation for the President and Chief Executive Officer is developed by Korn Ferry. Korn Ferry prepares analyses showing competitive Chief Executive Officer compensation among the Pay Comparator Companies and secondary executive compensation survey sources specific to the pharmaceutical industry for the individual elements of compensation and TDC. The consultant develops a range of recommendations, based on various Company and individual performance assumptions, for any change in the President and Chief Executive Officer’s base salary, annual cash incentive, LTI grant value and mix. The recommendations primarily take into account the competitive Pay Comparator Company pay analysis, expected future pay trends and the position of the President and Chief Executive Officer in relation to other senior company executives and proposed pay actions for all key employees of the Company. The results of this analysis are shared with the Committee, during which time the performance of both the Company and the President and Chief Executive Officer are evaluated and compensation decisions determined. The President and Chief Executive Officer has no prior knowledge of the recommendations and only participates in the process when he discusses his personal performance and the Company’s performance with the Committee. The President and Chief Executive Officer takes no part in the recommendations, Committee discussions or decisions, other than what is described above.

The Committee’s assessment of Mr. Coleman’s performance was based on the successful development and advancement of Endo’s strategic priorities, the Company’s solid financial results (including Endo outperforming its 2020 annual IC financial targets and objectives) and the achievement of operating performance objectives. Mr. Coleman’s performance was evaluated based upon the Company’s overall financial performance and the achievement of annual strategic, operating and compliance objectives established for 2020. Specifically, the Committee strongly considered the Company’s financial and operating objectives as summarized in the “Executive Summary” section in CD&A and further detailed within the “Performance-Based Annual Cash Incentive Compensation” section. In addition, the Committee also considered Mr. Coleman’s performance based upon his successful execution against the strategy established following his appointment in March 2020 and the progress made in executing Company priorities built on:

• Expand & Enhance Our Portfolio: investing to build a more differentiated and durable portfolio that benefits our customers and creates sustainable long-term value,

• Reinvent How We Work: embracing the future by accelerating new ways of working to better serve our customers, promote innovation and improve productivity, and

• Be a Force For Good: remaining committed to the adoption of more sustainable practices that positively impact our stakeholders, including the promotion of diversity and inclusion.

The Committee assessed Mr. Coleman’s achievement against the Company’s annual pre-established and formulaic objectives, while operating within the structure of Endo’s annual incentive compensation program, which allows for a maximum bonus equal to 225% of the target bonus amount and the use of negative Committee discretion based on actual performance. In consideration of Mr. Coleman’s individual performance and contributions in 2020 and the Company’s performance against the 2020 scorecard objectives, Mr. Coleman was awarded an annual cash performance-based bonus equal to approximately 190.8% of his annual IC target. The 2020 annual incentive award reflects the Board’s continued confidence in Mr. Coleman and his ability to lead the organization through the execution of key financial, operational and strategic priorities.

The following illustrates the mechanics underlying the annual cash incentive calculation for Mr. Coleman:

When Mr. Coleman entered into a new employment agreement with the Company on March 6, 2020, his agreement did not prescribe a specific LTI target, but instead provided for his LTI compensation to be determined at the sole discretion of the Committee based upon several performance-based criteria.

Blaise Coleman President and Chief Executive Officer

Mr. Coleman’s performance in 2020 was assessed by the Committee based on a collective group of factors focused on strategic, financial and operational results, which reflects current year performance and drives the Company’s future success as a specialty pharmaceutical company. Based on Korn Ferry’s analysis of competitive LTI levels, and in consideration of Mr. Coleman’s outstanding performance, the Committee approved an LTI award with an expected target value based on Endo’s closing share price at the time of the 2021 annual grant equal to $9,500,000. See Summary Compensation Table’s footnote (3) for details regarding valuations under ASC 718 for the equity-based portion of LTI for accounting and proxy reporting purposes.

Consistent with Endo’s other NEOs, Mr. Coleman received 50% of his award in the form of PSUs, 25% in the form of RSUs and the remaining 25% in the form of LTC awards to manage share pool utilization levels in 2021. The performance-based equity consisted of PSUs with realizable value dependent upon the delivery of shareholder value and achievement of FCF objectives over a cumulative three-year performance period. The combined use of PSUs, RSUs and LTC awards in 2021 supported the Company’s share pool management priorities, and also allowed for a consistent approach for all executive management employees aimed at allocating a significant portion of the award in the form of performance-based LTI. This grant was approved in recognition of Mr. Coleman’s overall performance relative, but not limited to, the factors adopted by the Committee for all applicable NEO LTI assessments (as referenced under the section “Long-Term Incentive Compensation”).

Please see the below chart, which compares the expected target value of Mr. Coleman’s compensation package for 2020 against the median target CEO TDC levels of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group.

Note: Base salary represents the annual rate of base salary. Since Mr. Coleman’s LTI is determined at the sole discretion of the Compensation & Human Capital Committee, “Expected Target” amounts of LTI reflect actual expected values of LTI issued in 2020. Except for amounts reported for Mr. Coleman, amounts reflect median overall pay levels for these companies, and totals may not equal the sum of the individual Base Salary, IC and LTI components. Compared to the peer group data above, which is based on the most recent proxy filings available at the time of Korn Ferry’s annual executive compensation review in October 2020, Mr. Coleman’s expected target TDC level, inclusive of 2020 continuity compensation not included in the chart above, is positioned below the 25th percentile of each of the comparator groups.

Blaise Coleman President and Chief Executive Officer (continued)

Please see the below chart, which compares the actual value authorized of Mr. Coleman’s compensation package for 2020 against the median actual CEO TDC levels of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group.

Note: Base salary represents the annual rate of base salary. Except for amounts reported for Mr. Coleman, amounts reflect median overall pay levels for these companies, and totals may not equal the sum of the individual Base Salary, IC and LTI components. Compared to the peer group data above, which is based on the most recent proxy filings available at the time of Korn Ferry’s annual executive compensation review in October 2020, Mr. Coleman’s actual TDC level, inclusive of 2020 continuity compensation not included in the chart above, is positioned as follows: below the 25th percentile of Endo’s Pay Comparator Companies, slightly above the median of the ISS Peer Group and below the median for the Glass Lewis Peer Group.

The Summary Compensation Table’s footnote (3) provides details regarding adjustments to LTI valuations under ASC 718 for accounting and proxy reporting purposes.

Mr. Coleman’s 2021 target TDC levels and pay mix were considered in the context of competitive practices among CEOs of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group (2020 target TDC levels ranked below the 25th percentile compared to the Endo Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group). Based on Korn Ferry’s analysis of the competitiveness of Mr. Coleman’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Coleman’s performance and contributions in 2020, the Committee approved an increase to Mr. Coleman’s base salary of approximately 8.8%, effective February 22, 2021. To further align Mr. Coleman’s pay related to Endo’s Pay Comparator Companies, the Committee also approved an increase to Mr. Coleman’s 2021 performance-based annual cash incentive compensation target to 150%.

Notwithstanding the Committee’s decision to issue LTC awards to NEOs in 2021 in response to shareholder feedback to minimize share utilization and dilution levels during periods when Endo shares are trading at a significantly reduced share price, the changes to the 2021 CEO pay structure implemented by the Committee support the Company’s pay-for-performance compensation philosophy in that only 8% of the expected target value of TDC is fixed while 92% is variable and dependent upon performance. The changes to Mr. Coleman’s 2021 compensation arrangements also demonstrate the Committee’s commitment to implement a conventional executive compensation program structure rather than extending continuity compensation arrangements to Endo’s NEOs, acknowledging shareholder feedback received in late 2020.

Blaise Coleman President and Chief Executive Officer (continued)

Please see the below chart, which compares the expected target value of Mr. Coleman’s compensation package for 2021 against the median target CEO TDC levels of Endo’s Pay Comparator Companies, the ISS Peer Group and the Glass Lewis Peer Group.

Note: Base salary represents the annual rate of base salary. Since Mr. Coleman’s LTI is determined at the sole discretion of the Compensation & Human Capital Committee, “Expected Target” amounts of LTI reflect actual expected values of LTI issued in 2021.

Mark Bradley Executive Vice President and Chief Financial Officer

Effective in March 2020, Mr. Bradley was appointed as Executive Vice President and Chief Financial Officer, after serving as the Company’s SVP, Corporate Development and Treasurer. Mr. Bradley has broad-based leadership skills, financial expertise and business acumen related to strategic and financial matters. Through Mr. Bradley’s strong financial management, the Company ended the year with Adjusted Revenue of $2.906 billion, Adjusted EBITDA Margin of 48.0% and Adjusted Diluted EPS from Continuing Operations of $2.83. Throughout 2020, Mr. Bradley played a key leadership role in executing Endo’s strategic priorities, including the management of capital expenditure investments supporting the Company’s key growth drivers, and the management of the Company’s debt commitments, including the execution of the Company’s debt refinancing activities in 2020. Based on Korn Ferry’s analysis of the competitiveness of Mr. Bradley’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Bradley’s performance and contributions in 2020, the Committee approved an increase to Mr. Bradley’s base salary of approximately 4.3%, effective February 22, 2021. In consideration of Mr. Bradley’s contributions and the Company’s performance against the 2020 scorecard objectives, Mr. Bradley was awarded an annual performance-based bonus equal to approximately 184% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program—Long-Term Incentive Compensation — Considerations, Mr. Bradley was also awarded an annual LTI award equal to 140% of his LTI target, with 50% of the award granted in the form of PSUs, 25% granted in the form of RSUs and the remaining 25% granted in the form of LTC awards to manage share pool utilization levels in 2021. To further align Mr. Bradley’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Bradley’s performance and contributions in 2020, the Committee also approved an increase to Mr. Bradley’s 2021 performance-based annual cash incentive compensation target to 60%.

Matthew J. Maletta Executive Vice President, Chief Legal Officer and Company Secretary

Mr. Maletta has served as the Company’s Executive Vice President, Chief Legal Officer since May 4, 2015, and was appointed Company Secretary effective June 12, 2020. Mr. Maletta has twenty-five years of legal experience and organizational leadership in the specialty pharmaceutical industry and with private law firms, including extensive experience in litigation strategy, M&A, corporate, governance, securities, antitrust, finance, commercial and employment law. Throughout 2020, Mr. Maletta played a key leadership role in developing and supporting the advancement of the Company’s overall strategy, which included both legal and operational priorities. Specifically, Mr. Maletta led and advanced the Company’s litigation strategy while providing leadership and advice on a wide range of other significant legal and business matters, including commercial, intellectual property, business development, regulatory, corporate, investor and media relations. Based on Korn Ferry’s analysis of the competitiveness of Mr. Maletta’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Maletta’s performance and contributions and expanded role in 2020, the Committee approved an increase to Mr. Maletta’s base salary of approximately 2.5%, effective February 22, 2021. Based on individual performance and Company performance against 2020 scorecard objectives, Mr. Maletta was awarded an annual performance-based bonus equal to approximately 159% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program — Long-Term Incentive Compensation — Considerations, Mr. Maletta was also awarded an annual LTI award equal to 120% of his LTI target, with 50% of the award granted in the form of PSUs, 25% granted in the form of RSUs and the remaining 25% granted in the form of LTC awards to manage share pool utilization levels in 2021.

Patrick Barry Executive Vice President and President, Global Commercial Operations

Effective in April 2020, Mr. Barry was appointed as Executive Vice President and President, Global Commercial Operations, after serving as the Company’s Executive Vice President and Chief Commercial Officer, U.S. Branded Business since February 2018. In his current role, Mr. Barry has responsibility for the Company’s global commercial organization across each of Endo’s four reportable business segments, including Branded Pharmaceuticals, Sterile Injectables, Generic Pharmaceuticals and International Pharmaceuticals. Throughout 2020, Mr. Barry played a key role in executing the COVID-19 response plan for the Company’s commercial operations. Mr. Barry also successfully led the strategic and operational oversight of the successful commercialization of QWO® for the treatment of moderate to severe cellulite in the buttocks of adult women, executing multiple launch readiness activities in preparation for a 2021 commercial launch. Based on Korn Ferry’s analysis of the competitiveness of Mr. Barry’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Barry’s performance and contributions in 2020, the Committee approved an increase to Mr. Barry’s base salary of approximately 5.5%, effective February 22, 2021. Based on individual performance and Company performance against 2020 scorecard objectives, Mr. Barry was awarded an annual performance-based bonus equal to approximately 178% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program — Long-Term Incentive Compensation — Considerations, Mr. Barry was also awarded an annual LTI award equal to 140% of his LTI target, with 50% of the award granted in the form of PSUs, 25% granted in the form of RSUs and the remaining 25% granted in the form of LTC awards to manage share pool utilization levels in 2021.

George Apostol, M.D. Executive Vice President, Global Research and Development

Dr. Apostol has served as Endo’s Executive Vice President, Global Research and Development since November 2020, after joining Endo as the Global Head of Research and Development in May 2020. In this role, Dr. Apostol has responsibility for all R&D work for current and future products in the Company’s branded, generic, sterile injectables and aesthetics divisions. Prior to joining Endo, Dr. Apostol was the Vice President of Global Development at Takeda (formerly Shire), and previously held multiple clinical development roles at Novartis, Abbott, Pfizer and Eli Lilly and Company. Under Dr. Apostol’s leadership, the organization achieved 11 new product launches, progressed high-value generic regulatory filings based on commercial viability determinations and achieved critical study stage gates associated with the Company’s adhesive capsulitis and plantar fibromatosis development programs. Based on individual performance and Company performance against 2020 scorecard objectives, Dr. Apostol was awarded an annual performance-based bonus equal to approximately 153% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program — Long-Term Incentive Compensation — Considerations, Dr. Apostol was also awarded an annual LTI award equal to 120% of his LTI target, with 50% of the award granted in the form of PSUs, 25% granted in the form of RSUs and the remaining 25% granted in the form of LTC awards to manage share pool utilization levels in 2021. To further align Dr. Apostol’s pay related to Endo’s Pay Comparator Companies, and in recognition of Dr. Apostol’s performance and contributions in 2020, the Committee also approved an increase to Dr. Apostol’s 2021 performance-based annual cash incentive compensation target to 55% and long-term incentive target to 200%.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth the cash and non-cash compensation paid to or earned by our NEOs. Our NEOs consist of: (i) our current President and Chief Executive Officer, our current Executive Vice President and Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers at December 31, 2020 (collectively, the Current NEOs) and (ii) our former Chief Executive Officer and President and two other former executive officers that would have qualified as Current NEOs but for the fact that they ceased serving as executive officers in November 2020 (collectively, the Former NEOs). Information for each NEO is included for each of the years ending December 31, 2020, 2019 and 2018 in which that individual met the definition of an NEO. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Share Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)

Current Named Executive Officers:

Blaise Coleman President and Chief Executive Officer	2020 2019 2018	$ $ $	829,365 612,115 569,231	$ $ $	1,133,333 625,000 —	$ $ $	3,574,366 1,672,726 1,256,858	$ $ $	— — —	$ $ $	1,621,800 640,106 806,188	$ $ $	10,839 21,701 3,385	$ $ $	7,169,703 3,571,648 2,635,662

Mark Bradley Executive Vice President and Chief Financial Officer	2020		$552,411		$624,448		$536,882		$—		$583,292		$11,589		$2,308,622

Matthew J. Maletta Executive Vice President, Chief Legal Officer and Company Secretary	2020 2019 2018	$ $ $	665,385 595,192 549,038	$ $ $	816,667 625,000 —	$ $ $	1,383,178 1,606,932 1,255,826	$ $ $	— — —	$ $ $	620,100 568,360 707,781	$ $ $	28,048 33,152 38,482	$ $ $	3,513,378 3,428,636 2,551,127

Patrick Barry Executive Vice President and President, Global Commercial Operations	2020 2019	$ $	540,577 433,885	$ $	739,333 625,000	$ $	815,981 785,269	$ $	— —	$ $	587,664 397,005	$ $	7,592 16,646	$ $	2,691,147 2,257,805

George Apostol, M.D.(6) Executive Vice President, Global Research and Development	2020		$352,301		$29,917		$174,998		$—		$424,709		$25,086		$1,007,011

Former Named Executive Officers:

Paul V. Campanelli(7) Former Chief Executive Officer and President	2020 2019 2018	$ $ $	986,538 950,000 913,462	$ $ $	6,500,000 1,500,000 —	$ $ $	5,603,699 8,631,243 12,928,700	$ $ $	— — 3,857,212	$ $ $	1,812,600 2,010,960 2,231,550	$ $ $	16,366 26,078 39,779	$ $ $	14,919,203 13,118,281 19,970,703

Terrance J. Coughlin(7) Former Executive Vice President and Chief Operating Officer	2020 2019 2018	$ $ $	679,615 637,923 597,115	$ $ $	853,625 625,000 —	$ $ $	1,656,515 2,064,064 1,659,967	$ $ $	— — —	$ $ $	585,438 682,671 868,672	$ $ $	4,956 8,647 3,692	$ $ $	3,780,149 4,018,305 3,129,446

Domenico Ciarico(7) Former Executive Vice President and Chief Commercial Officer, Sterile and Generics	2020		$407,115		$345,833		$547,794		$—		$247,757		$1,500,666		$3,049,165

(1)

Certain of the Company’s NEOs are paid on a bi-weekly schedule. In 2020, there were 27 pay periods rather than the usual 26 pay periods. Therefore, certain 2020 salary amounts included in the table above were higher than the respective NEOs’ annualized base salary amounts.

(2)

The amounts shown in this column for 2020 include (i) $2,000,000 for Mr. Campanelli pursuant to his CEO transition compensation arrangement, (ii) $625,000, $550,000, $625,000, $625,000, $625,000 and $187,500 for Messrs. Coleman, Bradley, Maletta, Barry, Coughlin and Ciarico, respectively, related to certain continuity compensation arrangements and (iii) $508,333, $74,448, $191,667, $114,333, $29,917, $4,500,000, $228,625 and $158,333 for Mr. Coleman, Mr. Bradley, Mr. Maletta, Mr. Barry, Dr. Apostol, Mr. Campanelli, Mr. Coughlin and Mr. Ciarico, respectively, related to previously issued LTC awards. Because Mr. Campanelli is considered retirement eligible under the Amended and Restated 2015 Stock Incentive Plan, which allows LTC awards to continue to vest following a termination of service in accordance with the original vesting schedules, and because Mr. Campanelli retired as an employee effective December 31, 2020, his entire LTC award issued in 2020 was considered earned in 2020 and is reflected as 2020 compensation in the table above. For each of the other NEOs, only one-sixth of their 2020 LTC awards, representing the portions vested, were considered earned and are reflected as 2020 compensation in the table above.

(3)

The amounts shown in these columns represent the grant date fair value of the awards granted in 2020, 2019 and 2018 determined in accordance with ASC 718. During the periods presented above, equity awards granted included both option awards (in 2018) and share awards (in all periods presented), including market-based PSUs measured based on the Company’s relative TSR (referred to as TSR-based PSUs), performance-based PSUs measured based on the Company’s FCF performance (referred to as FCF-based PSUs) and RSUs. Option awards are valued using a Black-Scholes valuation model. TSR-based PSUs are valued using a Monte-Carlo variant valuation model that takes into account a variety of potential future share prices for Endo as well as our peer companies in a selected market index. FCF-based PSUs are valued taking into consideration the probability of achieving the specified performance goal. RSUs are valued based on the closing price of Endo’s ordinary shares on the date of grant. Refer to the “Share-Based Compensation” footnotes in our audited financial statements included in the Endo International plc Annual Reports on Form 10-K for 2020, 2019 and 2018 for the assumptions used in valuing and expensing these awards in accordance with ASC 718. Share awards and option awards that have been issued subject to shareholder approval are considered to have been granted in the period in which such approval is received. The determination of the grant-date(s) underlying FCF-based PSUs depends in part on the date(s) on which each of the performance targets with respect to those PSUs are approved. For example, although FCF-based PSUs are generally only released at the end of a three-year vesting period, the number of ordinary shares earned for FCF-based PSUs issued prior to 2019 is determined based on performance during three successive one-year performance periods for which each year’s performance target is generally established during the first quarter of that year. Therefore, a single FCF-based PSU may give rise to multiple grant dates depending, in part, on the dates on which the respective performance targets are approved. The grant dates since 2018 for FCF-based PSUs are set forth in the following table.

Date FCF-Based PSU Award was Issued	Performance Period(s) Underlying FCF-Based PSU Award	Grant Dates with Respect to the Performance Periods Ending December 31,
		2018	2019	2020	2021	2022	2023
21-Feb 17	Calendar years 2017-2019 (separate one-year periods)	01-Mar 18	08-Mar 19
02-Apr 18	Calendar years 2018-2020 (separate one-year periods)	02-Apr 18	08-Mar 19	19-Feb 20
31-Jul 18	Calendar years 2018-2020 (separate one-year periods)	31-Jul 18	08-Mar 19	19-Feb 20
29-Mar 19	Calendar years 2019-2021 (one three-year period)				29-Mar 19
31-Mar 19	Calendar years 2019-2021 (one three-year period)				31-Mar 19
06-Mar 20	Calendar years 2020-2022 (one three-year period)					06-Mar 20
05-Mar 21	Calendar years 2021-2023 (one three-year period)						05-Mar 21

For additional information on the current year amounts included in the Summary Compensation Table, refer to the “2020 Grants of Plan-Based Awards” table below.

(4)

The amounts shown in this column represent cash amounts earned pursuant to the Company’s annual incentive compensation program with respect to 2020, 2019 and 2018 performance. These amounts were approved by the Compensation & Human Capital Committee on February 11, 2021, February 19, 2020 and February 14, 2019, respectively.

(5)	The amounts shown in this column for 2020 include the items summarized in the table that follows:

Name	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Other (d)	Total

Current Named Executive Officers:
Blaise Coleman	$6,072	$4,767	$—	$—	$10,839
Mark Bradley	$3,950	$7,639	$—	$—	$11,589
Matthew J. Maletta	$17,571	$10,477	$—	$—	$28,048
Patrick Barry	$—	$7,592	$—	$—	$7,592
George Apostol, M.D.	$—	$25,086	$—	$—	$25,086

Former Named Executive Officers:
Paul V. Campanelli	$4,615	$7,308	$2,860	$1,583	$16,366
Terrance J. Coughlin	$—	$4,956	$—	$—	$4,956
Domenico Ciarico	$14,507	$3,731	$—	$1,482,428	$1,500,666

(a)

The total value of all perquisites and personal benefits for an NEO did not exceed $10,000 except for (i) the amount shown for Mr. Maletta which consists of $15,171 for financial and/or legal services and $2,400 for costs associated with executive physicals, and (ii) the amount shown for Mr. Ciarico which consists of $14,507 for financial and/or legal services.

(b)	Represents the employer’s contributions to defined contribution retirement plans.
(c)	Represents annual premiums paid by the Company for executive term life insurance policies.
(d)

The amount for Mr. Campanelli represents annual premiums paid by the Company for executive long-term disability benefits. The amount for Mr. Ciarico includes amounts provided for in his separation agreement, including payments of $1,275,000 for severance, $3,428 for health and welfare benefits, $187,500 related to a prior continuity compensation arrangement, $9,000 in lieu of outplacement services and $7,500 for financial services.

(6)	Dr. Apostol’s compensation is paid in euros and has been converted into U.S. dollars at the average of the monthly translation rates used by the Company for financial reporting purposes.
(7)

Mr. Campanelli served as Chief Executive Officer and President until his retirement from such position in March 2020. Mr. Coughlin and Mr. Ciarico ceased serving as executive officers on November 4, 2020 but continued to serve as employees in strategic advisory roles until March 1, 2021 and December 1, 2020, respectively. For additional information, refer to the “Potential Payments Upon Termination or Change in Control” table below.

The employment agreements, short-term and long-term incentive compensation program and awards, explanation of amount of salary and bonus in proportion to total compensation and other elements of the Summary Compensation Table are discussed at length in the CD&A section above.

2020 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the NEOs, including grants made under the Amended and Restated 2015 Stock Incentive Plan, during the year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	All Other Option Awards (number of securities underlying options) (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)(5)
Name	Grant Date(1)	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Current Named Executive Officers:

Blaise Coleman	—	—	$—	$850,000	$1,912,500	—	—	—	—	—	$—	$—
	19-Feb 20	13-Feb 18	$—	$—	$—	—	9,094	18,188	—	—	$—	$56,928

	06-Mar 20	19-Feb 20	$—	$—	$—	—	663,042	1,326,084	—	—	$—	$3,517,438

Mark Bradley	—	—	$—	$316,250	$711,563	—	—	—	—	—	$—	$—
	19-Feb 20	13-Feb 18	$—	$—	$—	—	3,473	6,946	—	—	$—	$21,741
	06-Mar 20	19-Feb 20	$—	$—	$—	—	97,105	194,210	—	—	$—	$515,141

Matthew J. Maletta	—	—	$—	$390,000	$877,500	—	—	—	—	—	$—	$—
	19-Feb 20	13-Feb 18	$—	$—	$—	—	9,094	18,188	—	—	$—	$56,928
	06-Mar 20	19-Feb 20	$—	$—	$—	—	250,000	500,000	—	—	$—	$1,326,250

Patrick Barry	—	—	$—	$330,000	$742,500	—	—	—	—	—	$—	$—
	19-Feb 20	13-Feb 18	$—	$—	$—	—	3,969	7,938	—	—	$—	$24,846
	06-Mar 20	19-Feb 20	$—	$—	$—	—	149,130	298,260	—	—	$—	$791,135

George Apostol, M.D.	—	—	$—	$278,242	$626,045	—	—	—	—	—	$—	$—
	01-Jun 20	01-Jun 20	$—	$—	$—	—	—	—	45,811	—	$—	$174,998

Former Named Executive Officers:

Paul V. Campanelli	—	—	$—	$1,425,000	$3,206,250	—	—	—	—	—	$—	$—
	19-Feb 20	13-Feb 18	$—	$—	$—	—	50,000	100,000	—	—	$—	$313,000
	19-Feb 20	31-Jul 18	$—	$—	$—	—	16,139	32,278	—	—	$—	$101,030
	06-Mar 20	19-Feb 20	$—	$—	$—	—	978,260	1,956,520	—	—	$—	$5,189,669

Terrance J. Coughlin	—	—	$—	$460,250	$1,035,563	—	—	—	—	—	$—	$—
	19-Feb 20	13-Feb 18	$—	$—	$—	—	11,906	23,812	—	—	$—	$74,532
	06-Mar 20	19-Feb 20	$—	$—	$—	—	298,206	596,412	—	—	$—	$1,581,983

Domenico Ciarico	—	—	$—	$194,778	$438,251	—	—	—	—	—	$—	$—
	06-Mar 20	19-Feb 20	$—	$—	$—	—	103,260	206,520	—	—	$—	$547,794

(1)	The grant date is determined in accordance with ASC 718. The action date is the date on which the Board took action to issue such awards.
(2)

The amounts shown in these columns represent the target and maximum annual incentive compensation program payouts approved by the Compensation & Human Capital Committee for 2020 performance as described under the “Performance-Based Annual Cash Incentive Compensation” heading in the CD&A section above. There is no threshold for this award. The actual non-equity incentive compensation payments for 2020 performance have been made according to the metrics described in the CD&A section above and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

The quantities shown in these columns represent the target and maximum quantity of shares that may be released at the end of the vesting period of PSUs deemed to have been granted in accordance with ASC 718 during 2020. There are no thresholds for these awards and the release of any shares assumes achievement of performance objectives, as described under the “Long-Term Incentive Compensation” heading in the CD&A section above. Refer to footnote (3) to the Summary Compensation Table above for additional information on the grant dates and grant date fair values of FCF-based PSUs. The PSUs granted in 2020 were granted according to the metrics described above and are included in the Summary Compensation Table in the column titled “Share Awards.” The PSUs granted on February 19, 2020 represent the portion of the PSUs issued in 2018 based on the Company’s 2017 LTI compensation payout for which performance targets were approved in 2020. Mr. Coleman’s March 6, 2020 grant includes 434,782 PSUs awarded to him in connection with his appointment to President and Chief Executive Officer. The remaining PSUs granted in 2020 were based on the Company’s 2019 LTI compensation payout.

(4)

The quantities shown in these columns consist entirely of RSUs deemed to have been granted in accordance with ASC 718 during 2020. The RSUs granted in 2020 are included in the Summary Compensation Table in the column titled “Share Awards.” The RSUs granted on June 1, 2020 represent sign-on awards granted to Dr. Apostol.

(5)

The amounts shown in this column represent the grant date fair values of the stock awards determined in accordance with ASC 718. Refer to footnote (3) of the Summary Compensation Table for additional details.

Details of the equity-based portions of the Company’s 2020 LTI compensation grants, which were approved by the Compensation & Human Capital Committee in February 2021 based on 2020 performance, are set forth for each of the eligible NEOs in the following table.

Name	Annual Long-Term Equity Incentive Compensation: PSUs and RSUs (#)(1)	Grant Date Fair Value of Annual Long-Term Equity Incentive Compensation: PSUs and RSUs ($)(2)
Blaise Coleman	1,019,313	$8,062,766
Mark Bradley	215,932	$1,708,021
Matthew J. Maletta	251,071	$1,985,971
Patrick Barry	206,544	$1,633,763
George Apostol, M.D.	112,356	$888,736

(1)

These amounts consist of PSUs and RSUs approved by the Compensation & Human Capital Committee. Of the PSUs, 50% were FCF-based and 50% were TSR-based. This table excludes LTC awards made under the Company’s LTI Program. For additional information, including with respect to vesting terms and conditions, refer to the tabular disclosure in the CD&A section above, under the heading “Individual Compensation Determination.”

(2)

The amounts shown in this column represent the grant date fair values of the awards determined in accordance with ASC 718. Refer to footnote (3) of the Summary Compensation Table for additional details on how grant dates and grant date fair values are determined.

See the CD&A section above regarding the material terms, determining amounts payable, vesting schedules and other material conditions of these grants, including the summarized performance conditions associated with Endo’s PSU awards, included under Executive Compensation Program—Long-Term Incentive Compensation—Performance Share Units.

Outstanding Equity Awards at December 31, 2020

The following table summarizes the number of securities underlying outstanding plan awards for the NEOs at December 31, 2020. Amounts in this table and the related footnotes do not include options and awards for which a grant date has not yet occurred in accordance with ASC 718.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Current Named Executive Officers:
Blaise Coleman	260,416	—	—	$7.55	10-Aug 27	—	$—	—	$—
	55,803	18,601	—	$13.19	21-Feb 27	—	$—	—	$—
	20,246	—	—	$14.30	16-May 26	—	$—	—	$—
	5,063	—	—	$50.22	23-Feb 26	—	$—	—	$—
	—	—	—	$—	—	114,338	$820,947	—	$—
	—	—	—	$—	—	—	$—	807,268	$5,983,319
Mark Bradley	33,143	—	—	$7.55	10-Aug 27	—	$—	—	$—
	13,818	4,606	—	$13.19	21-Feb 27	—	$—	—	$—
	9,536	—	—	$14.30	16-May 26	—	$—	—	$—
	5,872	—	—	$50.22	23-Feb 26	—	$—	—	$—
	2,976	—	—	$85.25	24-Feb 22	—	$—	—	$—
	6,635	—	—	$34.70	22-Feb 22	—	$—	—	$—
	3,432	—	—	$79.33	26-Feb 21	—	$—	—	$—
	3,360	—	—	$33.98	23-Feb 21	—	$—	—	$—
	—	—	—	$—	—	38,703	$277,888	—	$—
	—	—	—	$—	—	—	$—	144,743	$1,110,708
Matthew J. Maletta	260,416	—	—	$7.55	10-Aug 27	—	$—	—	$—
	54,209	18,069	—	$13.19	21-Feb 27	—	$—	—	$—
	19,140	—	—	$50.22	23-Feb 26	—	$—	—	$—
	17,394	—	—	$61.22	31-Dec 25	—	$—	—	$—
	13,403	—	—	$86.54	29-Apr 25	—	$—	—	$—
	—	—	—	$—	—	111,847	$803,061	—	$—
	—	—	—	$—	—	—	$—	390,490	$2,990,853
Patrick Barry	85,227	—	—	$7.55	10-Aug 27	—	$—	—	$—
	24,234	8,078	—	$13.19	21-Feb 27	—	$—	—	$—
	—	—	—	$—	—	52,036	$373,618	—	$—
	—	—	—	$—	—	—	$—	215,280	$1,627,371
George Apostol, M.D.	—	—	—	$—	—	45,811	$328,923	—	$—

Former Named Executive Officers:
Paul V. Campanelli (5)	971,590	—	—	$7.55	10-Aug 27	—	$—	—	$—
	382,653	127,551	—	$13.19	21-Feb 27	—	$—	—	$—
	429,645	—	—	$21.99	26-Sep 26	—	$—	—	$—
	39,875	—	—	$50.22	23-Feb 26	—	$—	—	$—
	56,920	—	—	$61.82	28-Sep 25	—	$—	—	$—
	—	—	—	$—	—	—	$—	1,823,403	$14,453,007
Terrance J. Coughlin	255,681	—	—	$7.55	10-Aug 27	—	$—	—	$—
	95,664	31,887	—	$13.19	21-Feb 27	—	$—	—	$—
	17,401	—	—	$50.22	23-Feb 26	—	$—	—	$—
	17,974	—	—	$61.82	28-Sep 25	—	$—	—	$—
	—	—	—	$—	—	144,072	$1,034,437	—	$—
	—	—	—	$—	—	—	$—	478,600	$3,681,321

(1)	The options expiring on February 21, 2027 were granted on February 21, 2017 with one-fourth vesting on each of February 21, 2018, 2019, 2020 and 2021.

(2)	These amounts consist of the following PSUs and RSUs:

Name	Grant Date	Performance Share Units		Restricted Stock Units
		Number of Unearned Shares, Units or Other Rights That Have Not Vested	Vest Dates	Number of Shares or Units of Stock That Have Not Vested	Vest Dates (Percentages Refer to Quantity Originally Granted)

Current Named Executive Officers:
Blaise Coleman	02-Apr 18	36,375	02-Apr 21	54,563	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	9,094	02-Apr 21	—	—
	29-Mar 19	89,663	29-Mar 22	59,775	33-1/3% on each of 29-Mar 2020, 21 and 22
	19-Feb 20	9,094	02-Apr 21	—	—
	06-Mar 20	663,042	06-Mar 23	—	—
Mark Bradley	02-Apr 18	13,888	02-Apr 21	20,833	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	3,472	02-Apr 21	—	—
	29-Mar 19	26,805	29-Mar 22	17,870	33-1/3% on each of 29-Mar 2020, 21 and 22
	19-Feb 20	3,473	02-Apr 21	—	—
	06-Mar 20	97,105	06-Mar 23	—	—
Matthew J. Maletta	02-Apr 18	36,375	02-Apr 21	54,563	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	9,094	02-Apr 21	—	—
	29-Mar 19	85,927	29-Mar 22	57,284	33-1/3% on each of 29-Mar 2020, 21 and 22
	19-Feb 20	9,094	02-Apr 21	—	—
	06-Mar 20	250,000	06-Mar 23	—	—
Patrick Barry	02-Apr 18	15,872	02-Apr 21	23,809	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	3,968	02-Apr 21	—	—
	29-Mar 19	42,341	29-Mar 22	28,227	33-1/3% on each of 29-Mar 2020, 21 and 22
	19-Feb 20	3,969	02-Apr 21	—	—
	06-Mar 20	149,130	06-Mar 23	—	—
George Apostol, M.D.	01-Jun 20	—	—	45,811	33-1/3% on each of 01-Jun 2021, 22 and 23

Former Named Executive Officers:
Paul V. Campanelli	02-Apr 18	200,000	02-Apr 21	—	—
	31-Jul 18	64,549	10-Aug 21	—	—
	08-Mar 19	50,000	02-Apr 21	—	—
	08-Mar 19	16,137	10-Aug 21	—	—
	31-Mar 19	448,318	29-Mar 22	—	—
	19-Feb 20	50,000	02-Apr 21	—	—
	19-Feb 20	16,139	10-Aug 21	—	—
	06-Mar 20	978,260	06-Mar 23	—	—
Terrance J. Coughlin	02-Apr 18	47,618	02-Apr 21	71,428	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	11,904	02-Apr 21	—	—
	29-Mar 19	108,966	29-Mar 22	72,644	33-1/3% on each of 29-Mar 2020, 21 and 22
	19-Feb 20	11,906	02-Apr 21	—	—
	06-Mar 20	298,206	06-Mar 23	—	—

(3)	These values were calculated by multiplying the number of unvested RSUs by the closing price of $7.18 per share on December 31, 2020.
(4)

For FCF-based PSUs, this value was calculated by multiplying the number of unvested units for which a grant date has occurred as of December 31, 2020 by the product of the closing price of $7.18 per share on December 31, 2020 and either: (i) the target payout multiple for incomplete performance periods or (ii) the expected final payout multiple associated with completed performance periods. For TSR-based PSUs, these values represent the number of shares that would be earned at target performance levels and were calculated by multiplying the number of unvested units by the closing price of $7.18 per share on December 31, 2020. The actual number of shares earned from PSUs can be between 0% and 200% of the target performance levels and depends on performance in relation to the terms of the PSUs. For additional information of the terms of the Company’s PSUs, refer to the discussion under the heading “Long-Term Incentive Compensation” in the CD&A section above.

(5)

Because Mr. Campanelli is considered retirement eligible under the Amended and Restated 2015 Stock Incentive Plan, which allows RSUs to continue to vest following a termination of service in accordance with the original vesting schedules, and because Mr. Campanelli retired as an employee effective December 31, 2020, his unvested RSUs outstanding immediately prior to his December 31, 2020 retirement were considered to be earned on December 31, 2020 and therefore excluded from the table above.

Option Exercises and Stock Vested in 2020

The following table summarizes the stock option exercises by the NEOs and share vestings during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Current Named Executive Officers:
Blaise Coleman	—	$—	164,471	$653,381
Mark Bradley	—	$—	45,327	$176,502
Matthew J. Maletta	—	$—	163,085	$648,205
Patrick Barry	—	$—	68,423	$273,430
George Apostol, M.D.	—	$—	—	$—

Former Named Executive Officers:
Paul V. Campanelli (3)	—	$—	1,671,668	$8,980,961
Terrance J. Coughlin	—	$—	217,599	$910,783
Domenico Ciarico	—	$—	88,586	$305,452

(1)

To the extent applicable, amounts in this column are calculated by multiplying the number of options exercised by the excess of the market price of the underlying securities at exercise over the exercise price of the options.

(2)	Amounts in this column were calculated by multiplying the number of shares issued in respect of awards vested by the market price of the underlying securities at vesting.
(3)

Because Mr. Campanelli is considered retirement eligible under the Amended and Restated 2015 Stock Incentive Plan, which allows RSUs to continue to vest following a termination of service in accordance with the original vesting schedules, and because Mr. Campanelli retired as an employee effective December 31, 2020, his 695,703 unvested RSUs outstanding immediately prior to his December 31, 2020 retirement were considered to be earned on December 31, 2020 and are therefore included in the Number of Shares Acquired on Vesting and Value Realized on Vesting columns of the table above. The amount for RSUs was calculated by multiplying 695,703 outstanding RSUs as of December 31, 2020 by the closing price of our ordinary shares on December 31, 2020 of $7.18. Portions of these RSUs are not eligible to be converted into ordinary shares and/or paid until after the respective original vesting dates in 2021, 2022 and 2023 (determined without regard to retirement eligibility).

2020 Nonqualified Deferred Compensation

Because Mr. Campanelli is considered retirement eligible under the Amended and Restated 2015 Stock Incentive Plan, which allows both RSUs and LTC awards to continue to vest following a termination of service in accordance with the original vesting schedules, and because Mr. Campanelli retired as an employee effective December 31, 2020, his unvested RSUs and LTC awards outstanding immediately prior to his December 31, 2020 retirement were considered to be earned on December 31, 2020 and are reflected as 2020 compensation in the Summary Compensation Table above. However, portions of these award are not eligible to be converted into ordinary shares and/or paid until after the respective original vesting dates in 2021, 2022 and 2023 (determined without regard to retirement eligibility). Amounts that have otherwise been earned but will not be converted into ordinary shares and/or paid under the plan until after the original vesting dates are considered nonqualified deferred compensation beginning on the December 31, 2020 retirement date and are reported in the table below solely because of the awards’ delayed settlement dates.

Name	Executive Contributions in 2020 ($)	Registrant Contributions in 2020 ($)(1)	Aggregate Earnings in 2020 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2020 ($)(2)

Former Named Executive Officers:
Paul V. Campanelli	$—	$8,745,148	$—	$—	$8,745,148

(1)

Represents amounts related to outstanding RSUs and LTC awards that were considered to be earned by Mr. Campanelli upon his December 31, 2020 retirement date that were not yet eligible to be converted into ordinary shares and/or paid as of December 31, 2020. The amount for RSUs was calculated by multiplying 695,703 outstanding RSUs as of December 31, 2020 by the closing price of our ordinary shares on December 31, 2020 of $7.18.

(2)

Includes the remaining unpaid balance relating to RSUs and LTC awards issued and reported as compensation in the Summary Compensation Table. Of this amount: (i) $4,995,148, representing the balance related to RSUs, relates to amounts that were reported as compensation in the Summary Compensation table in years prior to 2020 and (ii) $3,750,000, representing the balance related to LTC awards, was reported as compensation in the Summary Compensation Table in 2020.

Potential Payments Upon Termination or Change in Control

The following table shows the potential payments to the NEOs upon termination or change of control (COC) as if such event(s) took place on December 31, 2020. The amounts reflected in this table were determined using each NEO’s then-existing employment agreement, individual award agreements, the respective equity plan(s) to which each award relates and/or other compensatory arrangements. Dr. Apostol’s compensation is paid in euros and has been converted into U.S. dollars using the same conversion rate used for 2020 compensation in the Summary Compensation Table, as further described above. The equity award acceleration amounts in the table that follows were calculated using the closing price of our ordinary shares on December 31, 2020 of $7.18.

Name	Cash Separation Payment ($)(1)	Health and Welfare and Life Insurance Benefits ($)(2)	Disability Insurance Benefits ($)(3)	Acceleration of Equity Awards (in the money value at December 31, 2020) ($)(4)	Value of Term Life Insurance ($)(5)

Termination for Cause, Resignation or Retirement
Blaise Coleman	$—	$—	$—	$—	$—
Mark Bradley	$—	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—	$—
Patrick Barry	$—	$—	$—	$—	$—
George Apostol, M.D.	$—	$—	$—	$—	$—

Death
Blaise Coleman	$1,621,800	$29,108	$—	$6,225,369	$1,000,000
Mark Bradley	$583,292	$29,108	$—	$1,167,561	$756,000
Matthew J. Maletta	$620,100	$25,398	$—	$3,215,017	$1,000,000
Patrick Barry	$587,664	$29,108	$—	$1,748,380	$872,000
George Apostol, M.D.	$424,709	$—	$—	$328,923	$2,054,630

Disability
Blaise Coleman	$1,621,800	$47,437	$1,340,000	$—	$—
Mark Bradley	$583,292	$46,887	$790,000	$—	$—
Matthew J. Maletta	$620,100	$40,003	$940,000	$—	$—
Patrick Barry	$587,664	$47,148	$680,000	$—	$—
George Apostol, M.D.	$424,709	$35,004	$656,394	$—	$—

Change of Control
Blaise Coleman	$—	$—	$—	$—	$—
Mark Bradley	$—	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—	$—
Patrick Barry	$—	$—	$—	$—	$—
George Apostol, M.D.	$—	$—	$—	$—	$—

Termination Without Cause or Quit for Good Reason
Blaise Coleman	$8,413,467	$47,437	$—	$4,002,112	$—
Mark Bradley	$3,313,031	$46,887	$—	$323,642	$—
Matthew J. Maletta	$4,308,433	$40,003	$—	$909,139	$—
Patrick Barry	$3,469,331	$47,148	$—	$502,309	$—
George Apostol, M.D.	$2,796,482	$35,004	$—	$—	$—

Termination Without Cause or Quit for Good Reason Within 24 Months After Change of Control
Blaise Coleman	$10,113,467	$71,156	$—	$6,225,369	$—
Mark Bradley	$3,313,031	$46,887	$—	$1,167,561	$—
Matthew J. Maletta	$4,308,433	$40,003	$—	$3,215,017	$—
Patrick Barry	$3,469,331	$47,148	$—	$1,748,380	$—
George Apostol, M.D.	$2,796,482	$35,004	$—	$328,923	$—

(1)

Upon termination for Death or Disability (as defined in the applicable employment agreement), the Cash Separation Payment includes each NEO’s pro-rated bonus for the year of termination (based on actual results). For all NEOs other than Mr. Coleman, in the event of a Termination Without Cause or a Quit for Good Reason or a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC (as each such term is defined in the applicable employment agreement), subject to the respective NEO executing and not revoking a release of claims, the Cash Separation Payment includes an amount equal to two times the sum of the NEO’s current base salary and target annual cash incentive compensation, payable in a lump-sum, plus the respective NEO’s pro-rated bonus for the year of termination (based on actual results), plus the unvested portion of the 2019 LTC awards, plus the unvested portion of the 2020 continuity compensation arrangements. In the event of a Termination Without Cause or a Quit for Good Reason, Mr. Coleman would receive (i) the same Cash Separation Payment as the other NEOs, plus (ii) the unvested portion of his LTC award granted in connection with his promotion in March of 2020. In the event of a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC, Mr. Coleman would receive: (i) the same Cash Separation Payment as the other NEOs except that Mr. Coleman would receive three times his current base salary and target annual cash incentive compensation, payable in a lump-sum; plus (ii) the unvested portion of his LTC award granted in connection with his promotion in March of 2020. In addition to the Cash Separation Payment reported in the table above, all NEOs would receive any earned or accrued but unpaid compensation as of their respective termination dates.

(2)

Upon a termination for Disability, a Termination Without Cause or a Quit for Good Reason or a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC, and subject to the respective NEO executing and not revoking a release of claims, health and welfare benefits, including medical, dental and vision, as well as life insurance benefits would continue to be provided on a monthly basis to each NEO (and his eligible dependents, if applicable) for a period of 24 months subsequent to the termination date except that, in the case of a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC for Mr. Coleman, these benefits would be provided for a period of 36 months. In the event of a termination upon Death, the NEO’s eligible descendants would receive 24 months of continued health and welfare benefits, including medical, dental and vision, for a period of 24 months.

(3)

Upon Disability of any of the NEOs, disability insurance benefits would be paid to the NEO equal to the excess of 24 months’ base salary over his respective disability benefits. As of December 31, 2020, the disability insurance benefits for Mr. Coleman, Mr. Bradley and Mr. Maletta each totaled $15,000 per month. For Mr. Barry and Dr. Apostol, the disability insurance benefits totaled $17,500 per month and $19,024 per month, respectively. The amount represented in the table above is the difference between each NEO’s monthly base salary and his respective monthly disability insurance benefit over a 24-month period.

(4)	The provisions governing acceleration of equity awards are discussed separately for each scenario below, as follows:
(a)	Upon Termination for Cause or Voluntary Resignation—all unvested equity held by our NEOs is forfeited and no amounts have been included under this scenario.
(b)

Upon Retirement—for retirement eligible NEOs, upon retirement, none of their respective outstanding and unvested equity awards would accelerate; rather, their unvested equity awards would continue to vest in accordance with the applicable terms.

(c)

Upon Death—each of the NEO’s outstanding and unvested RSUs and stock options would accelerate and become immediately vested and, if applicable, exercisable. Each of the NEO’s outstanding and unvested PSUs would accelerate and become immediately vested and deemed to be earned at target performance levels.

(d)

Upon Disability—for each NEO, none of their respective outstanding and unvested equity awards would accelerate; rather, their unvested equity awards would continue to vest in accordance with the applicable terms.

(e)

Upon a COC—for each NEO, outstanding and unvested PSUs, RSUs and stock options would not accelerate upon a COC without termination as these awards require a “double trigger” in order for such awards to accelerate and become immediately vested and, if applicable, exercisable. Generally, with respect to each outstanding equity award that is not assumed or substituted in connection with a COC, (i) such equity award would become fully vested and, if applicable, exercisable, (ii) the restrictions and conditions applicable to any such equity award would lapse and (iii) PSUs would be settled based on the greater of actual performance and target performance.

(f)

Upon a Termination Without Cause or a Quit for Good Reason—Mr. Coleman’s initial PSUs granted in connection with his promotion in March 2020 would accelerate and become immediately vested at target levels at the time of termination. All other PSUs granted to NEOs would accelerate and become immediately vested on a pro-rated basis for service actually completed during the performance period based upon actual performance levels. For purposes of the values represented in the table above, target performance has been assumed on a pro-rata basis.

(g)

Upon a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC—each of the NEO’s outstanding and unvested RSUs and stock options would accelerate and become immediately vested and, if applicable, exercisable. Each of the NEO’s outstanding and unvested PSUs, to the extent assumed or substituted, would accelerate and become immediately vested and deemed to be earned at the greater of actual performance levels or target performance levels. For purposes of the values represented in the table above, target performance has been assumed.

(5)

Each of our NEOs is covered by term life insurance policies, the premiums for which are reimbursed by the Company. To the extent such premiums for these term life insurance policies are required to be included in the Summary Compensation Table, they are listed above in the “All Other Compensation” table. The amounts included above represent the death benefits that would be received from the insurance provider under these life insurance policies.

Mr. Campanelli transitioned from the role of Chief Executive Officer and President in March 2020 and remained employed by the Company until December 31, 2020. During this succession planning and transition period, the terms and conditions of his compensation were governed by a Letter Agreement with Mr. Campanelli. Because Mr. Campanelli is considered retirement eligible under the Amended and Restated 2015 Stock Incentive Plan, his LTI awards will continue to vest following his retire-

ment in accordance with the original vesting schedules. Under his original employment agreement, Mr. Campanelli is also entitled to continued health and welfare benefits, including medical, dental and vision, as well as life insurance benefits for himself and his dependents from the date of his retirement until he reaches age 70. The estimated cost of continued coverage is $235,856.

Mr. Coughlin entered into a separation agreement in November 2020. Upon the termination of his employment effective March 1, 2021, Mr. Coughlin was entitled to payments and benefits as defined in the separation agreement. In addition to the payment of any accrued but unpaid base salary and accrued but unused paid time off as of the termination date, Mr. Coughlin received $2,235,500 in cash severance upon his departure. In addition, he received his 2020 annual cash incentive compensation payment as disclosed in the Summary Compensation table under the Non-Equity Incentive Plan Compensation column. Mr. Coughlin is also entitled to the pro-rata portion of his 2021 annual cash incentive compensation payment, based on actual performance, and payable in a lump sum on or prior to March 15, 2022. The separation agreement also provides for vesting of 107,750 RSUs and $228,625 in long-term cash awards, as well as the payout of 220,308 shares associated with outstanding PSUs, representing pro-rated vestings based on actual performance. Based on the $7.51 closing price of Endo’s shares on March 1, 2021 (the date of Mr. Coughlin’s termination) the shares issued with respect to these RSUs and PSUs had a combined value of approximately $2,463,716. The separation agreement also provides for 24 months of benefits continuation for the former executive and his dependents valued at $47,437. The separation agreement also provides for 12 months of outplacement services valued at up to $9,000. Mr. Coughlin continues to be subject to the post-termination restrictive covenants, including with respect to non-competition and non-solicitation, provided for in his employment agreement with the Company.

Mr. Ciarico entered into a separation agreement in November 2020. Upon the termination of his employment effective December 1, 2020, Mr. Ciarico was entitled to payments and benefits as defined in the separation agreement. In addition to the payment of any accrued but unpaid base salary and accrued but unused paid time off as of the termination date, Mr. Ciarico received $1,275,000 in cash severance upon his departure. In addition, he received the pro-rata portion of his 2020 annual cash incentive compensation payment as disclosed in the Summary Compensation table under the Non-Equity Incentive Plan Compensation column. Mr. Ciarico also received a cash payment of $187,500, representing the final installment of his 2019 cash continuity compensation arrangement. The separation agreement also provides for vesting of 4,047 RSUs and $79,167 in long-term cash awards, as well as vesting and settlement of 15,775 shares associated with outstanding PSUs, representing pro-rated vesting based on actual performance in accordance with the underlying award agreement. Based on the $5.12 closing price of Endo’s shares on December 1, 2020 (the date of Mr. Ciarico’s termination) the shares issued with respect to these RSUs and PSUs had a combined value of approximately $101,489. The separation agreement also provides for 24 months of benefits continuation for the former executive and his dependents valued at $45,741. The separation agreement also provides for cash payments of $9,000 in lieu of 12 months of outplacement services, as well as for financial planning and tax preparation services up to a maximum cost of $15,000. Mr. Ciarico continues to be subject to the post-termination restrictive covenants, including with respect to non-competition and non-solicitation, provided for in his employment agreement with the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information is being provided, summarizing the relationship of the annual total compensation of Endo employees and the annual total compensation of our President and Chief Executive Officer, Mr. Coleman, for 2020:

▪

the annual total compensation of the employee identified as the median employee of our Company (other than our President and Chief Executive Officer) was $68,272, calculated in accordance with the rules applicable to the Summary Compensation Table; and

▪	the annual total compensation of the President and Chief Executive Officer as reported in the Summary Compensation Table was $7,169,703.

Based on this information, the CEO Pay Ratio of the annual total compensation of Mr. Campanelli to the annual total compensation of the employee identified as the median employee is approximately 105 to 1 for 2020.

For the purpose of identifying Endo’s median employee annual total compensation, as permitted by SEC rules and regulations, we considered the Company’s U.S., India and Canada employee populations, consisting of 3,255 total employees as of December 31, 2020 (1,903, 1,259 and 93, respectively, in each jurisdiction including full- and part-time, seasonal and temporary employees, including employees on a leave of absence as of December 31, 2020). We excluded from this calculation 75 employees in the aggregate employed by us in the following non-U.S. jurisdictions: Ireland/UK (total of 73 employees) and Luxembourg (total of two employees). The de minimis number of excluded non-U.S. employees, in the aggregate, represents less than 5% of our total employee population.

The compensation measure consistently applied to this population of employees included the sum of base salary, overtime, paid time off, annual bonus, other bonuses and long-term incentive compensation, as applicable for the period from January 1, 2020 through December 31, 2020. We converted the aggregate value of each India- and Canada-based employee’s compensation to U.S. dollars using the conversion rates in effect as of December 31, 2020.

This information is being provided for compliance purposes. Neither the Compensation & Human Capital Committee nor management of the Company used the pay ratio measure in making compensation decisions.

Proposal 3: Renewal of the Board’s Existing Authority to Issue Shares under Irish Law

Summary

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2020 Annual Meeting, is to issue up to 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2020, which authority will expire on December 11, 2021, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s existing authority to issue authorized but unissued shares on the terms set forth below, which are in line with customary practice in Ireland. If this proposal is not approved, the Company will have a limited ability to issue new ordinary shares after December 11, 2021.

It is customary practice in Ireland to seek shareholder authority to issue an aggregate number of shares up to 33% of the company’s issued share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with that customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital as of April 12, 2021 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from the Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under the Articles of Association pursuant to the terms set forth below. In addition, because we are a Nasdaq-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of Nasdaq and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on Nasdaq. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The text of the resolution in respect of Proposal 3 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021 of the Companies Act 2014 to exercise all the powers of the Company to allot relevant securities (within the meaning of the said section 1021 of the Companies Act 2014) up to an aggregate nominal amount of approximately $7,699 (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 12, 2021 (the latest practicable date before this Proxy Statement)). The authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company; provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to renew the authorization of the Board to issue shares.

The Board of Directors recommends a vote FOR the renewal of its existing authority to issue shares under Irish law.

Proposal 4: Renewal of the Board’s Existing Authority to Opt-Out of Statutory Pre-Emption Rights under Irish Law

Summary

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). At the 2020 Annual Meeting, our shareholders granted the Board authority to opt out of pre-emption rights with such authority to expire on December 11, 2021, unless previously renewed, varied or revoked. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash if the issuance is limited to up to 10% of a company’s issued ordinary share capital and provided that the authority granted in respect of 5% of such issued share capital is used only for the purposes of an acquisition or a specified capital investment. It is also customary practice for such authority to be limited to a period of 12 to 18 months.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash without applying statutory pre-emption rights, up to a maximum of approximately 10% of the Company’s issued share capital as of April 12, 2021 (the latest practicable date before this proxy statement), provided that the authority granted in respect of 5% of such issued share capital is used for the purposes of an acquisition or a specified capital investment. The proposed authority is for a period expiring on the date which is 18 months from our Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 3, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under the Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash after December 11, 2021, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on Nasdaq. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution, as required under Irish law) is as follows:

RESOLVED, that, subject to and conditional on the passing of the resolution in respect of Proposal 3 as set out above and with effect from the passing of this resolution, the directors be and they are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal 3 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of approximately $2,333 (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 12, 2021 (the latest practicable date before this Proxy Statement)) provided that, with respect to equity securities up to an aggregate nominal value of $1,167 (being equivalent to approximately 5% of the issued ordinary share capital as of April 12, 2021), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

Vote Required

75% of the votes cast at the Annual Meeting will be required to renew the authorization of the Board to opt-out of statutory pre-emption rights. In addition, this proposal is conditioned upon the approval of Proposal 3, as required by Irish law.

The Board of Directors recommends a vote FOR the renewal of the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law.

Proposal 5: Approval of Appointment of Independent Registered Public Accounting Firm and Authorization to Determine the Firm’s Remuneration

The Audit & Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the books, financial records and internal controls of the Company for the year ending December 31, 2021, based on the Audit & Finance Committee’s belief that such selection is in the best interest of the Company and its shareholders.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to a company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit & Finance Committee is involved in the selection of the lead audit partner under this rotation policy.

The Company is asking its shareholders to approve the appointment of PwC as the Company’s independent registered public accounting firm for 2021 and to authorize the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

A representative of PwC is expected to be available during the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Fees Paid to the Independent Registered Public Accounting Firm

PwC has served as the Company’s independent registered public accounting firm since 2014. The table that follows summarizes the aggregate fees for services PwC provided during 2020 and 2019:

	2020	2019
Audit Fees(a)	$6,832,578	$6,637,457
Audit-Related Fees(b)	350,300	537,800
Tax Fees(c)	1,575,243	1,308,196
All Other Fees(d)	85,490	105,940

Total	$8,843,611	$8,589,393

a	Audit fees in 2020 and 2019 related to:
▪	Audit of the Company’s annual financial statements;
▪	Evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting;
▪	Reviews of the Company’s quarterly financial statements;
▪	Statutory audits for the Company and certain of its subsidiaries; and
▪	Comfort letters, consents and other services related to debt issuances and other SEC matters.
b	Audit-related fees in 2020 and 2019 related to:
▪	Attestation services requested by management;
▪	Due diligence services;
▪	Pre- or post- implementation reviews of processes or systems; and
▪	Other services related to accounting and financial reporting.
c	Tax fees in 2020 and 2019 related to:
▪	Tax compliance;
▪	Statutory tax return preparation and review; and
▪	Tax planning and advice, including advice related to the impact of changes in tax laws.
d	All other fees in 2020 and 2019 principally includes compliance advisory services and subscriptions to knowledge tools.

In considering the nature of the services provided by PwC, the Audit & Finance Committee determined that such services are compatible with the provision of independent audit services. The Audit & Finance Committee discussed these services with PwC and Endo management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the standards adopted by the Public Company Accounting Oversight Board (PCAOB).

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit & Finance Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit & Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit & Finance Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

1.

Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting. This category also includes work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters.

2.

Audit-related services are for assurance and related matters that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, carve-out audits and employee benefit plan audits. This category also includes other services and discussion related to the proper application of financial accounting and/or reporting standards.

3.

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax-related activities, primarily in the area of mergers and acquisitions; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	Other fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit & Finance Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit & Finance Committee requires the independent registered public accounting firm to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit & Finance Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit & Finance Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit & Finance Committee at its next scheduled meeting.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve the appointment of the Company’s independent registered public accounting firm and the authorization of the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

The Audit & Finance Committee and the Board of Directors recommend a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 and the authorization of the Board, acting through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration.

Audit & Finance Committee Report

The Audit & Finance Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 with the management of the Company and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Further, the Audit & Finance Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the audited consolidated financial statements as of and for the year ended December 31, 2020.

The Audit & Finance Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to PricewaterhouseCoopers LLP’s independence from the Company, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit & Finance Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit & Finance Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit & Finance Committee has also discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it has deemed appropriate.

The Audit & Finance Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit & Finance Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit & Finance Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit & Finance Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2020 and management’s assessment of the effectiveness of Endo International plc’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. The Audit & Finance Committee has selected, and the Board of Directors has approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Submitted by the Audit & Finance Committee of the Company’s Board of Directors.

Members of the Audit & Finance Committee:

Shane M. Cooke (Chair)

Mark G. Barberio (Member)

Jennifer M. Chao (Member)

William P. Montague (Member)

The above Audit & Finance Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit & Finance Committee Report by reference therein.

Other Information Regarding the Company

No Dissenters’ Rights

The corporate action described in this Proxy Statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Other Matters

As of the date of this Proxy Statement, the Board knows of no other matters to be presented for shareholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board.

Annual Report/Form 10-K

The Company will provide, without charge, to each person solicited by this Proxy Statement, at the written request of any such person, a copy of the 2020 Annual Report on Form 10-K as filed with the SEC and any amendments thereto. Such written request should be directed to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Shareholder Proposals for the 2022 Annual General Meeting

The Articles of Association require that, for business to be properly brought by a shareholder before an annual general meeting, such shareholder must have given timely notice thereof (in accordance with article 88.2 of the Articles of Association, which section is summarized below), along with other specified material, in proper written form to the Company Secretary. Any shareholder who wishes to make a proposal should obtain a copy of the relevant section of the Articles of Association from the Company Secretary. Any notice for proposed items of business (other than a proposal pursuant to Rule 14a-8) that is not received within the timeframe provided in the following paragraph will be considered untimely under Rule 14a-4(c) under the Exchange Act and will not be presented at the annual general meeting.

In addition, the Articles of Association require that any shareholder who wishes to submit a nomination for director at an annual general meeting under article 147.1(b) must have given timely notice thereof pursuant to article 88.2, which notice must also comply with the information requirements specified in article 147.3 of the Articles of Association relating to shareholder nominations. To be timely in the case of the 2022 Annual General Meeting, a shareholder’s notice to the Company Secretary must be received at the registered office of the Company no earlier than March 12, 2022 and no later than April 11, 2022. Any shareholder who wishes to make a nomination should obtain a copy of the relevant section of the Articles of Association from the Company Secretary.

Proposals of shareholders intended to be included in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act at the 2022 Annual General Meeting must be received by us at our registered office addressed to the Company Secretary no later than December 30, 2021.

All proposals should be addressed to the Company Secretary, Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER ANNUAL GENERAL MEETING TO BE HELD ON JUNE 10, 2021

The Proxy Statement for the Annual Meeting and 2020 Annual Report on Form 10-K are available at https://investor.endo.com/.

By Order of the Board of Directors,

Matthew J. Maletta

Executive Vice President,

Chief Legal Officer and

Company Secretary

Dublin, Ireland

April 29, 2021

Endo International plc,

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number—534814

Directors: Paul Victor Campanelli (USA), Mark Gilbert Barberio (USA), Jennifer M. Chao (USA), Blaise Coleman (USA), Shane Martin Cooke (Ireland), Nancy June Hutson (USA), Michael Hyatt (USA), Roger Hartley Kimmel (USA), William Patrick Montague (USA), Mary Christine Smith (USA).

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and ENDO INTERNATIONAL PLC follow the instructions to obtain your records and to create an electronic voting FIRST FLOOR, MINERVA HOUSE instruction form. SIMMONSCOURT ROAD, BALLSBRIDGE DUBLIN 4, IRELAND ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ATTN: MATTHEW J. MALETTA If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, Form 10-K, shareholder letters, annual reports and Irish statutory accounts electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D41329-P49443 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDO INTERNATIONAL PLC The Board of Directors recommends you vote “FOR” the election of all of the following Directors to serve until the next Annual General Meeting of Shareholders or until their successors are duly elected and qualified: 1. Election of Directors to serve until the next Annual General Meeting of the Shareholders The Board of Directors recommends you vote “FOR” the following For Against Abstain Nominees: For Against Abstain proposals: 1a. Mark G. Barberio 2. To approve, by advisory vote, named executive officer compensation. 1b. Jennifer M. Chao 3. To renew the Board’s existing authority to issue shares under Irish law. 1c. Blaise Coleman 4. To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law. 1d. Shane M. Cooke 5. To approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 and to authorize the Board of Directors, acting 1e. Nancy J. Hutson, Ph.D. through the Audit & Finance Committee, to determine the independent registered public accounting firm’s remuneration. 1f. Michael Hyatt 1g. William P. Montague 1h. M. Christine Smith, Ph.D. This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted “FOR” election of all the Directors, “FOR” Proposals 2, 3, 4 and 5 and as said proxies deem advisable on such other matters as may properly come before the Annual General Meeting and any adjournment(s) or postponement(s) thereof. Name: [PLEASE PRINT NAME] ___________________________ Address: ______________________________________ Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2021 ANNUAL GENERAL MEETING ADMISSION TICKET ENDO INTERNATIONAL PLC 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS Thursday, June 10, 2021 8:00 a.m. (Local Time) ENDO INTERNATIONAL PLC First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement, Endo International plc 2020 Annual Report on Form 10-K and Irish Statutory Accounts are or will become available at www.proxyvote.com. D41330-P49443 ENDO INTERNATIONAL PLC 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS THURSDAY, JUNE 10, 2021 8:00 A.M. (LOCAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned ordinary shareholder of Endo International plc, an Irish registered company, hereby (1) acknowledges receipt of the Notice of Annual General Meeting of Shareholders and accompanying Proxy Statement and (2) appoints, as proxies, Blaise Coleman and Mark T. Bradley, each of c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (or either of them) or, if the below table is completed by the undersigned ordinary shareholder, the person(s) named in the first column of the following table with an address as set out in the second column of the following table: Name of Proxy Address of Proxy (If you choose to appoint alternative proxies, please complete the above table with the name and address of such proxies. In default of such completion Blaise Coleman and Mark T. Bradley or either of them shall be your proxies.) each with full power of substitution, to attend, speak and vote on behalf of the undersigned as designated on the reverse side, all the ordinary shares of Endo International plc held of record by the undersigned at the close of business on April 12, 2021, at the Annual General Meeting of Shareholders to be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, on June 10, 2021, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side)